UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2004

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

                During the quarter ended October 31, 2004, Casella Waste Systems, Inc. (“Casella”) divested the assets of Data Destruction Services, Inc. (“Data Destruction”), a wholly owned subsidiary of Casella.  As a result of this divestiture, the operations related to Data Destruction were reclassified from continuing operations to discontinued operations in fiscal 2000, 2001, 2002, 2003 and 2004 effective as of the date of filing of Casella's Quarterly Report on Form 10-Q for the period ended October 31, 2004, as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Such change in classification was reported in Casella’s Quarterly Report on Form 10-Q for the period ended October 31, 2004.  Accordingly, Casella is filing this Current Report on Form 8-K to restate its consolidated financial statements for each of the three years in the period ended April 30, 2004 to reflect the reclassification of the operations related to Data Destruction from continuing operations to discontinued operations.  In connection with this reclassification, Casella is updating the following information that appeared in its Annual Report on Form 10-K for the fiscal year ended April 30, 2004:

•         Business;

•         Selected Consolidated Financial and Operating Data;

•         Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•         Consolidated Financial Statements and Related Notes; and

•         Consent of Independent Registered Public Accounting Firm.

                This Current Report on Form 8-K does not reflect events occurring after the filing of the original Annual Report on Form 10-K for the fiscal year ended April 30, 2004, and does not modify or update the disclosures therein in any way, other than as required to reflect the changes in continuing operations as described above and set forth below.

BUSINESS

Casella Waste Systems, Inc. is a vertically-integrated regional solid waste services company that provides collection, transfer, disposal and recycling services to residential, industrial and commercial customers, primarily in the eastern United States.  We believe we are currently the number one or number two provider of solid waste collection services in 80% of the areas served by our collection divisions.  As of June 14, 2004, we owned and/or operated eight Subtitle D landfills, two landfills permitted to accept construction and demolition materials, 37 solid waste collection operations, 34 transfer stations, 39 recycling facilities, one waste-to-energy facility and a 50% interest in a joint venture that manufactures, markets and sells cellulose insulation made from recycled fiber.

Overview of Our Business

Background.    Casella Waste Systems, Inc. a Delaware Corporation, was founded in 1975 as a single truck operation in Rutland, Vermont and subsequently expanded to include operations in New Hampshire, Maine, upstate New York, northern Pennsylvania and eastern Massachusetts. In 1993, we initiated an acquisition strategy to take advantage of anticipated reductions in available landfill capacity in Vermont and surrounding states due to increasing environmental regulation and other market forces driving consolidation in the solid waste services industry. In 1995, we expanded our operations from Vermont and New Hampshire to Maine with the acquisition of the companies comprising New England Waste Services of ME, Inc., and in January 1997 we established a market presence in upstate New York and northern Pennsylvania through our acquisition of Superior Disposal Services, Inc.’s business. From May 1, 1994 through December 30, 1999, we acquired 161 solid waste businesses, including five Subtitle D landfills.

In 1997, we raised $50.2 million from the initial public offering of shares of our Class A common stock. In 1998, we raised an additional $41.3 million through a follow-on public offering of an additional 1.6 million shares of Class A common stock. In August 2000, we sold 55,750 shares of our Series A redeemable convertible preferred stock to Berkshire Partners LLC, an investment firm, and other investors for $55.8 million.

KTI Acquisition and Restructuring.    In December 1999, we acquired KTI, an integrated provider of waste processing services, for aggregate consideration of $340.0 million. KTI represented a unique opportunity to acquire disposal capacity and collection operations in our primary market area and in contiguous markets in eastern Massachusetts, as well as other businesses which fit within our operating strategy. KTI assets which we considered core to our operations included the following:

•   A majority interest in Maine Energy Recovery Company, Limited Partnership, a waste-to-energy facility which provided us with important additional disposal capacity in our Eastern region and which generates electric power for sale. We subsequently acquired the remaining ownership interest in this facility;

•   FCR, which consisted of 18 recycling facilities (now 23) that process and market recyclable materials under long-term contracts with municipalities and commercial customers. FCR also included a brokerage business;

•   Transfer and collection operations which were “tuck-ins” to our existing Maine operations; and

•   Cellulose insulation plants which manufacture cellulose insulation for use in residential dwellings and manufactured housing and which consume significant fiber produced from the residential recycling business of FCR.

Following our acquisition of KTI in December 1999 through 2002, we focused on the integration of KTI and the divestiture of non-core KTI assets, which included tire recycling assets, commercial recycling facilities, mulch recycling, certain waste-to-energy facilities in Florida and Virginia, a waste-to-oil remediation facility and a broker and a processor of high density polyethylene. We also sold our majority interest in Penobscot Energy Recovery Company, LP (“PERC”), which we acquired as part of KTI.  As part of this divestiture program, in the fourth quarter of fiscal year 2001, we incurred non-recurring charges of $111.7 million, of which $90.6 million were non-cash, relating to the impairment of goodwill from the acquisition of KTI, the closure of certain facilities, severance payments to terminated employees and losses on sale of non-core assets. We have completed the divestiture program for aggregate consideration of $107.6 million, including cash proceeds of $61.7 million which were used to reduce our indebtedness.

In September 2002, we transferred our export brokerage operations to former employees who had been responsible for managing that business. Effective April 1, 2004, we completed the sale of the export brokerage operations for total consideration of approximately $5.0 million.  The gain on the sale amounted to approximately $1.1 million. In June 2003, we transferred our domestic brokerage operations and a commercial recycling business to employees who managed those businesses, in exchange for notes receivable amounting up to $6.9 million.

Solid Waste Operations

Our solid waste operations comprise a full range of non-hazardous solid waste services, including collection operations, transfer stations, material recycling facilities and disposal facilities.

Collections.    A majority of our commercial and industrial collection services are performed under one-to-three-year service agreements, with prices and fees determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of solid waste collected, distance to the disposal or processing facility and cost of disposal or processing. Our residential collection and disposal services are performed either on a subscription basis (i.e., with no underlying contract) with individuals, or through contracts with municipalities, homeowner associations, apartment building owners or mobile home park operators.

Transfer Stations.    Our transfer stations receive, compact and transfer solid waste collected primarily by various collection operations, for transport to disposal facilities by larger vehicles. We believe that transfer stations benefit us by: (1) increasing the size of the wastesheds which have access to our landfills; (2) reducing costs by improving utilization of collection personnel and equipment; and (3) helping us build relationships with municipalities and other customers by providing a local physical presence and enhanced local service capabilities.

Material Recycling Facilities.    Our material recycling facilities, or MRFs, receive, sort, bale and resell recyclable materials originating from the municipal solid waste stream, including newsprint, cardboard, office paper, containers and bottles. Through FCR, we operate 20 MRFs in geographic areas not served by our collection divisions or disposal facilities and three in geographic areas served by our collection divisions. Revenues are received from municipalities and customers in the form of processing and tipping fees and commodity sales. These MRFs are large scale, high-volume facilities that process recycled materials delivered to them by municipalities and commercial customers under long-term contracts. We also operate MRFs as an integral part of our core solid waste operations, which generally process recyclables collected from our various residential collection operations. This latter group is concentrated primarily in Vermont, as the public sector in other states within our core solid waste services market area has generally maintained primary responsibility for recycling efforts.

Disposal Facilities.    We dispose of solid waste at our landfills and at our waste-to-energy facility.

Landfills.    The following table (in thousands) reflects landfill capacity and airspace changes, as measured in tons, as of April 30, 2002, 2003 and 2004, for landfills we operated during the years then ended:

	April 30, 2002			April 30, 2003			April 30, 2004
	Estimated Remaining Permitted Capacity in Tons (1)	Estimated Additional Permittable Capacity in Tons (1)(3)	Estimated Total Capacity	Estimated Remaining Permitted Capacity in Tons (1)	Estimated Additional Permittable Capacity in Tons (1)(3)	Estimated Total Capacity	Estimated Remaining Permitted Capacity in Tons (1)(2)	Estimated Additional Permittable Capacity in Tons (1)(2)(3)	Estimated Total Capacity
Balance, beginning of period	6,996	2,968	9,964	8,951	17,185	26,136	7,313	22,314	29,627
Acquisitions	—	—	—	607	422	1,029	9,609	28,353	37,962
New expansions pursued (4)	—	17,201	17,201	(183)	5,663	5,480	—	225	225
Permits granted	3,334	(2,962)	372	—	—	—	97	—	97
Airspace consumed	(1,232)	—	(1,232)	(1,373)	—	(1,373)	(1,840)	—	(1,840)
Changes in engineering estimates	(147)	(22)	(169)	(689)	(956)	(1,645)	128	(555)	(427)
Balance, end of period	8,951	17,185	26,136	7,313	22,314	29,627	15,307	50,337	65,644

(1)          We convert estimated remaining permitted capacity and estimated additional permittable capacity from cubic yards to tons by assuming a compaction factor equal to the historic average compaction factor applicable to the respective landfill over the last three fiscal years. In addition to a total capacity limit, certain permits may place a daily and/or annual limit on capacity.

(2)          Includes capacity of 280,000 tons at our NCES landfill which we are currently utilizing and an additional 225,000 tons of capacity within the original 51 acres which is deemed permittable.  Our right to utilize approximately 1.1 million tons of additional capacity outside of the original 51 acres was recently limited by the New Hampshire Supreme Court.

(3)          Represents capacity which we have determined to be “permittable” in accordance with the following criteria: (i) we control the land on which the expansion is sought; (ii) all technical siting criteria have been met or a variance has been obtained or is reasonably expected to be obtained; (iii) we have not identified any legal or political impediments which we believe will not be resolved in our favor; (iv) we are actively working on obtaining any necessary permits and we expect that all required permits will be received within the next two to five years; and (v) senior management has approved the project.

(4)          Does not include certain expansion capacity which we are seeking at our NCES and Hyland landfills.  Since expansion capacity at our NCES landfill has been the subject of litigation, the capacity associated with the litigation, 1.1 million tons with an estimated useful life of 8.5 years, has been omitted. We have also omitted an additional approximately 5.0 million tons of capacity having an estimated useful life of 22.5 years at our Hyland landfill which is subject to a local permissive expansion referendum targeted for calendar year 2004 and our receipt of necessary permits.

NCES.    The North Country Environmental Services (“NCES”) landfill located in Bethlehem, New Hampshire serves the northern and central wastesheds of New Hampshire and certain contiguous Vermont and Maine wastesheds. Since the purchase of this landfill in 1994, we have consistently experienced expansion opposition from the local town through enactment of restrictive local zoning and planning ordinances. In each case, in order to access additional permittable capacity, we have been required to assert our rights through litigation in the New Hampshire court system. In July 2000, we received approval for approximately 600,000 tons of additional capacity, which we expect to last through June 2005. In addition, we have received state approval for an additional use of approximately 1.1 million tons, outside the original 51 acres, which has been limited by a ruling of the New Hampshire Supreme Court.

Waste USA.    The Waste USA landfill is located in Coventry, Vermont and serves the major wastesheds associated with the northern two-thirds of Vermont. The landfill is permitted to accept all residential and commercially produced municipal solid waste, including pre-approved sludges, and construction and demolition debris. Since our purchase of this landfill in 1995, we have expanded the capacity of this landfill which we expect to last through approximately fiscal year 2006. We are currently in the process of applying for approximately 5.1 million tons of additional capacity which, at the current usage rate, would add an additional 20 years of capacity.  We expect to receive the permit for this additional capacity in fiscal year 2005.

Clinton County.    The Clinton County landfill, located in Schuyler Falls, New York, is leased from Clinton County pursuant to a 25-year lease which expires in 2021. The landfill serves the principal wastesheds of Clinton, Franklin, Essex, Warren and Washington Counties in New York, and certain selected contiguous Vermont wastesheds. Permitted waste accepted includes municipal solid waste, construction and demolition debris, and special waste which is approved by regulatory agencies. The facility is currently in the final stages of a multi-year landfill expansion permitting process which, if successful, would provide considerable additional volume beyond the current terms of the lease agreement. We have entered into extended agreements with the town and county applicable to this additional volume and expect to receive the necessary approvals during fiscal year 2005.

Pine Tree.    The Pine Tree landfill is located in Hampden, Maine. It is permitted to accept construction and demolition material, ash, front-end processing residues from the waste-to-energy facilities within the State of Maine and related sludges and special waste which is approved by regulatory agencies. In addition, it is permitted to accept municipal solid waste that is by-pass waste from the Maine Energy and PERC waste-to-energy facilities, as well as municipal solid waste that is in excess of the processing capacities of other waste-to-energy facilities within the State of Maine. In 2002 we received final approval for approximately 3.0 million cubic yards of additional capacity and we are currently developing our next expansion plan.

Hardwick.    The Hardwick landfill, which was acquired in March 2003, located in Hardwick, Massachusetts, is permitted to accept construction and demolition material, municipal solid waste and certain difficult-to-manage wastes.  The facility currently is permitted to accept 400 tons per day of municipal solid waste with an annual permitted capacity of 88,400 tons of municipal solid waste.  The Hardwick landfill is located on an 18-acre property. In addition, we have an option to purchase approximately 160 additional acres that are adjacent to the landfill. We estimate that at its current permit limits, the facility has approximately between 10 and 11 years of operating life.

West Old Town.    On February 5, 2004, we completed transactions with the State of Maine and Georgia-Pacific, pursuant to which the State of Maine took ownership of the landfill located in West Old Town, Maine formerly owned by Georgia-Pacific and we became the operator of that facility under a 30-year operating and services agreement between us and the State of Maine. Under the terms of the agreements, we provided to the State of Maine, and the State of Maine provided to Georgia-Pacific an initial cash payment of $12.5 million and letters of credit in the respective amounts of $12.5 million and $1.0 million, which became payable upon the issuance of an expansion permit for an additional 10 million cubic yards of commercial capacity at the landfill.  The permit was issued in April, 2004, subject to appeal.  The Pine Tree and West Old Town landfills represent two of the three commercial landfills serving principal wastesheds in the State of Maine.

Southbridge.    On November 25, 2003, we acquired Wood Recycling, Inc. Wood Recycling has a contract with the Town of Southbridge, Massachusetts to maintain and operate a 13-acre construction and demolition recycling facility and a 52-acre landfill permitted to accept residuals from the recycling facility and a limited amount of municipal solid waste. The contract has a remaining term of 12 years and is renewable by us for four additional five-year terms or until the landfill has reached full capacity, whichever is greater. The landfill has currently permitted volume of approximately 4.6 million tons and is authorized to accept up to 180,960 tons per year, consisting of 156,000 tons of residual material and 24,960 tons of municipal solid waste. The Massachusetts Department of Environmental Protection (“MADEP”) and the Massachusetts Office of the Attorney General (“MAAGO”) alleged that, under its prior owners, Wood Recycling violated certain solid and hazardous waste, air quality control, industrial wastewater and wetlands statutes and regulations at the recycling facility and landfill. We reached an agreement with MADEP on January 29, 2004, and an agreement with the MAAGO on May 6, 2004.  The MAAGO settlement provides for the payment of a penalty of $575,000 ($150,000 of which was conditionally suspended) and a payment of an additional $400,000 to improve the damaged wetlands or to purchase other conservation land.  These payments were contemplated by us in our determination of the purchase price for Wood Recycling.  The operations of the recycling facility were recommenced on January 29, 2004 as a result of the settlement with MADEP. See “—Regulation.”

Maine Energy Waste-to-Energy Facility.    We own a waste-to-energy facility, Maine Energy Recovery Company, Limited Partnership, (“Maine Energy”), which generates electricity by processing non-hazardous solid waste. This waste-to-energy facility provides us with important additional disposal capacity and generates power for sale. The facility receives solid waste from municipalities under long-term waste handling agreements and also receives raw materials from commercial and private waste haulers and municipalities with short-term contracts, as well as from our collection operations. Maine Energy is contractually required to sell all of the electricity generated at its facility to Central Maine Power, an electric utility, and guarantees 100% of its electric generating capacity to CL Power Sales One, LLC. Maine Energy is part of the Eastern region. Our use of the facility is subject to permit conditions, some of which are opposed by local authorities. See “—Regulation.”

Templeton.    On June 5, 2003, we entered into a construction, operation and management agreement with the Town of Templeton, Massachusetts for the operation of the Templeton sanitary landfill. Construction and operation of the landfill is subject to permitting requirements.  On February 19, 2004, voters at a special town meeting approved a town by-law banning out-of-town waste at the landfill and related by-laws.  Accordingly, we are seeking to discuss the agreement with officials from the town to determine the appropriate next steps.  The landfill permitting and construction process will be delayed as a result of this vote.

Hyland.    The Hyland landfill located in Angelica, New York, serves certain Western region wastesheds located throughout western New York. The facility is permitted to accept all residential and commercial municipal solid waste, construction and demolition debris and special waste which is approved by regulatory agencies. The facility is located on a 600-acre property, which represents considerable additional expansion capabilities. In 1999, as part of a long-term settlement with the Town of Angelica, we entered into an agreement requiring a permissive referendum to expand beyond a pre-agreed footprint. As a result, the above table reflects only that capacity which has been pre-agreed with the Town of Angelica as being permittable. We expect to seek a townwide referendum during calendar year 2004 local elections. If successful, we expect to seek and receive a permit for an additional 38 acres, representing in excess of 5.0 million tons of additional capacity.

Ontario.    We have completed negotiations and entered into a 25-year operation, management and lease agreement with the Ontario County Board of Supervisors for the Ontario County Landfill, which is located in the Town of Seneca, New York. We commenced operations on December 8, 2003. This landfill serves the central New York wasteshed and is strategically situated to accept long haul volume from both Eastern and downstate markets. The site consists of a 387 acre landfill permitted to accept 624,000 tons per year of municipal solid waste. The landfill has a permitted capacity of 2.9 million tons and an additional 3.9 million tons expected to be approved in fiscal year 2005. Additional potential expansions include 8.7 million tons.

Hakes.    The Hakes construction and demolition landfill, located in Campbell, New York, is permitted to accept only construction and demolition material. The landfill serves the principal rural wastesheds of western New York. We believe that the site has permittable capacity of over 3.0 million tons, based on existing regulatory requirements and local community support. We expect to apply for this expansion during the next 18 months and do not expect substantial opposition from the town. We have entered into a revised long-term host community agreement related to the expansion of the facility. In November, 2003 we were successful in securing an increase of our permitted volume capacity from 417 to 1,000 tons per day.

We also have rights to remaining capacity at a residual landfill and a construction and demolition landfill in Brockton, Massachusetts and Cheektowaga, New York, respectively, totaling approximately 293,000 tons as of April 30, 2004.  The Brockton landfill is expected to be closed by December 31, 2004.  The Cheektowaga landfill is expected to be closed in fiscal 2005. In addition, we own and/or operated six unlined landfills which are not currently in operation. All of these landfills have been closed and capped to applicable environmental regulatory standards by us.

Operating Segments

We manage our solid waste operations on a geographic basis through three regions, which we have designated as the Central, Eastern and Western regions and which each comprise a full range of solid waste services, and FCR, which comprises our larger-scale non-solid waste recycling and our brokerage operations.

Within each geographic region, we organize our solid waste services around smaller areas that we refer to as “wastesheds.” A wasteshed is an area that comprises the complete cycle of activities in the solid waste services process, from collection to transfer operations and recycling to disposal in either landfills or waste-to-energy facilities, some of which may be owned and operated by third parties. We typically operate several divisions within each wasteshed, each of which provides a particular service, such as collection, recycling, disposal or transfer. Each of these divisions is managed as a separate profit center, but operates interdependently with the other divisions within the wasteshed. Each wasteshed generally operates autonomously from adjoining wastesheds.

Through its 23 material recycling facilities, FCR services 28 anchor contracts, which are long-term commitments of three years or greater to guarantee the delivery of all recycled residential recyclables to FCR. These contracts may include a minimum volume guarantee committed by the municipality. We also have service agreements with individual towns and cities and commercial customers, including small solid waste companies and major competitors that do not have processing capacity within a specific geographic region. The 23 FCR facilities process recyclables collected from approximately 2.6 million households, representing a population of approximately 8.1 million.

The following table provides information about each operating region and FCR (as of June 14, 2004, except revenue information).

	Central region	Eastern region	Western region	FCR Recycling
Fiscal year 2004 revenues (in millions)	$100.8	$167.4	$77.7	$75.4
Solid waste collection operations	12	12	13	—
Transfer stations	14	9	10	1
Recycling facilities	5	9	2	23
Subtitle D landfills (1)	Bethlehem, NH Coventry, VT Schuyler Falls, NY	Hampden, ME Hardwick, MA West Old Town	Angelica, NY Ontario, NY	—

Other disposal facilities (2)	—	Southbridge, MA Biddeford, ME	Campbell, NY	—

(1)          In addition, in June 2003 we signed a 20-year construction, operation and management agreement for a Subtitle D landfill located in Templeton, Massachusetts, which is not yet permitted or operating.  On February 19, 2004, voters at a special town meeting approved a town by-law banning out-of-town waste at the landfill and related by-laws.  The landfill permitting and construction process will be delayed as a result of this vote.

(2)          The disposal facility located in Biddeford, Maine is a waste-to-energy facility. The Southbridge, Massachusetts disposal facility is permitted to accept construction and demolition material and a limited amount of municipal solid waste. The disposal facility located in Campbell, New York is a landfill permitted to accept only construction and demolition materials. We also have rights to the remaining air space capacity at a residual landfill and a construction and demolition landfill located in Brockton, Massachusetts and Cheektowaga, New York, respectively, totaling approximately 293,000 tons as of April 30, 2004.  The Brockton landfill is expected to be closed by December 31, 2004.  The Cheektowaga landfill is expected to be closed in fiscal 2005.

Central region.    The Central region consists of wastesheds located in Vermont, northwestern New Hampshire and eastern upstate New York. The portion of upstate New York served by the Central region includes Clinton (operation of the Clinton County landfill), Franklin, Essex, Warren, Washington, Saratoga, Rennselaer and Albany counties. Our Waste USA landfill in Coventry, Vermont is one of only two permitted Subtitle D landfills in Vermont, and our NCES landfill in Bethlehem, New Hampshire is one of only six permitted Subtitle D landfills in New Hampshire. In the Central region, there are a total of 13 permitted Subtitle D landfills.

The Central region has become our most mature operating platform, as we have operated in this region since our inception in 1975. We have achieved a high degree of vertical integration of the wastestream in this region, resulting in stable cash flow performance. In the Central region, we also have a market leadership position. Our primary competition in the Central region comes from Waste Management, Inc. and Allied Waste Industries Inc. in the larger population centers (primarily southern New Hampshire and Eastern NY) and from smaller independent operators in the more rural areas. As our most mature region, we believe that future operating efficiencies will be driven primarily by improving our core operating efficiencies and providing enhanced customer service.

Eastern region.    The Eastern region consists of wastesheds located in Maine, southeastern New Hampshire and eastern Massachusetts. These wastesheds generally have been affected by the regional constraints on disposal capacity imposed by the public policies of New Hampshire, Maine and Massachusetts which have, over the past 10 years, either limited new landfill development or precluded development of additional capacity from existing landfills.  Consequently, the Eastern region relies more heavily on non-landfill waste-to-energy disposal capacity than our other regions.  Maine Energy is one of nine waste-to-energy facilities in the Eastern region.

We entered the State of Maine in 1996 with our purchase of the assets comprising New England Waste Services of ME., Inc. in Hampden, Maine, which included the Pine Tree landfill.  Our acquisition of KTI in 1999 significantly improved our disposal capacity in this region by obtaining the Maine Energy waste-to-energy facility and provided an alternative internalization option for our solid waste assets in eastern Massachusetts.  In 2004, we obtained the right to operate the West Old Town landfill under a 30- year agreement with the State of Maine.  Our major competitor in the State of Maine is Waste Management, Inc., as well as several smaller local competitors.

We entered eastern Massachusetts in fiscal year 2000 with the acquisition of assets that were divested by Allied Waste Industries, Inc. under court order following its acquisition of Browning Ferris Industries, Inc., and through the acquisition of smaller independent operators. In this region, we rely to a large extent on third party disposal capacity. We believe we have a greater opportunity to increase our internalization rates and operating efficiencies in the Eastern region through our ownership of the Hardwich landfill, which is currently permitted to accept 400 tons per day of municipal solid waste, and through the portion of the Southbridge landfill which is annually permitted to accept 156,000 tons of residual material and 24,960 tons of municipal solid waste. Our primary competitors in eastern Massachusetts are Waste Management, Inc., Allied Waste Industries, Inc., and smaller independent operators.

Western region.    The Western region consists of wastesheds in upstate New York (which includes Ithaca, Elmira, Oneonta, Lowville, Potsdam, Geneva, Auburn, Buffalo, Jamestown and Olean) and northern Pennsylvania (Wellsboro, PA). We entered the Western region with our acquisition of Superior Disposal Services, Inc.’s business in 1997 and have consistently expanded in this region largely through tuck-in acquisitions and internal growth. Our collection operations include leadership positions in nearly every rural market in the Western region outside of larger metropolitan markets such as Syracuse, Rochester, Albany and Buffalo.

While we have achieved strong market positions in this region, we remain focused on increasing our vertical integration through the acquisition or privatization and operation of additional disposal capacity in the market. As compared to our other operating regions, the Western region, where we own the Hyland and Hakes landfills and operate the Ontario County landfill, presently contains an excess of disposal capacity as a result of the proliferation during the 1990s of publicly-developed Subtitle D landfills. As a result, we believe that opportunities exist for us to enter into long-term leasing arrangements and other strategic partnerships with county and municipal governments for the operation and/or utilization of their landfills, similar to our new long-term lease for the Ontario County landfill.  We expect that successful implementation of this strategy will lead to improved internalization rates.

Our primary competitors in the Western region are Waste Management, Inc., Republic Services Group, Inc. and Allied Waste Industries, Inc. in the larger urban areas and smaller independent operators in the more rural markets.

FCR Recycling.    FCR Recycling is one of the largest processors and marketers of recycled materials in the eastern United States, comprising 23 material recycling facilities that process and then market recyclable materials that municipalities and commercial customers deliver to it under long-term contracts. Ten of FCR’s facilities are leased, six are owned and seven are under operating contracts. In fiscal year 2004, FCR processed and marketed approximately 1,106,000 tons of recyclable materials. FCR’s facilities are principally located in key urban markets, including in Connecticut; North Carolina; New Jersey; Florida; Tennessee; Georgia; Michigan; New York; South Carolina; New Hampshire; Massachusetts; Wisconsin; Maine; and Halifax, Canada.

A significant portion of the material provided to FCR is delivered pursuant to 28 anchor contracts, which are long-term contracts.  The anchor contracts generally have a term of five to ten years and expire at various times between 2004 and 2028. The terms of each of the contracts vary, but all the contracts provide that the municipality or a third party delivers materials to our facility. In approximately one-fourth of the contracts, the municipalities agree to deliver a guaranteed tonnage and the municipality pays a fee for the amount of any shortfall from the guaranteed tonnage. Under the terms of the individual contracts, we charge the municipality a fee for each ton of material delivered to us. Some contracts contain revenue sharing arrangements under which the municipality receives a specified percentage of the revenues from the sale by us of the recovered materials.

FCR derives a significant portion of its revenues from the sale of recyclable materials. The purchase and sale prices of recyclable materials, particularly newspaper, corrugated containers, plastics, ferrous and aluminum, can fluctuate based upon market conditions. We use long-term supply contracts with customers with floor price arrangements to reduce the commodity risk for certain recyclables, particularly newspaper, cardboard, plastics, aluminum and metals. Under such contracts, we obtain a guaranteed minimum price for the recyclable materials along with a commitment to receive additional amounts if the current market price rises above the floor price. The contracts are generally with large domestic companies that use the recyclable materials in their manufacturing process, such as paper, packaging and consumer goods companies. In fiscal year 2004, 48% of the revenues from the sale of recyclable materials of the residential recycling segment were derived from sales under long-term contracts with floor prices. We also hedge against fluctuations in the commodity prices of recycled paper and corrugated containers in order to mitigate the variability in cash flows and earnings generated from the sales of recycled materials at floating prices. As of April 30, 2004, we were party to twenty-two commodity hedge contracts. These contracts expire between August 2005 and October 2006.

As part of our acquisition of KTI, we had acquired brokerage businesses which were focused on domestic and export markets. In September 2002, we transferred our export brokerage operations to employees who had been responsible for managing that business.  Effective April 1, 2004, we completed the sale of export brokerage operations for total consideration of approximately $5.0 million.  The gain on the sale amounted to approximately $1.1 million. In June 2003, we transferred our domestic brokerage operations and a commercial recycling business to employees who managed those businesses. The brokerage business derived all of its revenues from the sale of recyclable materials, predominately old newspaper, old corrugated cardboard, mixed paper and office paper.  The brokers in the brokerage operation were required to identify both the buyer and the seller of the recyclable materials before committing to broker the transaction, thereby minimizing pricing risk, and were not permitted to enter into speculative trading of commodities.

GreenFiber Cellulose Insulation Joint Venture

We are a 50% partner in US GreenFiber LLC (“GreenFiber”), a joint venture with Louisana-Pacific. GreenFiber, which we believe is one of the largest manufacturers of high quality cellulose insulation for use in residential dwellings and manufactured housing, was formed through the combination of our cellulose operations, which we acquired in our acquisition of KTI, with those of Louisiana-Pacific. Based in Charlotte, North Carolina, GreenFiber has a national manufacturing and distribution capability and sells to contractors, manufactured home builders and retailers, including Home Depot, Inc. GreenFiber has eleven manufacturing facilities located in Atlanta, Georgia; Charlotte, North Carolina; Delphos, Ohio; Elkwood, Virginia; Norfolk, Nebraska; Phoenix, Arizona; Sacramento, California; Tampa, Florida; Denver, Colorado; and Waco, Texas. GreenFiber utilizes a hedging strategy to help stabilize its exposure to fluctuating newsprint costs, which generally represent approximately 67% of its raw material costs, and is a major purchaser of FCR recycling fiber material produced at various facilities. GreenFiber, which we account for under the equity method, had revenues of $110.0 million for the twelve months ended April 30, 2004. For the same period, we recognized equity income from GreenFiber of $2.3 million.

Competition

The solid waste services industry is highly competitive. We compete for collection and disposal volume primarily on the basis of the quality, breadth and price of our services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may also lead to reduced pricing for our services or the loss of business. In addition, competition exists within the industry not only for collection, transportation and disposal volume, but also for acquisition candidates.

Some of the larger urban markets in which we compete are served by one or more of the large national solid waste companies that may be able to achieve greater economies of scale than us, including Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc. We also compete with a number of regional and local companies that offer competitive prices and quality service. In addition, we compete with operators of alternative disposal facilities, including incinerators, and with certain municipalities, counties and districts that operate their own solid waste collection and disposal facilities. Public sector facilities may have certain advantages over us due to the availability of user fees, charges or tax revenues and tax-exempt financing.

The insulation industry is highly competitive and labor intensive. In our cellulose insulation manufacturing activities, GreenFiber, our joint venture with Louisiana-Pacific Corporation, competes primarily with manufacturers of fiberglass insulation such as Owens Corning, CertainTeed Corporation and Johns Manville. These manufacturers have significant market shares and are substantially better capitalized than GreenFiber.

Marketing and Sales

We have a coordinated marketing and sales strategy, which is formulated at the corporate level and implemented at the divisional level. We market our services locally through division managers and direct sales representatives who focus on commercial, industrial, municipal and residential customers. We also obtain new customers from referral sources, our general reputation and local market print advertising. Leads are also developed from new building permits, business licenses and other public records. Additionally, each division generally advertises in the yellow pages and other local business print media that cover its service area.

Maintenance of a local presence and identity is an important aspect of our marketing plan, and many of our managers are involved in local governmental, civic and business organizations. Our name and logo, or, where appropriate, that of our divisional operations, are displayed on all our containers and trucks. Additionally, we attend and make presentations at municipal and state conferences and advertise in governmental associations’ membership publications.

We market our commercial, industrial and municipal services through our sales representatives who visit customers on a regular basis and make sales calls to potential new customers. These sales representatives receive a significant portion of their compensation based upon meeting certain incentive targets. We emphasize providing quality services and customer satisfaction and retention, and believe that our focus on quality service will help retain existing and attract additional customers.

Employees

As of June 14, 2004, we employed approximately 2,600 persons, including approximately 500 professionals or managers, sales, clerical, data processing or other administrative employees and approximately 2,100 employees involved in collection, transfer, disposal, recycling or other operations. Approximately 138 of our employees are covered by collective bargaining agreements. We believe relations with our employees to be satisfactory.

Risk Management, Insurance and Performance or Surety Bonds

We actively maintain environmental and other risk management programs, which we believe are appropriate for our business. Our environmental risk management program includes evaluating existing facilities, as well as potential acquisitions, for environmental law compliance and operating procedures. We also maintain a worker safety program, which encourages safe practices in the workplace. Operating practices at all of our operations are intended to reduce the possibility of environmental contamination and litigation.

We carry a range of insurance intended to protect our assets and operations, including a commercial general liability policy and a property damage policy. A partially or completely uninsured claim against us (including liabilities associated with cleanup or remediation at our facilities), if successful and of sufficient magnitude, could have a material adverse effect on our business, financial condition and results of operations. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts, which may be conditioned upon the availability of adequate insurance coverage.

Effective July 1, 1999, we established a captive insurance company, Casella Insurance Company,

through which we are self-insured for worker’s compensation and, effective May 1, 2000, automobile coverage. Our maximum exposure in fiscal 2004 under the worker’s compensation plan is $500,000 per individual event with a $1,000,000 aggregate limit, after which reinsurance takes effect. Our maximum exposure under the automobile plan is $500,000 per individual event with a $3,000,000 aggregate limit, after which reinsurance takes effect.

Municipal solid waste collection contracts and landfill closure obligations may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. While we have not experienced difficulty in obtaining these financial instruments, if we were unable to obtain these financial instruments in sufficient amounts or at acceptable rates we could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

Customers

We provide our collection services to commercial, industrial and residential customers. A majority of our commercial and industrial collection services are performed under one-to-three-year service agreements, and fees are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the solid waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. Our residential collection and disposal services are performed either on a subscription basis (i.e., with no underlying contract) with individuals, or through contracts with municipalities, homeowners associations, apartment owners or mobile home park operators.

Maine Energy is contractually required to sell all of the electricity generated at its facilities to Central Maine Power, an electric utility, pursuant to a contract that expires in 2012, and guarantees 100% of its electricity generating capacity to CL Power Sales One, LLC, pursuant to a contract that expires in 2007.

FCR provides recycling services to municipalities, commercial haulers and commercial waste generators within the geographic proximity of the processing facilities. We also acted as a broker of recyclable materials, principally to paper and box board manufacturers in the United States, Canada, the Pacific Rim, Europe, South America and Asia, until these businesses were sold as described above.

Our cellulose insulation joint venture, GreenFiber, sells to contractors, manufactured home builders and retailers.

Raw Materials

Maine Energy received approximately 26% of its solid waste in fiscal year 2004 from 19 Maine municipalities under long-term waste handling agreements. Maine Energy also receives raw materials from commercial and private waste haulers and municipalities with short-term contracts, as well as from our own collection operations.

In fiscal year 2004, FCR received approximately 52% of its material under long-term agreements with municipalities. These contracts generally provide that all recyclables collected from the municipal recycling programs shall be delivered to a facility that is owned or operated by us. The quantity of material delivered by these communities is dependent on the participation of individual households in the recycling program.

The primary raw material for our insulation joint venture is newspaper. In fiscal year 2004, GreenFiber received approximately 17% of the newspaper used by it from FCR. It purchased the remaining newspaper from municipalities, commercial haulers and paper brokers. The chemicals used to make the newspaper fire retardant are purchased from industrial chemical manufacturers located in the United States and South America.

Seasonality

Our transfer and disposal revenues have historically been lower during the months of November through March. This seasonality reflects the lower volume of waste during the late fall, winter and early spring months primarily because:

•              the volume of waste relating to construction and demolition activities decreases substantially during the winter months in the eastern United States; and

•              decreased tourism in Vermont, New Hampshire, Maine and eastern New York during the winter months tends to lower the volume of waste generated by commercial and restaurant customers, which is partially offset by increased volume in the winter ski industry.

Since certain of our operating and fixed costs remain constant throughout the fiscal year, operating income is therefore impacted by a similar seasonality. In addition, particularly harsh weather conditions typically result in increased operating costs.

The recycling segment experiences increased volumes of newspaper in November and December due to increased newspaper advertising and retail activity during the holiday season. The insulation business experiences lower sales in November and December because of lower production of manufactured housing due to holiday plant shutdowns.

Regulation

Introduction

We are subject to extensive and evolving federal, state and local environmental laws and regulations which have become increasingly stringent in recent years. The environmental regulations affecting us are administered by the United States Environmental Protection Agency (“EPA”) and other federal, state and local environmental, zoning, health and safety agencies. Failure to comply with such requirements could result in substantial costs, including civil and criminal fines and penalties. Except as described in this Form 8-K, we believe that we are currently in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations. We do not currently anticipate any material environmental costs to bring our operations into compliance, although there can be no assurance in this regard in the future. We expect that our operations in the solid waste services industry will be subject to continued and increased regulation, legislation and regulatory enforcement actions. We attempt to anticipate future legal and regulatory requirements and to carry out plans intended to keep our operations in compliance with those requirements.

In order to transport, process, incinerate, or dispose of solid waste, it is necessary for us to possess and comply with one or more permits from federal, state and/or local agencies. We must review these permits periodically, and the permits may be modified or revoked by the issuing agency.

The principal federal, state and local statutes and regulations applicable to our various operations are as follows:

The Resource Conservation and Recovery Act of 1976, as amended (“RCRA”)

RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes are generally classified as hazardous if they (1) either (a) are specifically included on a list of hazardous wastes, or (b) exhibit certain characteristics defined as hazardous, and (2) are not specifically designated as non-hazardous. Wastes classified as hazardous under RCRA are subject to more extensive regulation than wastes classified as non-hazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of non-hazardous waste.

Among the wastes that are specifically designated as non-hazardous are household waste and “special” waste, including items such as petroleum contaminated soils, asbestos, foundry sand, shredder fluff and most non-hazardous industrial waste products.

The EPA regulations issued under Subtitle C of RCRA impose a comprehensive “cradle to grave” system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. Subtitle C regulations impose obligations on generators, transporters and disposers of hazardous wastes, and require permits that are costly to obtain and maintain for sites where those businesses treat, store or dispose of such material. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA, and in many instances the EPA has delegated to those states the principal role in regulating businesses which are subject to those requirements. Some state regulations impose different, additional obligations.

We currently do not accept for transportation or disposal hazardous substances (as defined in CERCLA, discussed below) in concentrations or volumes that would classify those materials as hazardous wastes. However, we have transported hazardous substances in the past and very likely will transport and dispose of hazardous substances in the future, to the extent that materials defined as hazardous substances under CERCLA are present in consumer goods and in the non-hazardous waste streams of our customers.

We do not accept hazardous wastes for incineration at our waste-to-energy facility. We typically test ash produced at our waste-to-energy facility on a regular basis; that ash generally does not contain hazardous substances in sufficient concentrations or volumes to result in the ash being classified as hazardous waste. However, it is possible that future waste streams accepted for incineration could contain elevated volumes or concentrations of hazardous substances or that legal requirements will change, and that the resulting incineration ash would be classified as hazardous waste.

Leachate generated at our landfills and transfer stations is tested on a regular basis, and generally is not regulated as a hazardous waste under federal or state law. In the past, however, leachate generated from certain of our landfills has been classified as hazardous waste under state law, and there is no guarantee that leachate generated from our facilities in the future will not be classified under federal or state law as hazardous waste.

In October 1991, the EPA adopted the Subtitle D regulations under RCRA governing solid waste landfills. The Subtitle D regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Regulations generally require us to install groundwater monitoring wells at virtually all landfills we operate, to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection systems. The Subtitle D regulations also require facility owners or operators to control emissions of landfill gas (including methane) generated at landfills exceeding certain regulatory thresholds. State landfill regulations must meet these requirements or the EPA will impose such requirements upon landfill owners and operators in that state. Each state also must adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D regulatory criteria. Various states in which we operate or in which we may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D regulations.

The Federal Water Pollution Control Act of 1972, as amended (“Clean Water Act”)

The Clean Water Act regulates the discharge of pollutants into the “waters of the United States” from a variety of sources, including solid waste disposal sites and transfer stations, processing facilities and waste-to-energy facilities (collectively, “solid waste management facilities”). If run-off or collected leachate from our solid waste management facilities, or process or cooling waters generated at our waste-to-energy facility, is discharged into streams, rivers or other surface waters, the Clean Water Act would require us to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. A permit also may be required if that run-off, leachate, or process or cooling water is discharged to a treatment facility that is owned by a local municipality. Numerous states have enacted regulations, which are equivalent to those issued under the Clean Water Act, but which also regulate the discharge of pollutants to groundwater. Finally, virtually all solid waste management facilities must comply with the EPA’s storm water regulations, which regulate the discharge of impacted storm water to surface waters.

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”)

CERCLA established a regulatory and remedial program intended to provide for the investigation and remediation of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA has been interpreted to impose retroactive strict, and under certain circumstances, joint and several, liability for investigation and cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and certain transporters of the hazardous substances. In addition, CERCLA imposes liability for the costs of evaluating and addressing damage to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of “hazardous waste” as defined by RCRA, but can be based on the existence of any of more than 700 “hazardous substances” listed by the EPA, many of which can be found in household waste. In addition, the definition of “hazardous substances” in CERCLA incorporates substances designated as hazardous or toxic under the Federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If we were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold us, under certain circumstances, or any other responsible party, responsible for all investigative and remedial costs, even if others also were liable. CERCLA also authorizes EPA to impose a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA provides a responsible party with the right to bring a contribution action against other responsible parties for their allocable share of investigative and remedial costs. Our ability to get others to reimburse us for their allocable share of such costs would be limited by our ability to identify and locate other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties.

The Clean Air Act of 1970, as amended (“Clean Air Act”)

The Clean Air Act, generally through state implementation of federal requirements, regulates emissions of air pollutants from certain landfills based upon the date the landfill was constructed and the annual volume of emissions. The EPA has promulgated new source performance standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. Landfills located in areas where levels of regulated pollutants exceed certain thresholds may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials under the Clean Air Act.

The Clean Air Act regulates emissions of air pollutants from our waste-to-energy facility and certain of our processing facilities. The EPA has enacted standards that apply to those emissions. It is possible that the EPA, or a state where we operate, will enact additional or different emission standards in the future.

All of the federal statutes described above authorize lawsuits by private citizens to enforce certain provisions of the statutes. In addition to a penalty award to the United States, some of those statutes authorize an award of attorney’s fees to private parties successfully advancing such an action.

The Occupational Safety and Health Act of 1970, as amended (“OSHA”)

OSHA establishes employer responsibilities and authorizes the Occupational Safety and Health Administration to promulgate occupational health and safety standards, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various of those promulgated standards may apply to our operations, including those standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

State and Local Regulations

Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, processing, transportation, incineration and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of solid waste management facilities. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and remediation of contaminated sites and liability for costs and damages associated with such sites, and some authorize the state to impose liens to secure costs expended addressing contamination on property owned by responsible parties. Some of those liens may take priority over previously filed instruments. Furthermore, many municipalities also have ordinances, laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or conduct, flow control provisions that direct the delivery of solid wastes to specific facilities or to facilities in specific areas, laws that grant the right to establish franchises for collection services and then put out for bid the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a municipality.

Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on importing out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not been passed by Congress, if this or similar legislation is enacted, states in which we operate landfills could limit or prohibit the importation of out-of-state waste. Such actions could materially and adversely affect the business, financial condition and results of operations of any of our landfills within those states that receive a significant portion of waste originating from out-of-state.

Certain states and localities may, for economic or other reasons, restrict the export of waste from their jurisdiction, or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the U.S. Supreme Court rejected as unconstitutional, and therefore invalid, a local ordinance that sought to limit waste going out of the locality by imposing a requirement that the waste be delivered to a particular facility. However, it is uncertain how that precedent will be applied in different circumstances. For example, in 2002, the U.S. Supreme Court decided not to hear an appeal of a federal Appeals Court decision that held that the flow control ordinances directing waste to a publicly owned facility are not per se unconstitutional and should be analyzed under a standard that is less stringent than if waste had been directed to a private facility. The less stringent standard was applied to the facts of that case by the magistrate, who recommended in March, 2004 in a favor of upholding the flow control regulations in Oneida and Herkimer Counties in New York.  Objections have been filed and the outcome is uncertain. Additionally, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, we may elect not to challenge such restrictions. Further, some proposed federal legislation would allow states and localities to impose flow restrictions. Those restrictions could reduce the volume of waste going to landfills or transfer stations in certain areas, which may materially adversely affect our ability to operate our facilities and/or affect the prices we can charge for certain services. Those restrictions also may result in higher disposal costs for our collection operations. In sum, flow control restrictions could have a material adverse effect on our business, financial condition and results of operations.

There has been an increasing trend at the federal, state and local levels to mandate or encourage both waste reduction at the source and waste recycling, and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as yard wastes and leaves, beverage containers, newspapers, household appliances and batteries. Regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect our ability to operate our landfill facilities.

Our waste-to-energy facility has been certified by the Federal Energy Regulatory Commission as a “qualifying small power production facility” under the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”). PURPA exempts qualifying facilities from most federal and state laws governing electric utility rates and financial organization, and generally requires electric utilities to purchase electricity generated by qualifying facilities at a price equal to the utility’s full “avoided cost.”

Our waste-to-energy business is dependent upon our ability to sell the electricity generated by our facility to an electric utility or a third party such as an energy marketer. Maine Energy currently sells electricity to an electric utility under a long term power purchase agreement. When that agreement expires, or if the electric utility were to default under the agreement, there is no guarantee that any new agreement would contain a purchase price as favorable as the one in the current agreement.

We have obtained approval from the Maine Department of Environmental Protection (“DEP”) for an odor control system at our waste-to-energy facility in Biddeford, Maine involving the redirection of our air emissions through scrubbers and scrubber vents. In addition, we proposed an increase in the height of our scrubber vents and a change in our odor control chemicals. At the municipal level, the vent height increase needs approval by both the Planning Board and the Zoning Board of Appeals (“ZBA”). The City Council has opposed our proposal and it was denied by the Biddeford Zoning Board of Appeals. We appealed the ZBA denial to York County Superior Court.  Oral argument is scheduled for September 2004.  The Biddeford Planning Board approved our request to test alternative odor control chemicals as part of the control system during the summer of 2002 but postponed any approval of the vent height increase. The test of odor control chemicals showed that none of the three chemicals tested is more effective than water. Based on the test results, we withdrew our request to test alternative odor control for the chemicals. Based on the opposition of the City Council to the vent height increase, we also withdrew that portion of our planning board application.  Notwithstanding our withdrawal of that application, the Planning Board voted to conditionally approve Maine Energy’s use of alternative odor control chemicals and to require Maine Energy to evaluate certain other control technologies. Based on the absence of an application before the Planning Board, Maine Energy is disputing the jurisdiction of the Planning Board to issue an approval and has appealed that decision to the Zoning Board of Appeals. A hearing was scheduled before the ZBA in June 2004. The parties have agreed to postpone the ZBA hearing until September 2004. Since we are not able to increase our vent heights, there is no assurance that our state-approved odor control system will operate optimally to control odors, or if it does not, that our operations would not be significantly curtailed, which could have a material adverse effect on our business, financial condition and results of operations.

Based on the results of the testing that we performed to evaluate the effectiveness of Maine Energy’s odor control system, the City of Biddeford alleged to DEP in October 2002 that emissions of volatile organic compounds (“VOCs”) from the odor control system exceeded DEP air license limits. In cooperation with DEP, Maine Energy agreed to voluntarily perform several rounds of testing to quantify and speciate emissions of VOCs from the scrubber stacks, using appropriate analytical methods. As a result, we may be subject to enforcement action by DEP and we may incur additional material costs to comply with applicable control technology requirements. On December 3, 2003, the City of Biddeford sued Maine Energy in federal court under federal and state law alleging that we are emitting VOCs without appropriate permits or appropriate control technology and that we constitute a public nuisance. The complaint sought an unspecified amount of civil penalties, damages, injunctive relief and attorney’s fees. On May 25, 2004, the complaint was dismissed without prejudice while settlement negotiations take place.

In addition, on October 16, 2002, the City of Biddeford and Joseph Stephenson (as the Code Enforcement Officer for the City of Biddeford) filed a Land Use Citation and Complaint against Maine Energy alleging that Maine Energy is emitting levels of volatile organic compounds which exceed permitted levels. The complaint sought an unspecified amount of civil penalties, a preliminary and permanent injunction, and legal costs. On December 3, 2002, the court ruled that the complaint failed to meet certain pleading requirements and ordered plaintiffs to file a new complaint by December 30, 2002. On April 7, 2003, the plaintiffs dismissed their action with prejudice.

We own a membership interest in New Heights Investor Co., LLC, through which we own a 50% interest in the power plant assets owned by New Heights Recovery & Power LLC. The power plant is a waste-to-energy facility using tires as fuel, in Ford Heights, Illinois. In August 2000, the Illinois Environmental Protection Agency (“IEPA”) issued a violation notice to the facility asserting non-compliance with its construction permit related to air emissions. The facility has undertaken certain corrective measures and submitted an application in March 2002 which provides for correction of certain permit conditions that were inconsistent with operations.  While non-compliance with permitting requirements is subject to civil penalties, we do not expect them to be assessed. However, there can be no assurance that, if civil penalties were assessed, they would not have a material adverse effect on our financial position or results of operations.  In April 2004, the IEPA issued a violation notice related to the storage piles of used tire shred.  A response to the violation notice was submitted on May 28, 2004 indentifying corrective measures taken and a proposed schedule for the removal of the storage piles.  A meeting with the IEPA took place on June 23, 2004 and they are seeking a commitment by July 14, 2004 to segregate the piles, install a containment berm and post financial assurance until the materials are removed.

In connection with our acquisition of Wood Recycling, Inc., the Massachusetts Department of Environmental Protection (“MADEP”) and the Massachusetts Office of the Attorney General (“MAAGO”) have alleged that, under its prior owners, Wood Recycling violated certain solid and hazardous waste, air quality control, industrial wastewater and wetlands statutes and regulations at the recycling facility and landfill. We reached an agreement with MADEP on January 29, 2004, and an agreement with the MAAGO on May 6, 2004. The settlement provides for the payment of a penalty of $575,000 ($150,000 of which has been conditionally suspended) and a payment into an escrow account of an additional $400,000 to improve the damaged wetlands or to purchase other conservation land. These payments were contemplated by us in our determination of the purchase price for Wood Recycling. The operations of the recycling facility were recommenced on January 29, 2004 as a result of the settlement with MADEP.

In April 2003, the Company obtained a permit from the MADEP to increase the operating capacity of the Company’s solid waste transfer station located in Holliston, Massachusetts.  The Company is seeking the necessary local approvals required under that permit.  Some local residents have alleged that the transfer station is not being operated in conformance with state and local wetlands laws and certain local approvals, first issued in the 1970s.  The Company has taken steps to identify, respond to and address those allegations, as appropriate.  The Company also is evaluating its indemnification rights against the former owner/operator of the transfer station under the agreement by which the Company acquired the transfer station.  We offer no prediction as to the likely outcome of these matters, and there can be no assurance that these matters would not have a material adverse effect on our financial position or results of operations.

Executive Officers and Other Key Employees of the Company

Our executive officers and other key employees and their respective ages as of June 14, 2004 are as follows:

Name	Age	Position

Executive Officers

John W. Casella	53	Chairman, Chief Executive Officer and Secretary
James W. Bohlig	57	President and Chief Operating Officer, Director
Richard A. Norris	60	Senior Vice President, Chief Financial Officer and Treasurer
Charles E. Leonard	49	Senior Vice President, Solid Waste Operations

Other Key Employees

Michael J. Brennan	46	Vice President and General Counsel
Timothy A. Cretney	40	Regional Vice President
Christopher M. DesRoches	46	Vice President, Sales and Marketing
Sean P. Duffy	44	Regional Vice President
Joseph S. Fusco	40	Vice President, Communications
Larry B. Lackey	43	Vice President, Permits, Compliance and Engineering
Brian G. Oliver	42	North Eastern Regional Vice President
Alan N. Sabino	44	Regional Vice President
Gary R. Simmons	54	Vice President, Fleet Management
Michael J. Wall	44	South Eastern Regional Vice President

John W. Casella has served as Chairman of our Board of Directors since July 2001 and as our Chief Executive Officer since 1993. Mr. Casella served as President from 1993 to July 2001 and as Chairman of the Board of Directors from 1993 to December 1999. In addition, Mr. Casella has been Chairman of the Board of Directors of Casella Waste Management, Inc. since 1977. Mr. Casella is also an executive officer and director of Casella Construction, Inc., a company owned by Mr. Casella and Douglas R. Casella. Mr. Casella has been a member of numerous industry-related and community service-related state and local boards and commissions including the Board of Directors of the Associated Industries of Vermont, The Association of Vermont Recyclers, Vermont State Chamber of Commerce and the Rutland Industrial Development Corporation. Mr. Casella has also served on various state task forces, serving in an advisory capacity to the Governors of Vermont and New Hampshire on solid waste issues. Mr. Casella holds an Associate of Science in Business Management from Bryant & Stratton University and a Bachelor of Science in Business Education from Castleton State College. Mr. Casella is the brother of Douglas R. Casella, a member of our Board of Directors.

James W. Bohlig has served as our President since July 2001 and as Chief Operating Officer since 1993. Mr. Bohlig also served as Senior Vice President from 1993 to July 2001. Mr. Bohlig has served as a member of our Board of Directors since 1993. From 1989 until he joined us, Mr. Bohlig was Executive Vice President and Chief Operating Officer of Russell Corporation, a general contractor and developer based in Rutland, Vermont. Mr. Bohlig is a licensed professional engineer. Mr. Bohlig holds a Bachelor of Science in Engineering and Chemistry from the U.S. Naval Academy, and is a graduate of the Columbia University Executive Program in Business Administration.

Richard A. Norris has served as our Senior Vice President, Chief Financial Officer and Treasurer since July 2001. He joined us in July 2000 as Vice President and Corporate Controller. From 1997 to July 2000, Mr. Norris served as Vice President and Chief Financial Officer for NexCycle, Inc., a processor of secondary materials. From 1986 to 1997, he served as Vice President of Finance, US Operations for Laidlaw Waste Systems, Inc. Mr. Norris is qualified as a Chartered Accountant in both Canada and the United Kingdom. Mr. Norris graduated from Leeds University with a Bachelor of Arts in German.

Charles E. Leonard has served as our Senior Vice President, Solid Waste Operations since July 2001. From December 1999 until he joined us, he acted as a consultant to several corporations, including Allied Waste Industries, Inc. From November 1997 to December 1999, he was Regional Vice President for Service Corporation International, a provider of death-care services. From September 1988 to January 1997, he served as Senior Vice President, US Operations for Laidlaw Waste Systems, Inc. From June 1978 to July 1988, Mr. Leonard was employed by Browning-Ferris Industries in various management positions. Mr. Leonard is a graduate of Memphis State University with a Bachelor of Arts in Marketing.

Michael J. Brennan has served as our Vice President and General Counsel since July 2000. From January 1996 to July 2000, he served in various capacities at Waste Management, Inc., including most recently, as Associate General Counsel.

Timothy A. Cretney has served as our Regional Vice President since May 2002. From January 1997 to May 2002 he served as Regional Controller for our Western region. From August 1995 to January 1997, Mr. Cretney was Treasurer and Vice President of Superior Disposal Services, Inc., a waste services company which we acquired in January 1997. From 1992 to 1995, he was General Manager of the Binghamton, New York office of Laidlaw Waste Systems, Inc. and from 1989 to 1992 he was Central New York Controller of Laidlaw Waste Systems. Mr. Cretney holds a B.A. in Accounting from State University of New York College at Brockport.

Christopher M. DesRoches has served as our Vice President, Sales and Marketing since November 1996. From January 1989 to November 1996, he was a regional vice president of sales for Waste Management, Inc. Mr. DesRoches is a graduate of Arizona State University.

Sean P. Duffy has served as our Regional Vice President since December 1999. Since December 1999, Mr. Duffy has also served as Vice President of FCR, Inc., which he co-founded in 1983 and which became a wholly-owned subsidiary of ours in December 1999. From May 1983 to December 1999, Mr. Duffy served in various capacities at FCR, including, most recently, as President. From May 1998 to May 2001, Mr. Duffy also served as President of FCR Plastics, Inc., a subsidiary of FCR, Inc.

Joseph S. Fusco has served as our Vice President, Communications since January 1995. From January 1991 through January 1995, Mr. Fusco was self-employed as a corporate and political communications consultant. Mr. Fusco is a graduate of the State University of New York at Albany.

Larry B. Lackey has served as our Vice President, Permits, Compliance and Engineering since 1995. From 1993 to 1995, Mr. Lackey served as our Manager of Permits, Compliance and Engineering. From 1984 to 1993, Mr. Lackey was an Associate Engineer for Dufresne-Henry, Inc., an engineering consulting firm. Mr. Lackey is a graduate of Vermont Technical College.

Brian G. Oliver has served as our North Eastern Regional Vice President since June 2004. From April 1998 to June 2004 he served as our Eastern Region Controller. From June 1996 to April 1998,

Mr. Oliver served as Division Controller of two Vermont operations. Mr. Oliver holds a Bachelor of Science in Business Administration from Bryant College and also holds a Masters degree from St. Michael’s College.

Alan N. Sabino has served as our Regional Vice President since July 1996. From 1995 to July 1996, Mr. Sabino served as a Division President for Waste Management, Inc. From 1985 to 1994, he served as Region Operations Manager for Chambers Development Company, Inc., a waste management company. Mr. Sabino is a graduate of Pennsylvania State University.

Gary R. Simmons has served as our Vice President, Fleet Management since May 1997. From December 1996 to May 1997, Mr. Simmons was the owner of GRS Consulting, a waste industry consulting firm. From 1995 to December 1996, Mr. Simmons served as National and Regional Fleet Service Manager for USA Waste Services, Inc., a waste management company. From 1977 to 1995, Mr. Simmons served in various fleet maintenance and management positions for Chambers Development Company, Inc.

Michael J. Wall has served as our South Eastern Regional Vice President since June 2004.  From 2002-2004, Mr. Wall served as Director of Operations for Waste Management, Inc. in Massachusetts.  From 1998-2002, Mr. Wall served as a Division Manager for Waste Management, Inc. overseeing operations in Central New York and Eastern Massachusetts.  From 1993-1998, Mr. Wall held the position of Group Sales Manager for USA Waste Services, Inc.  From 1983-1993, Mr. Wall held various sales management positions throughout the Northeast for Browning Ferris Industries.  Mr. Wall is a graduate of New England College of New Hampshire.

Available Information

Our Internet website is http://www.casella.com. We make available, free of charge, through our website free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended. We make these reports available through our website at the same time that they become available on the Securities and Exchange Commission’s website.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data set forth below with respect to our consolidated statements of operations and cash flows for the fiscal years 2002, 2003 and 2004, and the consolidated balance sheets as of April 30, 2003 and 2004 are derived from the Consolidated Financial Statements included elsewhere in this Form 8-K. The consolidated statements of operations and cash flows data for the fiscal years ended 2000 and 2001, and the consolidated balance sheet data as of April 30, 2000, 2001 and 2002 are derived from the previously filed Consolidated Financial Statements. The data set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and Notes thereto included elsewhere in this Form 8-K.

Casella Waste Systems, Inc.

Selected Consolidated Financial And Operating Data

(In thousands, except per share data)

	Fiscal Year
	2000 (1)	2001 (1)	2002 (1)	2003 (1)	2004 (1)

Statement of Operations Data:
Revenues	$314,684	$479,026	$420,067	$419,518	$437,961
Cost of operations	193,014	320,521	275,961	277,579	286,163
General and administration	40,725	63,848	54,167	55,432	57,832
Depreciation and amortization	38,660	53,352	50,621	47,879	59,596
Impairment charge	—	79,687	—	4,864	1,663
Restructuring charge	—	4,151	(438)	—	—
Legal settlements	—	4,209	—	—	—
Other miscellaneous charges	—	1,604	—	—	—
Merger-related costs	1,490	—	—	—	—
Operating income (loss)	40,795	(48,346)	39,756	33,764	32,707
Interest expense, net	15,655	38,423	30,355	26,036	25,249
Other expense/(income), net	3,283	27,358	(6,535)	(175)	3,688
Income (loss) from continuing operations before income taxes, discontinued operations, extraordinary loss and cumulative effect of change in accounting principle	21,857	(114,127)	15,936	7,903	3,770
(Provision) benefit for income taxes	(10,623)	20,504	(5,140)	(3,825)	1,622
Income (loss) from discontinued operations, net	1,209	(4,065)	(109)	(20)	(10)
Estimated loss on disposal of discontinued operations, net	(1,393)	(2,657)	(4,096)	—	—
Reclassification from discontinued operations, net	—	(1,190)	1,140	50	—
Cumulative effect of change in accounting principle, net	—	—	(250)	(63,916)	2,723
Net (loss) income	11,050	(101,535)	7,481	(59,808)	8,105
Preferred stock dividend	—	(1,970)	(3,010)	(3,094)	(3,252)
Net (loss) income available to common stockholders	$11,050	$(103,505)	$4,471	$(62,902)	$4,853
Basic net (loss) income per common share	$0.59	$(4.46)	$0.19	$(2.65)	$0.20
Basic weighted average common shares outstanding (2)	18,731	23,189	23,496	23,716	24,002
Diluted net (loss) income per common share	$0.57	$(4.46)	$0.19	$(2.63)	$0.20
Diluted weighted average common shares outstanding (2)	19,272	23,189	24,169	23,904	24,445

Casella Waste Systems, Inc.

Selected Consolidated Financial And Operating Data

(In thousands)

	Fiscal Year
	2000 (1)	2001 (1)	2002 (1)	2003 (1)	2004 (1)

Other Operating Data:
Capital expenditures	$(68,575)	$(61,518)	$(37,674)	$(41,925)	$(58,335)

Other Data:
Cash flows provided by operating activities	$48,398	$63,261	$67,687	$64,952	$69,898
Cash flows used in investing activities	$(155,088)	$(55,565)	$(9,533)	$(61,208)	$(123,658)
Cash flows provided by (used in) financing activities	$116,423	$18,765	$(70,065)	$7,610	$46,115

Balance Sheet Data:
Cash and cash equivalents	$7,788	$22,001	$4,298	$15,652	$8,007
Working capital (deficit), net (3)	$106,580	$33,056	$(635)	$(76)	$(12,568)
Property, plant and equipment, net	$369,261	$290,537	$287,206	$302,328	$372,038
Goodwill	$259,964	$225,969	$219,730	$159,682	$157,230
Total assets	$860,470	$686,293	$621,611	$602,696	$676,277
Long-term debt, less current maturities	$437,853	$350,511	$277,545	$302,389	$349,163
Redeemable preferred stock	$—	$57,720	$60,730	$63,824	$67,076
Total stockholders’ equity	$274,718	$172,951	$176,796	$119,152	$130,055

(1)           We have revised our consolidated statements of operations to reflect the discontinuation of operations during fiscal years 2000 and 2005.  We have also revised our consolidated statements of cash flows and consolidated balance sheets to reflect the discontinuation of certain operations during fiscal year 2000. In the fourth quarter of fiscal 2003, we entered into negotiations with former employees for the transfer of our domestic brokerage operations and a commercial recycling business and in June 2003, we completed the transaction. The commercial recycling business had been accounted for as a discontinued operation since fiscal 2001. Due to the nature of the transaction, we could not retain discontinued accounting treatment for this operation. Therefore the commercial recycling operating results have been reclassified from discontinued to continuing operations for fiscal years 2001, 2002 and 2003. In connection with the discontinued accounting treatment in fiscal 2001, estimated future losses from the operations were recorded and classified as losses from discontinued operations. This amount has been reclassified and offset against actual loss from operations in fiscal 2001, 2002 and 2003.

                We divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004. The transaction required discontinued operations treatment under SFAS No. 144; therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations in fiscal 2000, 2001, 2002, 2003 and 2004.  See Note 23 of the Notes to Consolidated Financial Statements.

(2)           Computed on the basis described in Note 1(n) of Notes to Consolidated Financial Statements.

(3)           Working capital, net is defined as current assets, excluding cash and cash equivalents, minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and other financial information, included elsewhere in this Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Our actual results may differ materially from those contained in any forward-looking statements.

Casella Waste Systems, Inc. and Subsidiaries is a vertically integrated regional solid waste services company that provides collection, transfer, disposal and recycling services to residential, industrial and commercial customers, primarily throughout the eastern region of the United States.  As of June 14, 2004, we owned and/or operated eight Subtitle D landfills, two landfills permitted to accept construction and demolition materials, 37 solid waste collection operations, 34 transfer stations, 39 recycling facilities and one waste-to-energy facility, as well as a 50% interest in a joint venture that manufactures, markets and sells cellulose insulation made from recycled fiber.

From May 1, 1994 through December 1999, we acquired 161 solid waste collection, transfer and disposal operations. In December 1999, we acquired KTI. KTI assets which we considered core to our operations included interests in waste-to-energy facilities in Maine, significant residential and commercial recycling operations, transfer and collection operations which were “tuck-ins” to existing operations and cellulose insulation manufacturing operations. In addition, KTI’s assets included a number of businesses that were not core to our operating strategy. Following our acquisition of KTI, we focused on the integration of KTI and the divestiture of non-core KTI assets, which has now been completed. As part of the divestiture program, in the fourth quarter of fiscal year 2001 we incurred non-recurring charges of $111.7 million, of which $90.6 million was non-cash. The divestiture program resulted in aggregate consideration of $107.6 million, including cash proceeds of $61.7 million which were used to reduce our indebtedness. Revenues related to divested assets were $54.9 million in fiscal year 2001.  Since December 1999, we have made 44 acquisitions.

In December 2003, we commenced operations at Ontario County Landfill, after executing a 25-year operation, management and lease agreement with Ontario County, New York.  The landfill is permitted to accept 624,000 tons per year of municipal solid waste.  On February 5, 2004, we completed transactions with the State of Maine and Georgia-Pacific, pursuant to which the State of Maine took ownership of the landfill located in West Old Town, Maine formerly owned by Georgia-Pacific and we became the operator of that facility under a 30-year operating and services agreement between us and the State of Maine.

On August 28, 2003, we announced that we were selected by the McKean County, Pennsylvania Solid Waste Authority as the successful bidder to negotiate a service agreement to operate and develop the county’s landfill.  We cannot assure that the negotiations will result in a final service agreement.

Our revenues increased from $419.5 million for the fiscal year ended April 30, 2003 to $438.0 million for the fiscal year ended April 30, 2004.  From May 1, 2002 through April 30, 2004, we acquired 21 solid waste collection, transfer, disposal and recycling operations.  Under the rules of purchase accounting, the acquired companies’ revenues and results of operations have been included from the date of acquisition and affect the period-to-period comparisons of our historical results of operations.  Effective September 30, 2002, we transferred our export brokerage operations to former employees, who had been responsible for managing that business.  The domestic brokerage operations, and a recycling business, constituting the remainder of our brokerage revenues, were transferred effective June 30, 2003 to the employees of that unit.  Due to the structure of these transactions, the transfers were not initially recorded as a sale.  Effective April 1, 2004, we completed the sale of the export brokerage operations for total consideration of approximately $5.0 million.  The gain on the sale amounted to approximately $1.1 million.  For the fiscal years ended April 30, 2004, 2003 and 2002, the transferred brokerage and recycling businesses accounted for $3.3 million, $35.7 and $50.1 million, respectively, of our revenues.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments which are based on historical experience and on various other factors that are believed to be reasonable under the circumstances. The results of their evaluation form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions and circumstances. Our significant accounting policies are more fully discussed in the Notes to our Consolidated Financial Statements contained elsewhere in this Form 8-K.

Landfill Accounting — Adoption of SFAS No. 143

Effective May 1, 2003, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  Through April 30, 2003 we recognized expenses associated with (i) amortization of capitalized and future landfill asset costs and (ii) future closure and post-closure obligations on a units-of-production basis as airspace was consumed over the life of the related landfill.  This practice, referred to as life-cycle accounting within the waste industry, continues to be followed, with the exception of capitalized and future landfill capping costs.  As a result of the adoption of SFAS No. 143, future capping costs are identified by specific capping events and amortized over the specific estimated capacity related to that event rather than over the life of the entire landfill, as was the practice prior to our adoption of SFAS No. 143.

Upon adoption, SFAS No. 143 required a cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill.  Inception of the asset retirement obligation is the date operations commenced or the date the asset was acquired.  SFAS No. 143 required the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liability for cumulative accretion.  At May 1, 2003, we recorded a cumulative effect of change in accounting principle of $2.7 million (net of taxes of $1.9 million).  In addition we recorded a decrease in our capping, closure and post-closure obligations of $7.9 million, and a decrease in our net landfill assets of $3.2 million.  For additional information and analyses of the impact that adopting SFAS No. 143 had on our balance sheet and our results of operations for the year ended April 30, 2004, see Note 3 to our Consolidated Financial Statements included in this Form 8-K.

The primary modification to our methodology required by SFAS No. 143 is to require that capping, closure and post-closure costs be discounted to present value.  Our estimates of future capping, closure and post-closure costs historically have not taken into account discounts for the present value of costs to be paid in the future.  Under SFAS No. 143, our estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars.  These costs are then inflated by 2.6% to reflect a normal escalation of prices up to the year they are expected to be paid.  These estimated costs are then discounted to their present value using a credit adjusted risk-free rate of 9.5%.

Under SFAS No. 143, we no longer accrue landfill retirement obligations through a charge to cost of operations, but rather by an increase to landfill assets.  Under SFAS No. 143, the amortizable landfill assets include not only the landfill development costs incurred but also the recorded capping, closure and post-closure liabilities as well as the cost estimates for future capping, closure and post-closure costs. The landfill asset is amortized over the total capacity of the landfill as airspace is consumed during the life of the landfill, with one exception. The exception is for capping for which both the recognition of the liability and the amortization of these costs are based instead on the airspace consumed for the specific capping event.

Landfill Accounting — Capitalized Costs and Amortization

We use life-cycle accounting and the units-of-production method to recognize certain landfill costs. Under life-cycle accounting, all costs related to the acquisition and construction of landfill sites are capitalized or accrued and charged to income based on tonnage placed into each site. Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering and construction. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. Interest is capitalized on landfill construction projects while the assets are undergoing activities to ready them for their intended use. Management routinely reviews its investment in operating landfills, transfer stations and other significant facilities to determine whether the costs of these investments are realizable. Our judgments regarding the existence of impairment indicators are based on regulatory factors, market conditions and the operational performance of our landfills. Future events could cause us to conclude that impairment indicators exist and that our landfill carrying costs are impaired. Any resulting impairment charge could have a material adverse effect on our financial condition and results of operations.

Landfill permitting, acquisition and preparation costs are amortized on the units-of-production method as landfill airspace is consumed. In determining the amortization rate for these landfills, preparation costs include the total estimated costs to complete construction of the landfills’ permitted and permittable capacity. To be considered permittable, airspace must meet all of the following criteria:

•  we control the land on which the expansion is sought;

•  all technical siting criteria have been met or a variance has been obtained or is reasonably expected to be obtained;

•  we have not identified any legal or political impediments which we believe will not be resolved in our favor;

•  we are actively working on obtaining any necessary permits and we expect that all required permits will be received within the next two to five years; and

•  senior management has approved the project.

Units-of-production amortization rates are determined annually for each of our operating landfills. The rates are based on estimates provided by our engineers and accounting personnel and consider the information provided by airspace surveys, which are performed at least annually. Significant changes in our estimates could materially increase our landfill depletion rates, which could have a material adverse effect on our financial condition and results of operations. In determining estimated future landfill permitting, acquisition, construction and preparation costs, we consider the landfill costs associated with permitted and permittable airspace. Our estimate of future landfill permitting, acquisition, construction and preparation costs for the year ended April 30, 2004 increased to $299.6 million, compared to $157.6 million for the year ended April 30, 2003 and $149.1 million for the year ended April 30, 2002.  The increase in estimated costs in fiscal 2004 is primarily as a result of additional permitted and permittable airspace from our newly acquired landfill and landfill operating contracts, which increased airspace to 65.6 million tons as of April 30, 2004 as compared to 29.6 million tons as of April 30, 2003 and 26.1 million tons as of April 30, 2002. Landfill amortization expense for the years ended April 30, 2004, 2003 and 2002 was $22.7 million, $13.3 million and $10.3 million, respectively.  The increase in fiscal year 2004 was primarily attributable to higher landfill amortization due to increased landfill volumes and as a result of adopting SFAS No. 143.  Higher landfill amortization expense in fiscal year 2003, compared to fiscal year 2002, was due to volume increases.

Landfill Accounting — Capping Costs

Capping includes installation of liners, drainage, compacted soil layers and topsoil over areas of a landfill where total airspace has been consumed and waste is no longer being received.  Capping activities occur throughout the life of the landfill.  Our engineering personnel estimate the cost for each capping event based on the acreage to be capped and the capping materials and activities required. The estimates also consider when these costs would actually be paid and factor in inflation and discount rates. The engineers then quantify the landfill capacity associated with each capping event and the costs for each event are amortized over that capacity as waste is received at the landfill.

Landfill Accounting — Closure and Post-Closure Costs

Closure and post-closure costs represent future estimated costs related to monitoring and maintenance of a solid waste landfill, after a landfill facility ceases to accept waste and closes. We estimate, based on input from our engineers, accounting personnel and consultants, our future cost requirements for closure and post-closure monitoring and maintenance based on our interpretation of the technical standards of the Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure accruals for the cost of monitoring and maintenance include site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. Significant reductions in our estimates of the remaining lives of our landfills or significant increases in our estimates of the landfill closure and post-closure maintenance costs could have a material adverse effect on our financial condition and results of operations. In determining estimated future closure and post-closure costs, we consider costs associated with permitted and permittable airspace.

SFAS No. 143 requires that capping, closure and post-closure costs be discounted to present value.  Our estimates of future capping, closure and post-closure costs historically have not taken into account discounts for the present value of costs to be paid in the future.  Under SFAS No. 143, our estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars.  These costs are then inflated by 2.6% to reflect a normal escalation of prices up to the year they are expected to be paid.  These estimated costs are then discounted to their present value using a credit adjusted risk-free rate of 9.5%.  Our estimate of future capping, closure and post-closure costs was $148.7 million for the year ended April 30, 2004, compared to $82.4 million for the year ended April 30, 2003 and $83.0 million for the year ended April 30, 2002.  The increase in estimated costs in fiscal 2004 is primarily as a result of additional permitted and permittable airspace from our newly acquired landfill and landfill operating contracts, which increased airspace to 65.6 million tons as of April 30, 2004 compared to 29.6 million tons as of April 30, 2003 and 26.1 million tons as of April 30, 2002.

Accrued capping, closure and post-closure costs include the current and non-current portion of costs associated with obligations for capping, closure and post-closure of our landfills. The changes to accrued capping, closure and post-closure liabilities are as follows (in thousands):

	Years Ended April 30,
	2002	2003	2004

Beginning balance, May 1	$17,230	$24,772	$25,949
Cumulative effect of change in accounting principle (1)	—	—	(7,855)
Capping, closure, and post-closure liability, adjusted	17,230	24,772	18,094
Obligations incurred	6,665	8,400	4,556
Revisions in estimates	—	—	(1,371)
Accretion expense	—	—	1,871
Payments (2)	(408)	(9,164)	(2,707)
Acquisitions and other adjustments (3)	1,285	1,941	4,780

Balance, April, 30	$24,772	$25,949	$25,223

(1)          Upon adoption of SFAS No. 143, on May 1, 2003, we recorded a cumulative effect of change in accounting principle of $2.7 million (net of taxes of $1.9 million).  In addition we recorded a decrease in our capping, closure and post-closure obligations of $7.9 million, and a decrease in our net landfill assets of $3.2 million.  For additional information and analyses of the impact that adopting SFAS No. 143 had on our balance sheet and our results of operations for the year ended April 30, 2004, see Note 3 to our Consolidated Financial Statements included in this Form 8-K.

(2)          Spending levels increased in fiscal year 2003 mainly due to closure activities at our Woburn, Massachusetts and Pine Tree, Maine landfills.

(3)          In fiscal year 2002, we recorded additional post-closure accruals relating to one of our construction and demolition landfills. In fiscal year 2003, we recorded closure and post-closure accruals relating to the Hardwick landfill acquisition.  The increase in fiscal 2004 is as a result of capping, closure and post-closure accruals relating to the acquisition of the Southbridge landfill operating contract.

We estimate our future capping, closure and post-closure costs in order to determine the capping, closure and post-closure expense per ton of waste placed into each landfill as further described in Note 1(l) to our consolidated financial statements. The anticipated timeframe for paying these costs varies based on the remaining useful life of each landfill, as well as the duration of the post-closure monitoring period. Based on our permitted and permittable airspace at April 30, 2004, we expect to make payments relative to capping, closure and post-closure activities from fiscal year 2005 through fiscal year 2089.

Asset Impairment

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we continually review our long-lived assets for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of such assets might warrant revision or that the balances may not be recoverable. We evaluate possible impairment by comparing estimated future cash flows, before interest expense and on an undiscounted basis, with the net book value of long-term assets including amortizable intangible assets. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment. An impairment loss is then recorded equal to the amount by which the carrying amount of the assets exceeds their fair value. Fair value is usually determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

We adopted SFAS No. 142 effective May 1, 2002 and have eliminated the amortization of goodwill and annually assess goodwill impairment by applying a fair value based test.

Bad Debt Allowance

Estimates are used in determining our allowance for bad debts and are based on our historical collection experience, current trends, credit policy and a review of our accounts receivable by aging category. Our reserve is evaluated and revised on a monthly basis.

Self-Insurance Liabilities and Related Costs

We are self insured for vehicles and workers compensation. The liability for unpaid claims and associated expenses, including incurred but not reported losses, is determined by a third party actuary and reflected in our consolidated balance sheet as an accrued liability. We use a third party to track and evaluate actual claims experience for consistency with the data used in the annual actuarial valuation. The actuarially determined liability is calculated in part by reference to past claims experience, which considers both the frequency and settlement amount of claims.

Discontinued Operations

Prior to fiscal year 2003, we carried discontinued businesses at estimated net realizable value less costs to be incurred through the date of disposition.  Upon adoption of SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, the assets and liabilities of discontinued operations are separately classified in the accompanying consolidated balance sheets.

Income Tax Accruals

We record income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using currently enacted tax rates. Management judgment is required in determining our provision for income taxes and liabilities and any valuation allowance recorded against our net deferred tax assets. Valuation allowances have been established for the possibility that tax benefits may not be realized for certain deferred tax assets.

Forward Looking Statements

This Form 8-K and other reports, proxy statements, and other communications to stockholders, as well as oral statements by our officers or our agents, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, with respect to, among other things, our future revenues, operating income, or earnings per share. Without limiting the foregoing, any statements contained in this Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements, and the words “believes”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward-looking statements. There are a number of important factors of which we are aware that may cause our actual results to vary materially from those forecasted or projected in any such forward-looking statement, certain of which are beyond our control. Our failure to successfully address any of these factors could have a material adverse effect on our results of operations.

General

Revenues

Our revenues in our Eastern, Central and Western regions are attributable primarily to fees charged to customers for solid waste disposal and collection, landfill, waste-to-energy, transfer and recycling services. We derive a substantial portion of our collection revenues from commercial, industrial and municipal services that are generally performed under service agreements or pursuant to contracts with municipalities. The majority of our residential collection services are performed on a subscription basis with individual households. Landfill, waste-to-energy facility and transfer customers are charged a tipping fee on a per ton basis for disposing of their solid waste at our disposal facilities and transfer stations. The majority of our disposal and transfer customers are under one to ten year disposal contracts, with most having clauses for annual cost of living increases. Recycling revenues, which are included in FCR and in the Eastern, Central and Western regions, consist of revenues from the sale of recyclable commodities and operations and maintenance contracts of recycling facilities for municipal customers. FCR Recycling revenues included revenues from commercial brokerage and recycling operations through June 30, 2003 and revenues from the export brokerage business through September 2002, when those operations were sold.

Our cellulose insulation business is conducted through a 50/50 joint venture with Louisiana-Pacific, and accordingly, we recognize half of the joint venture’s net income on the equity method in our results of operations. Also, in the “Other” segment, we have ancillary revenues including major customer accounts, earnings from equity method investees and, in fiscal year 2002, revenues from residue recycling.

Our revenues are shown net of inter-company eliminations.  We typically establish our inter-company transfer pricing based upon prevailing market rates.  The table below shows, for the periods indicated, the percentage of our revenues attributable to services provided.  For the fiscal year ended April 30, 2004, 2003 and 2002, the percentages of revenues shown below reflect revenues from the domestic brokerage and recycling operations through June 30, 2003 and revenues from the export brokerage business through September 2002.  The export business was transferred to the employees of that unit in September 2002 and our domestic brokerage operations, constituting the remainder of our brokerage revenues was transferred effective June 30, 2003 to the employees of that unit.  Excluding the effect of brokerage revenues, collection and transfer revenues as a percentage of total revenue were lower in the fiscal year ended April 30, 2004 compared to the prior year, despite an increase in the absolute dollar amounts, mainly because of the large increase in recycling revenue dollars.  Collection revenues as a percentage of total revenues in fiscal 2003 compared to fiscal year 2002 were lower as a percentage of total revenue, mainly because of the large increase in recycling revenue dollars.  Net of brokerage revenues, landfill/disposal revenues as a percentage of total revenues in fiscal years 2004, 2003 and 2002 remained constant.  The increase between fiscal years in recycling revenues as a percentage of total revenues is mainly due to higher commodity prices and volumes.  The decrease in brokerage revenues as a percentage of revenues in fiscal year 2003 compared to fiscal year 2002 is due to lower commodity prices and volumes as well as the transfer of the export and domestic brokerage businesses to employees of those units.  The decrease in other revenues as a percentage of revenues during fiscal year 2003 is primarily attributable to divestitures made during the prior year.

	Fiscal Year Ended April 30,
	As reported
	2002 (1)	2003	2004

Collection	46.8%	46.8%	48.9%
Landfill/disposal facilities	13.7	14.3	15.9
Transfer	10.9	11.3	11.8
Recycling	15.3	18.8	22.7
Brokerage	11.9	8.8	0.7
Other	1.4	0.0	0.0

Total revenues	100.0%	100.0%	100.0%

(1) We revised percentages of total revenues for fiscal year 2002 to conform with our classification of revenues attributable to services provided in fiscal year 2003.

Operating Expenses

Cost of operations includes labor, tipping fees paid to third party disposal facilities, fuel, maintenance and repair of vehicles and equipment, worker’s compensation and vehicle insurance, the cost of purchasing materials to be recycled, third party transportation expense, district and state taxes, host community fees and royalties.  Cost of operations also includes accretion expense related to landfill capping, closure and post closure, leachate treatment and disposal costs and depletion of landfill operating lease obligations.

General and administration expenses include management, clerical and administrative compensation and overhead, professional services and costs associated with marketing, sales force and community relations efforts.

Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight-line method, amortization of landfill airspace assets under the units-of-production method, and the amortization of intangible assets (other than goodwill) using the straight-line method.  Effective May 1, 2003, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, except for accretion expense, we no longer accrue landfill retirement obligations through a charge to cost of operations, but rather as an increase to landfill assets which are amortized using a straight-line rate per ton as landfill airspace is utilized.  The amount of landfill amortization expense related to airspace consumption can vary materially from landfill to landfill depending upon the purchase price and landfill site and cell development costs.  We depreciate all fixed and intangible assets, other than goodwill, to a zero net book value, and do not apply a salvage value to any fixed assets.

We capitalize certain direct landfill development costs, such as engineering, permitting, legal, construction and other costs associated directly with the expansion of existing landfills. Additionally, we also capitalize certain third party expenditures related to pending acquisitions, such as legal and engineering costs.  We routinely evaluate all such capitalized costs, and expense those costs related to projects not likely to be successful.  Internal and indirect landfill development and acquisition costs, such as executive and corporate overhead, public relations and other corporate services, are expensed as incurred.

We will have material financial obligations relating to capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future.  We have provided and will in the future provide accruals for these future financial obligations based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.  There can be no assurance that our financial obligations for capping, closure or post-closure costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to trust funds.

Results of Operations

The following table sets forth for the periods indicated the percentage relationship that certain items from our consolidated financial statements bear in relation to revenues.

	Fiscal Year Ended April 30,
	2002	2003	2004

Revenues	100.0%	100.0%	100.0%
Cost of operations	65.7	66.2	65.3
General and administration	12.9	13.2	13.2
Depreciation and amortization	12.0	11.4	13.6
Impairment charge	—	1.2	0.4
Restructuring charge	(0.1)	—	—

Operating income	9.5	8.0	7.5
Interest expense, net	7.3	6.2	5.8
Income from equity method investments	(0.5)	(0.5)	(0.5)
Loss on debt extinguishment	—	0.9	—
Other expense/(income), net and minority interest	(1.1)	(0.4)	1.4
(Benefit) provision for income taxes	1.2	0.9	(0.4)

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	2.6%	1.0%	1.2%

Fiscal Year 2004 versus Fiscal Year 2003

Revenues.  Revenues increased $18.5 million, or 4.4%, to $438.0 million in fiscal year 2004 from $419.5 million in fiscal year 2003. The revenue increase is attributable to an increase in core solid waste revenues of $15.7 million due to volume and price increases, and higher recycling volumes and prices which resulted in a net increase in recycling revenues of $12.0 million.  Loss of revenues from businesses divested amounted to $32.6 million, partially offset by the roll-over effect of businesses acquired of $23.4 million.

Cost of operations.  Cost of operations increased $8.6 million, or 3.1%, to $286.2 million in fiscal year 2004 from $277.6 million in fiscal year 2003. Cost of operations as a percentage of revenues decreased to 65.3% in fiscal year 2004 from 66.2% in fiscal year 2003.  The dollar increase in cost of operations expenses is primarily due to the effect of acquired businesses and a net increase in material purchases resulting from higher recycling volumes, which were partially offset by lower commodity purchases resulting from the divestiture of the export and domestic brokerage business.

General and administration.  General and administration expenses increased $2.4 million, or 4.3%, to $57.8 million in fiscal year 2004 from $55.4 million in fiscal year 2003. General and administration expenses as a percentage of revenues remained unchanged in fiscal year 2004 compared to fiscal year 2003.  The dollar increase in general and administrative costs was due to higher bad debt and travel costs associated with the development of new landfill capacity.

Depreciation and amortization.  Depreciation and amortization expense increased $11.7 million, or 24.4% to $59.6  million in fiscal year 2004 from $47.9  million in fiscal year 2003.  Depreciation expense was up $2.4 million between periods and landfill amortization expense increased $9.4 million which was primarily attributable to increased landfill volumes, the effect of newly acquired landfill operations and as a result of adopting SFAS No. 143.  Depreciation and amortization expense as a percentage of revenue rose to 13.6% in fiscal year 2004 from 11.4% in fiscal year 2003 which resulted from the higher landfill amortization expense.

Interest expense, net.  Net interest expense decreased $0.8 million, or 3.1%, to $25.2 million in fiscal year 2004, from $26.0 million in fiscal year 2003. This decrease is primarily attributable to lower average debt balances and lower interest rates on variable rate debt in the current year, versus the prior period. Interest expense, as a percentage of revenues, decreased to 5.8% in fiscal year 2004 from 6.2% in fiscal year 2003.

Impairment charge.  In the fourth quarter of fiscal 2004 we recorded an impairment charge of $1.6 million consisting of a $0.4 million write-down of our investment in Resource Optimization Technology (“ROT”), a compost facility, which we intend to transfer at no cost to the minority interest holder of ROT; a charge of $0.9 million relating to the sale of buildings and land at our former recycling facility in Mechanics Falls, Maine; and a charge of $0.3 million related to the discontinued Rockingham landfill project.

Income from equity method investments.  Income from equity method investments for fiscal years 2004 and 2003 was solely from our 50% joint venture interest in GreenFiber.  Equity income from GreenFiber increased $0.2 million to $2.3 million in fiscal year 2004 compared to $2.1 million in fiscal year 2003.  Equity income from GreenFiber in fiscal year 2003 included a $1.0 million gain associated with an eminent domain settlement received from a state department of transportation on the involuntary conversion of a portion of a GreenFiber leased manufacturing facility.

Loss on debt extinguishment.  In fiscal year 2003, we entered into a new senior secured credit facility resulting in the write off of $3.7 million in debt financing costs associated with the old senior secured credit facility.

Minority interest.  Minority interest in fiscal year 2003 reflects a minority owner’s interest in our majority owned subsidiary, AART.  AART completed its ash operation contract and closed its operations in fiscal year 2003.

Other expense/(income), net.  Other expense in fiscal year 2004 was $6.0 million compared to other income of $1.8 million in fiscal year 2003.  Due to an adverse court ruling involving a power plant in Fort Heights, Illinois in which we own a 50% joint venture interest and the exercise by a third party of an option to purchase our remaining interest in certain tire recycling operations, other expense in fiscal year 2004 includes an $8.0 million charge for the write-down of our investment in the tire recycling operation and the power plant venture.  Offsetting this charge, we recognized a gain of $1.1 million on the completion of our sale of its export recyclables business and other gains, primarily on the sale of trucks and containers, of $0.5 million.  Other income in fiscal 2003 was attributable to a gain of $1.2 million related to a settlement with Oakhurst Company, Inc., as well as a gain on the divestitures and other assets of $1.0 million and a gain on the conclusion of the American Ash Recovery Technologies (“AART”) contract of $0.3 million, offset by a $1.3 million charge for interest rate swap unwind costs.

(Benefit) provision for income taxes.    Provision for income taxes decreased $5.4 million for fiscal year 2004 to $(1.6) million from $3.8 million for fiscal year 2003. The effective tax rate decreased to (43.0)% for fiscal year 2004 from 48.4% for fiscal year 2003. This was primarily due to a decrease in the valuation allowance for loss carryforwards in 2004 as utilization of tax losses is more certain, as well as, in 2003, the nondeductible impairment of goodwill and nondeductible losses on business dispositions.

Loss from discontinued operations, net.  We divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations in fiscal 2002, 2003 and 2004.

Cumulative effect of change in accounting principle, net.  Effective May 1, 2003, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  The primary modification to our methodology required by SFAS No. 143 is to require that capping, closure and post-closure costs be discounted to present value.  Upon adoption of SFAS No. 143 we recorded a cumulative effect of change in accounting principle of $2.7 million (net of taxes of $1.9 million) in order to reflect the cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill.

Effective May 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, which, among other things, eliminates the amortization of goodwill and requires an annual assessment of goodwill impairment by applying a fair value based test.  Goodwill was determined to be impaired and the amount of $63.9 million (net of tax benefit of $0.2 million) was charged to earnings in fiscal 2003 as a cumulative effect of change in accounting principle.  The goodwill impairment charge was related to our waste-to-energy operation, Maine Energy, and the brokerage business of the FCR Recycling segment, both of which were acquired as part of our acquisition of KTI. At the time of acquisition, we recorded the fair value of these businesses using an independent third party valuation.  The underlying assumptions used to establish the value of these businesses, including earnings projections, commodity pricing assumptions and industry valuation multiples for recycling products, were not realized.  Accordingly, goodwill impairment charges were recorded as the net book value of these businesses exceeded their fair value.

Fiscal Year 2003 versus Fiscal Year 2002

Revenues.  Revenues decreased $0.6 million, or (0.1%), to $419.5 million in fiscal year 2003 from $420.1 million in fiscal year 2002. Divested businesses accounted for a decrease of approximately $26.2 million. These decreases were offset by price and volume increases in the core solid waste business amounting to $2.3 million, higher commodity prices and volumes amounting to $21.1 million and the positive rollover effect of acquisitions amounting to approximately $2.2 million.

Cost of operations.  Cost of operations increased $1.6 million, or 1.0%, to $277.6 million in fiscal year 2003 from $276.0 million in fiscal year 2002. Cost of operations as a percentage of revenues increased to 66.2% in fiscal year 2003 from 65.7% in fiscal year 2002. This increase arose mainly from higher insurance costs, partially offset by operating improvements in direct labor and lower commodity purchases resulting from the sale of the export brokerage business. The increased insurance costs arose mainly from a negative actuarial adjustment of $1.5 million related to our captive insurance company in fiscal 2003 versus a positive adjustment of $2.8 million in fiscal 2002.

General and administration.  General and administration expenses increased $1.2 million, or 2.2%, to $55.4 million in fiscal year 2003 from $54.2 million in fiscal year 2002. General and administration expenses increased slightly as a percentage of revenues to 13.2% in fiscal year 2003 from 12.9% in fiscal year 2002. The increase in general and administration expenses was primarily the result of legal and insurance expenses.

Depreciation and amortization.  Depreciation and amortization expense decreased $2.7 million, or (5.3%), to $47.9 million in fiscal year 2003 from $50.6 million in fiscal year 2002. The decrease was mainly attributable to our adopting SFAS 142 which eliminates recognition of goodwill amortization, partially offset by higher landfill amortization expense due to volume increases. Depreciation and amortization expense as a percentage of revenues decreased to 11.4% in fiscal year 2003 from 12.0% in fiscal year 2002.

Interest expense, net.  Net interest expense decreased $4.4 million, or 14.5%, to $26.0 million in fiscal year 2003, from $30.4 million in fiscal year 2002. This decrease is primarily attributable to lower average debt balances and lower interest rates on variable rate debt in the current year, versus the prior period. Interest expense, as a percentage of revenues, decreased to 6.2% in fiscal year 2003 from 7.3% in fiscal year 2002.

Impairment charge.  In the fourth quarter of fiscal 2003 we recorded an impairment charge of $4.9 million to adjust the book value of the domestic brokerage and commercial recycling businesses to net realizable value.

Income from equity method investments.  Income from equity method investments in fiscal year 2003 of $2.1 million reflects equity income in our 50% joint venture interest in GreenFiber.  Equity income from GreenFiber in fiscal year 2003 included a $1.0 million gain associated with an eminent domain settlement received from a state department of transportation on the involuntary conversion of a portion of a GreenFiber leased manufacturing facility.  Income from equity method investments in fiscal year 2002 of $1.9 million reflects equity income in our 50% joint venture interest in GreenFiber amounting to $4.3 million, offset by a $2.4 million loss related to our further investment in the New Heights tire processing business.

Loss on debt extinguishment.  In fiscal year 2003, we entered into a new senior secured credit facility resulting in the write off of $3.7 million in debt financing costs associated with the old senior secured credit facility.

Minority interest.  This amount represented the minority owners’ interest in our majority owned subsidiary AART, which completed its ash operation contract and was dissolved in February 2003.

Other (income)/expense, net.  Other income was $1.8 million in fiscal year 2003 compared to $4.6 million in other expenses in fiscal year 2002. This decrease is attributable to the difference in gain on divestitures. In addition there was a gain of $1.2 million in fiscal year 2003 related to a settlement with Oakhurst Company, Inc., offset by a $1.3 million charge for interest rate swap unwind costs.

(Benefit) provision for income taxes.  Provision for income taxes decreased $1.3 million for fiscal year 2003 to $3.8 million from $5.1 million for fiscal year 2002. The effective tax rate increased to 48.4% for fiscal year 2003 from 32.3% for fiscal year 2002. This was primarily due to an increase in the valuation allowance for loss carryforwards, nondeductible impairment of goodwill and the loss on the sale of a significant portion of our interest in New Heights in fiscal year 2002, partially offset by the decrease in nondeductible goodwill amortization, recognition of additional tax losses from New Heights and the elimination of capital loss carryforwards.

Loss from discontinued operations, net.  We divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations in fiscal 2002, 2003 and 2004.

Estimated loss on disposal of discontinued operations, net.  The estimated loss on disposal of discontinued operations for fiscal year 2002 is primarily due to the loss on the sale of the commercial recycling business.

Reclassification from discontinued operations, net.  In the fourth quarter of fiscal 2003, we entered into negotiations with former employees for the transfer of our domestic brokerage operation and a commercial recycling business. The commercial recycling business had been accounted for as a discontinued operation since fiscal year 2001. Due to the nature of the transaction, we could not retain discontinued accounting treatment for this operation. Therefore the commercial recycling business has been reclassified from discontinued to continuing operations for fiscal years 2002, and 2003. In fiscal year 2001, we estimated and accrued for anticipated future losses from this business which were recorded and classified as losses from discontinued operations. This amount has been reclassified and offset against actual losses from operations in fiscal years 2002 and 2003.

Cumulative effect of change in accounting principle, net.  Effective May 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, which, among other things, eliminates the amortization of goodwill and requires an annual assessment of goodwill impairment by applying a fair value based test. Goodwill was determined to be impaired and the amount of $63.9 million (net of tax benefit of $0.2 million) was charged to earnings in fiscal year 2003 as a cumulative effect of change in accounting principle. The goodwill impairment charge was related to our waste-to-energy operation, Maine Energy, and the brokerage business of the FCR Recycling segment, both of which were acquired as part of our acquisition of KTI. At the time of acquisition, we recorded the fair value of these businesses using an independent third party valuation. The underlying assumptions used to establish the value of these businesses, including earnings projections, commodity pricing assumptions and industry valuation multiples for recycling products, were not realized. Accordingly, goodwill impairment charges were recorded as the net book value of these businesses exceeded their fair value. In fiscal year 2002, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which resulted in a charge to earnings as a cumulative effect of change in accounting principle in the amount of $0.3 million (net of tax benefit of $0.2 million) for the portion of interest rate swap hedges determined to be ineffective.

Liquidity and Capital Resources

Our business is capital intensive. Our capital requirements include acquisitions, fixed asset purchases and capital expenditures for landfill development and cell construction as well as site and cell closure. We had a net working capital deficit of $12.6 million at April 30, 2004 compared to a net working capital deficit of $0.1 million at April 30, 2003. Working capital, net comprises current assets, excluding cash and cash equivalents, minus current liabilities. The main factors accounting for the decrease were higher trade payable and accrual balances, partially offset by increases in trade receivables and higher levels of restricted cash.

We have a $325.0 million credit facility with a group of banks for which Fleet Bank, N.A. is acting as agent. This credit facility consists of a $175.0 million senior secured revolving credit facility and a senior secured term “B” loan, which had an outstanding balance of $148.5 million at April 30, 2004. We have the right to increase the amount of the revolver and/or the term loan by an aggregate amount of up to $50.0 million at our discretion, provided that we are not in default at the time of the increase, and subject to the receipt of commitments from lenders for such additional amount. On August 26, 2003, we amended the terms of the term loan, lowering the borrowing rate and modifying the prepayment provisions to include a prepayment premium applicable to the first two years following the date of the amendment.

The term loan and revolving credit facility agreement contains covenants that may limit our activities, including covenants that restrict dividends and stock repurchases, limit capital expenditures, and set minimum net worth and profitability requirements and interest coverage and leverage ratios. As of April 30, 2004, we considered the profitability covenant, which requires our cumulative adjusted net income for any two consecutive quarters to be positive, to be the most restrictive. As of April 30, 2004, we were in compliance with this covenant as we reported consolidated adjusted net income of $0.6 million for the six months ended April 30, 2004. Consolidated adjusted net income is defined by the credit facility agreement. In accordance with this definition, consolidated net income, determined in accordance with generally accepted accounting principles, is adjusted for elimination of certain nonrecurring charges, extraordinary gains, income from discontinued operations and non-cash income attributable to equity investments.  On June 14, 2004, we amended the terms of the senior credit facility to clarify the definition of certain non-recurring charges excluded from the covenant calculations in fiscal 2004.

As of April 30, 2004, we had available borrowing capacity under our $175.0 million revolving credit facility of up to $142.1 million, subject to our ability to meet certain borrowing conditions. The available capacity of $142.1 million is net of outstanding irrevocable letters of credit of $32.9 million. This credit facility is secured by all of our assets, including our interest in the equity securities of our subsidiaries.  The revolving credit facility matures in January 2008 and the term loan matures in January 2010.

As of April 30, 2004, we had outstanding $195.0 million of 9.75% senior subordinated notes (the

‘‘notes’’) which mature in January 2013.  The senior subordinated note agreement contains covenants that restrict dividends, stock repurchases and other payments, and limits the incurrence of debt and issuance of preferred stock.  The notes are guaranteed jointly and severally, fully and unconditionally by our significant wholly-owned subsidiaries.

Net cash provided by operating activities in fiscal years 2004 and 2003 amounted to $69.9 million and $65.0 million, respectively. The increase was mainly due to higher income from operations. Net cash provided by operating activities in fiscal year 2003 decreased by $2.7 million from $67.7 in fiscal year 2002. The decrease was primarily due to the cash outflows from landfill closure activities.

Net cash used in investing activities in fiscal year 2004 and fiscal year 2003 amounted to $123.7 million and $61.2 million, respectively. The increase in cash used in investing activities was due to a higher level of acquisitions, payments under landfill operating lease contracts, capital expenditures and advances to unconsolidated entities. Net cash used in investing activities in fiscal year 2003 and fiscal year 2002 amounted to $61.2 million and $9.5 million, respectively. The increase in cash used in investing activities reflected mainly lower proceeds from divestitures and an increase in acquisitions.

Net cash provided by financing activities was $46.1 million in fiscal year 2004 compared to $7.6 million provided by financing activities in fiscal year 2003.  The increase in cash provided by financing activities is primarily due to higher net borrowings, lower outlays on deferred financing costs and higher proceeds from the exercise of stock options. Net cash provided by financing activities was $7.6 million in fiscal year 2003 compared to net cash used in financing activities of $70.1 in fiscal year 2002. This increase was primarily due to paying down less debt, net of borrowings, than in fiscal year 2002, partially offset by refinancing costs of $11.5 million.

Our capital expenditures were $58.3 million in fiscal year 2004 compared to $41.9 million in fiscal year 2003. Capital spending was higher in fiscal year 2004 mainly due to capital expenditures related to existing landfills and newly acquired landfill operating contracts. Our capital expenditures were $37.7 million in fiscal year 2002. Capital spending was higher in fiscal year 2003 mainly due to capital expenditures related to the upgrade of the truck fleet and facilities. We expect capital spending to amount to between $68.0 million and $72.0 million in fiscal year 2005. The expected increase is due to capital expenditures at the newly acquired landfills.

In fiscal year 2004, we acquired ten solid waste hauling operations and one construction and demolition processing facility, which also operates a landfill facility under an operating lease contract, in transactions accounted for as purchases, for an aggregate consideration of $32.6 million, consisting of $31.9 million in cash and $0.7 million in other consideration. We also acquired two landfill operating lease contracts. For the three new landfill operating lease contracts, we made payments totaling $32.2 million.  During fiscal year 2003, we completed eight acquisitions for an aggregate consideration of $21.0 million, consisting of $18.1 million in cash and $2.9 million in notes payable and other consideration. In comparison, during fiscal year 2002, we completed four acquisitions for an aggregate consideration of $7.4 million, consisting of $4.6 million in cash and $2.8 million in notes payable and other consideration. In fiscal year 2002, we completed our previously announced divestiture program which was announced in March 2001, from which we received total consideration of $107.6 million, including cash proceeds of $61.7 million which were used to reduce our indebtedness.

We intend to use the additional availability under our revolving credit facility to support our acquisition program. As of June 14, 2004, we were negotiating an operating agreement in connection with the Kness Landfill in Sergeant, Pennsylvania owned by the McKean County Solid Waste Authority.  The closing of the McKean County transaction is subject to normal contingencies and there can be no assurances that we will enter into that agreement.

Contractual Obligations

The following table summarizes our significant contractual obligations and commitments as of April 30, 2004 (in thousands) and the anticipated effect of these obligations on our liquidity in future years:

	Fiscal Year(s)
	2005	2006-2007	2008-2009	Thereafter	Total

Long-term debt	$5,542	$4,068	$3,103	$336,035	$348,748
Capital lease obligations	602	829	538	—	1,969
Interest obligations (1)	26,649	52,507	50,007	75,163	204,326
Operating leases (2)	23,145	19,979	11,014	58,850	112,988
Closure/post-closure	9,236	11,376	5,078	150,154	175,844
Redeemable preferred securities (3)	—	—	78,951	—	78,951

Total contractual cash obligations (4)	$65,174	$88,759	$148,691	$620,202	$922,826

(1)                               Interest obligations based on long-term debt and capital lease balances as of April 30, 2004. Interest obligations related to variable rate debt calculated using variable rates in effect at April 30, 2004.

(2)                               Includes obligations related to landfill operating lease contracts.

(3)                               Assumes redemption on the seventh anniversary of the closing date at the book value which includes all accrued and unpaid dividends.

(4)                               Contractual cash obligations do not include accounts payable or accrued liabilities, which will be paid in fiscal year 2005.

We believe that our cash provided internally from operations together with our senior secured credit facilities should enable us to meet our working capital and other cash needs for the foreseeable future.

Inflation and Prevailing Economic Conditions

To date, inflation has not had a significant impact on our operations. Consistent with industry practice, most of our contracts provide for a pass-through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. We therefore believe we should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require us to absorb at least a portion of these cost increases, particularly during periods of high inflation.

Our business is located mainly in the eastern United States. Therefore, our business, financial condition and results of operations are susceptible to downturns in the general economy in this geographic region and other factors affecting the region, such as state regulations and severe weather conditions. We are unable to forecast or determine the timing and/or the future impact of a sustained economic slowdown.

New Accounting Pronouncements

SFAS No. 143, Accounting for Asset Retirement Obligations was adopted effective May 1, 2003. Through April 30, 2003 we recognized expenses associated with (i) amortization of capitalized and future landfill asset costs and (ii) future closure and post-closure obligations on a units-of-production basis as airspace was consumed over the life of the related landfill.  This practice, referred to as life-cycle accounting within the waste industry, continues to be followed, with the exception of capitalized and future landfill capping costs.  As a result of the adoption of SFAS No. 143, future capping costs are identified by specific capping event and amortized over the specific estimated capacity related to that event rather than over the life of the entire landfill, as was the practice prior to our adoption of SFAS No. 143.

The primary modification to our methodology required by SFAS No. 143 is that capping, closure and post-closure costs be discounted to present value. Our estimates of future capping, closure and post-closure costs historically have not taken into account discounts for the present value of costs to be paid in the future. Under SFAS No. 143, our estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars. These costs are then inflated by 2.6% to reflect a normal escalation of prices up to the year they are expected to be paid. These estimated costs are then discounted to their present value using a credit adjusted risk-free rate of 9.5%.

Under SFAS No. 143, we no longer accrue landfill retirement obligations through a charge to cost of operations, but rather by an increase to landfill assets. Under SFAS No. 143, the amortizable landfill assets include not only the landfill development costs incurred but also the recorded capping, closure and post-closure liabilities, as well as the cost estimates for future capping, closure and post-closure costs. The landfill asset is amortized over the total capacity of the landfill, as airspace is consumed during the life of the landfill with one exception. The exception is for capping for which both the recognition of the liability and the amortization of these costs are based instead on the airspace consumed for the specific capping event.

Upon adoption, SFAS No. 143 required a cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill. Inception of the asset retirement obligation is the date operations commenced or the date the asset was acquired. To do this, SFAS No. 143 required the creation of the related landfill asset, net of accumulated amortization, and an adjustment to the capping, closure and post-closure liability for cumulative accretion.

At May 1, 2003, we recorded a cumulative effect of change in accounting principle of $2.7 million (net of taxes of $1.9 million). In addition we recorded a decrease in our capping, closure and post-closure obligations of $7.8 million, and a decrease in our net landfill assets of $3.2 million. The following is a summary of the balance sheet changes for landfill assets and capping, closure and post-closure liabilities at May 1, 2003 (in thousands):

	Balance at April 30, 2003	Change	Balance at May 1, 2003
Landfill assets	$148,029	$6,166	$154,195
Accumulated amortization	(63,207)	(9,394)	(72,601)

Net landfill assets	$84,822	$(3,228)	$81,594

Capping, closure, and post-closure liabilities	$25,949	$(7,855)	$18,094

The following table shows the activity and total balances related to accruals for capping, closure and post-closure from April 30, 2003 to April 30, 2004 (in thousands):

Balance at April 30, 2003	$25,949
Cumulative effect of change in accounting principle (1)	(7,855)
Capping, closure, and post-closure liability, adjusted	18,094
Obligations incurred	4,556
Revisions in estimates	(1,371)
Accretion expense	1,871
Payments	(2,707)
Acquisitions and other adjustments	4,780

Balance at April 30, 2004	$25,223

(1)                               Upon adoption of SFAS No. 143, on May 1, 2003, we recorded a cumulative effect of change in accounting principle of $2.7 million (net of taxes of $1.9 million).  In addition we recorded a decrease in our capping, closure and post-closure obligations of $7.9 million, and a decrease in our net landfill assets of $3.2 million.  For additional information and analyses of the impact that adopting SFAS No. 143 had on our balance sheet and our results of operations for the year ended April 30, 2004, see Note 3 to our Consolidated Financial Statements included in this Form 8-K.

SFAS No. 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections was issued in April, 2002 and among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary such that most debt extinguishment gains and losses are no longer classified as extraordinary.  SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.  Upon adoption, gains and losses on future debt extinguishment, if any, will be recorded in pre-tax income.  Prior to the adoption of SFAS No. 145, in the third quarter of fiscal year 2003, we recorded an extraordinary loss of $2.2 million (net of income tax benefit of $1.5 million) in connection with the write-off of deferred financing costs related to the old term loan and the old revolver.  This item was reclassified to continuing operations in the financial statements as loss on debt extinguishment in the amount of $3.7 million.

SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure—an amendment of FAS 123 was issued by the FASB in December 2002.  This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reporting results.  SFAS No. 148 is effective for fiscal years ending after December 15, 2002.  We have included the required disclosures in the Notes to the Consolidated Financial Statements (Note 1(o)).

FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an Interpretation of APB No. 51 was issued by the FASB in December 2003.  In January 2003, the FASB issued FIN 46, which requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity's expected losses or receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.  In December 2003, the FASB revised FIN 46 to provide companies with clarification of key terms, additional exemptions for application and an extended initial application period.  FIN 46 is currently effective for all variable interest entities created or modified after January 31, 2003 and special purpose entities created on or before January 31, 2003.  The FASB's December 2003 revision to FIN 46 makes the Interpretation effective for all other variable interests beginning March 31, 2004.  The adoption of FIN 46 had no impact on our consolidated financial statements.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity was issued by the FASB in May 2003.  The statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity.  The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for all financial instruments entered into or modified after June 14, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  We adopted SFAS No. 150 effective August 1, 2003.  In November 2003, the FASB issued an FSP delaying the effective date for certain instruments and entities.  SFAS No. 150 had no impact on our consolidated financial statements.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Casella Waste Systems, Inc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Casella Waste Systems, Inc. and its subsidiaries (the “Company”) at April 30, 2004 and April 30, 2003, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2004 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the consolidated financial statements, as of May 1, 2003, the Company changed its method of accounting for asset retirement obligations and reclassified its loss on extinguishment of debt.

As described in Note 3 to the consolidated financial statements, on May 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets, and its method of accounting for the impairment or disposal of long-lived assets.

As described in Note 1(p) to the consolidated financial statements, on May 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.

/s/ PricewaterhouseCoopers LLP

June 17, 2004, except for Note 23, as to which the date is December 10, 2004
Boston, Massachusetts

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2003	April 30, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,652	$8,007
Restricted cash	10,839	12,419
Accounts receivable - trade, net of allowance for doubtful accounts of $895 and $583	46,531	49,462
Notes receivable - officers/employees	1,105	1,105
Refundable income taxes	—	623
Prepaid expenses	5,079	4,164
Inventory	1,740	1,848
Deferred income taxes	4,275	4,328
Other current assets	1,111	854
Total current assets	86,332	82,810

Property, plant and equipment, net of accumulated depreciation and amortization of $201,681 and $268,019	302,328	372,038
Intangible assets, net	162,696	160,808
Deferred income taxes	—	5,631
Investments in unconsolidated entities	34,740	37,914
Net assets under contractual obligation	3,844	2,148
Other non-current assets	12,756	14,928
	516,364	593,467

	$602,696	$676,277

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

(in thousands, except for share and per share data)

	April 30, 2003	April 30, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$4,534	$5,542
Current maturities of capital lease obligations	1,287	602
Accounts payable	33,290	40,034
Accrued payroll and related expenses	7,383	7,425
Accrued interest	5,375	6,024
Accrued capping, closure and post-closure costs, current portion	2,962	2,471
Other accrued liabilities	15,925	25,273
Total current liabilities	70,756	87,371

Long-term debt, less current maturities	302,389	349,163
Capital lease obligations, less current maturities	1,969	1,367
Accrued capping, closure and post-closure costs, less current maturities	22,987	22,752
Deferred income taxes	2,994	—
Other long-term liabilities	18,625	18,493

COMMITMENTS AND CONTINGENCIES

Series A redeemable, convertible preferred stock, 55,750 shares authorized, issued and outstanding as of April 30, 2003 and 2004, liquidation preference of $1,000 per share plus accrued but unpaid dividends	63,824	67,076

STOCKHOLDERS’ EQUITY:
Class A common stock -
Authorized - 100,000,000 shares, $0.01 par value issued and outstanding - 22,769,000 and 23,496,000 shares as of April 30, 2003 and 2004, respectively	228	235
Class B Common Stock -
Authorized - 1,000,000 shares, $0.01 par value 10 votes per share, issued and outstanding - 988,000 shares	10	10
Accumulated other comprehensive income	542	408
Additional paid-in capital	270,068	272,993
Accumulated deficit	(151,696)	(143,591)
Total stockholders’ equity	119,152	130,055

	$602,696	$676,277

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal Year Ended April 30,
	2002	2003	2004
Revenues	$420,067	$419,518	$437,961

Operating expenses :
Cost of operations	275,961	277,579	286,163
General and administration	54,167	55,432	57,832
Depreciation and amortization	50,621	47,879	59,596
Impairment charge	—	4,864	1,663
Restructuring charge	(438)	—	—
	380,311	385,754	405,254
Operating income	39,756	33,764	32,707
Other expense/(income), net:
Interest income	(904)	(318)	(251)
Interest expense	31,259	26,354	25,500
Income from equity method investments	(1,899)	(2,073)	(2,261)
Loss on debt extinguishment	—	3,649	—
Minority interest	(154)	(152)	—
Other expense/(income)	(4,482)	(1,599)	5,949
Other expense, net	23,820	25,861	28,937

Income from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	15,936	7,903	3,770
(Benefit) provision for income taxes	5,140	3,825	(1,622)

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	10,796	4,078	5,392
Discontinued Operations :
Loss from discontinued operations (net of income tax benefit of $29, $12 and $1)	(109)	(20)	(10)
Estimated loss on disposal of discontinued operations (net of income tax benefit of $157)	(4,096)	—	—
Reclassification from discontinued operations (net of income tax provision $776 and $34)	1,140	50	—
Cumulative effect of change in accounting principle (net of income tax (provision) benefit of $170, $189 and ($1,856))	(250)	(63,916)	2,723
Net income (loss)	7,481	(59,808)	8,105
Preferred stock dividend	3,010	3,094	3,252
Net income (loss) available to common stockholders	$4,471	$(62,902)	$4,853

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS , INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(in thousands , except for per share data)

	Fiscal Year Ended April 30,
	2002	2003	2004
Earnings Per Share:
Basic:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle available to common stockholders	$0.33	$0.04	$0.09
Loss from discontinued operations, net	—	—	—
Estimated loss on disposal of discontinued operations, net	(0.18)	—	$—
Reclassification from discontinued operations, net	0.05	—	$—
Cumulative effect of change in accounting principle, net	(0.01)	(2.69)	$0.11

Net income (loss) per common share available to common stockholders	$0.19	$(2.65)	$0.20

Basic weighted average common shares outstanding	23,496	23,716	24,002

Diluted:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle available to common stockholders	$0.32	$0.04	$0.09
Loss from discontinued operations, net	—	—	—
Estimated loss on disposal of discontinued operations, net	(0.17)	—	—
Reclassification from discontinued operations, net	0.05	—	—
Cumulative effect of change in accounting principle, net	(0.01)	(2.67)	0.11

Net income (loss) per common share available to common stockholders	$0.19	$(2.63)	$0.20

Diluted weighted average common shares outstanding	24,169	23,904	24,445

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

STOCKHOLDERS’ EQUITY

(in thousands)

Stockholders’ Equity
	Class A		Class B
	Common Stock		Common Stock
	# of Shares	Par Value	# of Shares	Par Value
Balance, April 30, 2001	22,198	$222	988	$10
Issuance of Class A common stock	12	—	—	—
Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	457	5	—	—
Accrual of preferred stock dividend	—	—	—	—
Net income	—	—	—	—
Unrealized gain / (loss) on securities, net of reclassification adjustments	—	—	—	—
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	—	—
Total comprehensive income	—	—	—	—
Other	—	—	—	—
Balance, April 30, 2002	22,667	$227	988	$10

Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	102	$1	—	$—
Accrual of preferred stock dividend	—	—	—	—
Net loss	—	—	—	—
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	—	—
Total comprehensive loss	—	—	—	—
Other	—	—	—	—
Balance, April 30, 2003	22,769	$228	988	$10

Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	727	$7	—	$—
Accrual of preferred stock dividend	—	—	—	—
Net income	—	—	—	—
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	—	—
Total comprehensive income	—	—	—	—
Other	—	—	—	—
Balance, April 30, 2004	23,496	$235	988	$10

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

STOCKHOLDERS’ EQUITY (Continued)

(in thousands)

	Additional Paid-In Capital	(Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Total Comprehensive Income (Loss)
Balance, April 30, 2001	$271,502	$(99,369)	$586	$172,951
Issuance of Class A common stock	138	—	—	138
Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	4,063	—	—	4,068
Accrual of preferred stock dividend	(3,010)	—	(3,010)
Net income	—	7,481	—	7,481	$7,481
Unrealized gain / (loss) on securities, net of reclassification adjustments	—	—	(586)	(586)	(586)
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	(4,250)	(4,250)	(4,250)
Total comprehensive income	—	—	—	—	$2,645
Other	4	—	—	4
Balance, April 30, 2002	$272,697	$(91,888)	$(4,250)	$176,796

Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	$459	$—	$—	$460
Accrual of preferred stock dividend	(3,094)	—	(3,094)
Net loss	—	(59,808)	—	(59,808)	$(59,808)
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	4,792	4,792	4,792
Total comprehensive loss	—	—	—	—	$(55,016)
Other	6	—	—	6
Balance, April 30, 2003	$270,068	$(151,696)	$542	$119,152

Issuance of Class A common stock from the exercise of stock warrants, options and employee stock purchase plan	$6,053	$—	$—	$6,060
Accrual of preferred stock dividend	(3,252)	—	(3,252)
Net income	—	8,105	—	8,105	$8,105
Change in fair value of interest rate swaps and commodity hedges, net of reclassification adjustments	—	—	(134)	(134)	(134)
Total comprehensive income	—	—	—	—	$7,971
Other	124	—	—	124
Balance, April 30, 2004	$272,993	$(143,591)	$408	$130,055

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended April 30,
	2002	2003	2004
Cash Flows from Operating Activities:
Net income (loss)	$7,481	$(59,808)	$8,105

Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation and amortization	50,621	47,879	59,596
Depletion of landfill operating lease obligations	—	—	1,248
Estimated loss on disposal of discontinued operations, net	4,096	—	—
Reclassification from discontinued operations, net	(1,140)	(50)	—
Cumulative effect of change in accounting principle, net	250	63,916	(2,723)
Income from equity method investments	(1,899)	(2,073)	(2,261)
Impairment charge	—	4,864	1,663
Loss on debt extinguishment	—	3,649	—
Loss from commodity hedge contracts, net	1,289	—	—
Loss from asset write down	—	—	8,018
Gain on investments, net	(1,216)	—	—
(Gain) loss on sale of equipment	(76)	386	(308)
Gain on sale of assets	(4,848)	(684)	(1,144)
Minority interest	(154)	(152)	—
Deferred income taxes	6,121	6,052	(2,005)
Changes in assets and liabilities, net of effects of acquisitions and divestitures -
Accounts receivable	8,116	(7,466)	(5,859)
Accounts payable	(5,100)	12,031	8,065
Other assets and liabilities	4,146	(3,592)	(2,497)
	60,206	124,760	61,793
Net Cash Provided by Operating Activities	67,687	64,952	69,898

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(4,601)	(18,068)	(31,947)
Acquisitions of landfill operating lease contracts	—	—	(32,223)
Additions to property, plant and equipment	(37,674)	(41,925)	(58,335)
Proceeds from divestitures	31,216	875	4,984
Proceeds from sale of equipment	1,938	1,212	506
Proceeds from sale of investments	3,530	—	—
Advances to unconsolidated entities	(3,942)	(3,302)	(7,332)
Proceeds from assets under contractual obligation	—	—	689
Net Cash Used In Investing Activities	(9,533)	(61,208)	(123,658)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	73,384	380,521	195,303
Principal payments on long-term debt	(147,009)	(361,905)	(150,562)
Deferred financing costs	—	(11,466)	(2,632)
Proceeds from exercise of stock options	3,560	460	4,006
Net Cash Provided by (Used in) Financing Activities	(70,065)	7,610	46,115
Cash used in discontinued operations	(5,792)	—	—
Net (decrease) increase in cash and cash equivalents	(17,703)	11,354	(7,645)
Cash and cash equivalents, beginning of period	22,001	4,298	15,652

Cash and cash equivalents, end of period	$4,298	$15,652	$8,007

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Fiscal Year Ended April 30,
	2002	2003	2004

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during the period for -
Interest	$32,887	$20,763	$23,313
Income taxes, net of refunds	$(1,267)	$54	$349

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Summary of entities acquired in purchase business combinations
Fair value of assets acquired	$7,377	$27,756	$45,925
Cash paid, net	(4,601)	(18,068)	(31,947)

Liabilities assumed and notes payable to seller	$2,776	$9,688	$13,978

Common Stock and Stock Options Issued as Compensation	$650	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share data)

1.            ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Casella Waste Systems, Inc. (“the Company” or “the Parent”) is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services, primarily in the eastern United States. The Company markets recyclable metals, aluminum, plastics, paper and corrugated cardboard which have been processed at its facilities as well as recyclables purchased from third parties. The Company also generates and sells electricity under a long-term contract at a waste-to-energy facility, Maine Energy Recovery Company LP (“Maine Energy”) (see Note 12).

A summary of the Company’s significant accounting policies follows:

(a)           Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(b)           Use of Estimates and Assumptions

The Company’s preparation of its financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and assumptions will also affect the reported amounts of revenues and expenses during the reporting period. Summarized below are the estimates and assumptions that the Company considers to be significant in the preparation of its financial statements.

Landfill Accounting-Capitalized Costs and Amortization

The Company uses life-cycle accounting and the units-of-production method to recognize certain landfill costs. Under life-cycle accounting, all costs related to acquisition, construction, capping, closure and post-closure of landfill sites are capitalized or accrued and charged to income based on tonnage placed into each site. The Company routinely reviews its investment in operating landfills, transfer stations and other significant facilities to determine whether the carrying value of these investments is realizable. The Company’s judgments regarding the existence of impairment indicators are based on regulatory factors, market conditions and operational performance of its landfills.

Units-of-production amortization rates are determined annually for each of the Company’s operating landfills, and such rates are based on estimates provided by its engineers and accounting personnel and consider the information provided by surveys, which are performed at least annually.

Landfill Accounting-Accrued Capping, Closure and Post-Closure Costs

Accrued capping, closure and post-closure costs represent future estimated costs related to capping, monitoring and maintenance of a solid waste landfill, after a landfill facility ceases to accept waste and closes.  SFAS No. 143, Accounting for Asset Retirement Obligations, .requires that capping, closure and post-closure costs be discounted to present value.  Our estimates of future capping, closure and post-closure costs historically have not taken into account discounts for the present value of costs to be paid in the future.  Under SFAS No. 143, our estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars.  These costs are then inflated by 2.6% to reflect a normal escalation of prices up to the year they are expected to be paid.  These estimated costs are then discounted to their present value using a credit adjusted risk-free rate of 9.5%.

Recovery of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of such assets might warrant revision or that the balances may not be recoverable. An impairment loss is recorded if the amount by which the carrying amount of the assets exceeds their fair value. Fair value is usually determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

Allowance for Doubtful Accounts

The Company estimates the allowance for bad debts based on historical collection experience, current trends, credit policy and a review of accounts receivable by aging category.

Self Insurance Reserves

The Company is self insured for vehicles and worker’s compensation. Through the use of actuarial calculations provided by a third party, the Company estimates the amounts required to settle insurance claims. The actuarially-determined liability is calculated in part by reference to past claims experience, which considers both the frequency and settlement of claims. The Company’s self insurance reserves totaled $8,935 and $10,376 at April 30, 2003 and 2004, respectively.

Discontinued Operations

Prior to fiscal year 2003, the Company carried discontinued businesses at estimated net realizable value less costs to be incurred through the date of disposition. Upon adoption of SFAS No. 144, the assets and liabilities of discontinued operations are separately classified in the accompanying consolidated balance sheets.

Income Taxes

The Company uses estimates to determine its provision for income taxes and related assets and liabilities and any valuation allowance recorded against its net deferred tax assets. Valuation allowances have been established for the possibility that tax benefits may not be realized for certain deferred tax assets.

(c)           Revenue Recognition

The Company recognizes collection, transfer, recycling and disposal revenues as the services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

Revenues from the sale of electricity to local utilities by the Company’s waste-to-energy facility (see Note 12) are recorded at the contract rate specified by its power purchase agreement as the electricity is delivered.

Revenues from the sale of recycled materials are recognized upon shipment. Rebates to certain municipalities based on sales of recyclable materials are recorded upon the sale of such recyclables to third parties and are included as a reduction to revenues. Revenues for processing of recyclable materials are recognized when the related service is provided.

Revenues from brokerage are recognized at the time of shipment.

(d)                            Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The carrying values of these financial instruments approximate their respective fair values. See Note 11 for the terms and carrying values of the Company’s various debt instruments.

(e)                                   Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

(f)                                     Inventory

Inventory includes secondary fibers, recyclables ready for sale and supplies and is stated at the lower of cost (first-in, first-out) or market. Inventory consisted of finished goods and supplies of approximately $1,740 and $1,848 at April 30, 2003 and 2004, respectively.

(g)                                  Investments

In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its investment in equity securities as “available for sale.” Accordingly, the carrying value of the securities is adjusted to fair value through other comprehensive income.

In October, 2001, the Company sold its remaining Bangor Hydro Warrants for $3,530. The resulting gain of $1,654 is included in other income. $1,038 (net of taxes of $707) of the gain was reclassified from other comprehensive income. The Company used the specific identification method as a basis for calculating the gain on sale.

For the periods ending April 30, 2002, 2003 and 2004, the Company wrote down to fair value certain equity security investments. The write downs, which were reclassified from other comprehensive income in fiscal year 2002, amounted to $438, $42 and $20, respectively, and were due to declines in the fair value which, in the opinion of management, were considered to be other than temporary. The write downs are included in other expense/(income) in the accompanying statements of operations.

As of April 30, 2003 and 2004, the fair value of investments was approximately $20 and $0, respectively, which is included in other current assets in the accompanying consolidated balance sheets.

(h)                                  Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows (See Note 6):

Asset Classification	Estimated Useful Life
Buildings and improvements	10-35 years
Machinery and equipment	2-15 years
Rolling stock	1-12 years
Containers	2-12 years

The cost of maintenance and repairs is charged to operations as incurred.

Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering and construction. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. Interest is capitalized on landfill permitting and construction projects while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company’s weighted average cost of indebtedness. Interest capitalized for the years ended April 30, 2002, 2003 and 2004 was $437, $719 and $356, respectively. Management periodically reviews its investment in operating landfills, transfer stations and other significant facilities to determine whether the costs of these investments are realizable.

Landfill permitting, acquisition and preparation costs are amortized as landfill airspace is consumed. In determining the amortization rate for these landfills, preparation costs include the total estimated costs to complete construction of the landfills’ permitted and permittable capacity. To be considered permittable, airspace must meet all of the following criteria: the Company must control the land on which the expansion is sought; all technical siting criteria have been met or a variance has been obtained or is reasonably expected to be obtained; no legal or political impediments have been identified which the Company believes will not be resolved in its favor; the Company is actively working on obtaining any necessary permits and expects that all required permits will be received within the next two to five years; and senior management has approved the project. Units-of-production amortization rates are determined annually for each of the Company’s operating landfills. The rates are based on estimates provided by the Company’s engineers and accounting personnel and reflect the information provided by surveys, which are performed at least annually.

During fiscal year 2004, the Company entered into three operation, management and lease agreements with separate municipalities to operate landfills.  These transactions are accounted for as operating leases with the undiscounted value of all future minimum payments amortized over the life of the contract based on tonnage placed in each respective disposal facility.

(i)                                      Intangible Assets

Covenants not to compete and customer lists are amortized using the straight-line method over their estimated useful lives, typically no more than 10 years (See Note 7).

Goodwill is the cost in excess of fair value of identifiable assets of acquired businesses and has been amortized through April 30, 2002 using the straight-line method over periods not exceeding 40 years. In July 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. These standards modified the accounting rules related to accounting for business acquisitions, amortization of intangible assets and the method of accounting for impairment. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

(j)            Investments in Unconsolidated Entities

The Company entered into an agreement in July 2000 with Louisiana-Pacific to combine their respective cellulose insulation businesses into a single operating entity, US GreenFiber LLC (“GreenFiber”) under a joint venture agreement effective August 1, 2000. The Company contributed the operating assets of its cellulose insulation manufacturing business together with $1,000 in cash. There was no gain or loss recognized on this transaction. The Company’s investment in GreenFiber amounted to $23,746 and $27,256 at April 30, 2003 and 2004, respectively. The Company accounts for its 50% ownership in GreenFiber under the equity method of accounting.

Summarized financial information of GreenFiber is as follows:

	April 30, 2003	April 30, 2004
Current assets	$23,185	$25,284
Noncurrent assets	$36,025	$38,728
Current liabilities	$7,069	$9,532
Noncurrent liabilities	$600	$113

	For the Twelve Months Ended April 30,
	2002	2003	2004
Revenue	$99,030	$98,589	$116,057
Gross Profit	$27,870	$21,075	$25,421
Net Income	$8,586	$4,146	$4,523

A portion of the Company’s 50% interest in its New Heights joint venture was sold in September 2001 for consideration of $250. The Company retained an interest of 9.95% in the tire assets of New Heights, as well as financial obligations related solely to the New Heights power plant.  The Company’s investment in the power assets of New Heights amounted to $2,586 at April 30, 2003.  On April 22, 2004, the Company reacquired at no cost the remaining 40.05% interests in the tire assets of New Heights.

The Company sold 80.1% of the equity of Recovery Technologies Group, Inc. (“RTG”) in September, 2001 as part of the sale of its tire processing business. The Company retained a 19.9% indirect interest in the RTG tire collection and processing business which was valued at $3,080 at April 30, 2003.  On April 22, 2004, the Company transferred its 19.9% indirect interest in RTG, as a result of a purchase option exercise by the purchasers of the original 80.1% interest.

Due to an adverse court ruling involving the New Heights power plant and the exercise by the other stockholders of RTG of an option to purchase the Company’s remaining interest in RTG operations, the Company recorded a charge against operations recorded in other expense in fiscal year 2004 amounting to $8,018 which reduced the balance in the investment in New Heights and RTG to $0 at April 30, 2004.  On April 29, 2004, New Heights filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  The New Heights venture took this action to either reorganize its debts pending the outcome of an appeal filed with the Illinois Supreme Court for reconsideration of the previously announced Appellate Court decision which ruled against New Heights in its claim to receive a retail payment rate for electricity generated at the facility, or liquidate in the event the Illinois Supreme Court decides not to hear the appeal.

The Company had received a promissory note and other consideration from Oakhurst Company, Inc. (“OCI”) in connection with the Company’s acquisition of OCI’s 37.5% interest in New Heights on July 3, 2001. The Company estimated the realizable value at $0. The Company reached a settlement with OCI in April, 2003 and received $1,220 which is included in other (income)/expense.

In April, 2003, the Company acquired a 9.9% interest in Evergreen National Indemnity Company (“Evergreen”) for total consideration of $5,329. In December, 2003, the Company acquired an additional 9.9% interest in Evergreen for total consideration of $5,306.  The Company’s investment in Evergreen amounted to $5,329 and $10,657 at April 2003 and 2004, respectively. The Company accounts for its investment in Evergreen under the cost method of accounting.

(k)                                  Income Taxes

The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using currently enacted tax rates.

(l)                                      Accrued Capping, Closure and Post-Closure Costs

Accrued capping, closure and post-closure costs include the current and non-current portion of accruals associated with obligations for capping, closure and post-closure of the Company’s operating and closed landfills. The Company, based on input from its engineers, accounting personnel and consultants, estimates its future cost requirements for capping, closure and post-closure monitoring and maintenance for solid waste landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency’s Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Capping, closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes.

Accruals for capping, closure and post-closure monitoring and maintenance requirements consider final capping of the site, site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Reviews of the future cost requirements for capping, closure and post-closure monitoring and maintenance for the Company’s operating landfills by the Company’s engineers, accounting personnel and consultants are performed at least annually and are the basis upon which the Company’s estimates of these future costs and the related accrual rates are revised prospectively. The Company provides accruals for these estimated costs as the remaining permitted airspace of such facilities is consumed.

The Company operates in states which require a certain portion of landfill capping, closure and post-closure obligations to be secured by financial assurance, which may take the form of restricted cash, surety bonds and letters of credit. Surety bonds securing closure and post-closure obligations at April 30, 2003 and 2004 totaled $25,705 and $34,550, respectively.

(m)          Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Accumulated other comprehensive income included in the accompanying balance sheets consists of changes in the fair value of the Company’s interest rate swap and commodity hedge agreements as well as the cumulative effect of the change in accounting principle due to the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (See Note 1(p)).

(n)           Earnings per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the combined weighted average number of common shares and potentially dilutive shares, which include, where appropriate, the assumed exercise of employee stock options and the conversion of convertible debt and convertible preferred stock. In computing diluted earnings per share, the Company utilizes the treasury stock method with regard to employee stock options and the “if converted” method with regard to its convertible debt and preferred stock.

(o)           Stock Based Compensation Plans

The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25, Accounting for Stock Issued to Employees, for which no compensation expense is recorded in the statements of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the underlying common stock on the grant date.

During fiscal 1996, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for stock-based employee compensation and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic method of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. In addition, the Company has adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.

In accordance with SFAS No. 123 and SFAS No. 148, the Company has computed, for pro forma disclosure purposes, the value of all options granted during the fiscal years 2002, 2003 and 2004 using the Black-Scholes option pricing model as prescribed by SFAS No. 123, using the following weighted average assumptions for grants in the fiscal years ended 2002, 2003 and 2004.

	Fiscal Year
	2002	2003	2004

Risk free interest rate	4.03%-5.05%	2.57%-4.50%	2.34%-3.39%
Expected dividend yield	N/A	N/A	N/A
Expected life	5 Years	5 Years	5 Years
Expected volatility	65.00%	65.00%	45.88%

The total value of options granted during the years ended April 30, 2002, 2003 and 2004 would be amortized on a pro forma basis over the vesting period of the options. Options generally vest over a one to three year period. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company’s net income (loss) and net income (loss) per share would have changed as reflected in the following pro forma amounts:

	Fiscal Year
	2002	2003	2004

Net income (loss) available to common stockholders, as reported	$4,471	$(62,902)	$4,853
Deduct: Total stock-based compensation expense determined under fair value based method, net	(3,804)	(1,507)	(1,145)
Pro forma, net income (loss)	$667	$(64,409)	$3,708

Basic income (loss) per common share:
As reported	$0.19	$(2.65)	$0.20
Pro forma	$0.03	$(2.72)	$0.16
Diluted income (loss) per common share:
As reported	$0.19	$(2.63)	$0.20
Pro forma	$0.03	$(2.70)	$0.15

(p)                                   Accounting for Derivatives and Hedging Activities

The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on May 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company’s objective for utilizing derivative instruments is to reduce its exposure to fluctuations in cash flows due to changes in the variable interest rates under its credit facility and changes in the commodity prices of recycled paper.

The Company’s strategy to hedge against fluctuations in variable interest rates involves entering into interest rate swaps that are specifically designated to existing interest payments under the credit facility and accounted for as cash flow hedges pursuant to SFAS No. 133. Upon adoption of SFAS No. 133, the Company recorded the ineffective portion of the interest rate hedges in place at the time of adoption amounting to $250 (net of taxes of $170) as a cumulative effect of change in accounting principle in fiscal year 2002.

At April 30, 2003 and 2004, the Company had two interest rate swaps outstanding, expiring in February, 2006, with an aggregate notional amount of $53,000. The Company has evaluated these swaps and believes these instruments qualify for hedge accounting pursuant to SFAS No. 133. The fair value of these swaps was an obligation of $555 and $118, with the net amount (net of taxes of $223 and $48) recorded as an unrealized loss in other comprehensive income at April 30, 2003 and 2004, respectively. The estimated net amount of the existing losses as of April 30, 2004 included in accumulated other comprehensive income expected to be reclassified into earnings as payments are either made or received under the terms of the interest rate swaps within the next 12 months is approximately $65. The actual amounts reclassified into earnings are dependent on future movements in interest rates.

The Company’s strategy to hedge against fluctuations in the commodity prices of recycled paper is to enter into hedges to mitigate the variability in cash flows generated from the sales of recycled paper at floating prices, resulting in a fixed price being received from these sales. The Company has entered into twenty-two commodity hedges, which expire at various times between April 2005 and October 2006. The Company has evaluated these hedges and believes that these instruments qualify for hedge accounting pursuant to SFAS No. 133. As of April 30, 2004, the fair value of these hedges was an obligation of $515 and $2,423, with the net amount (net of taxes of $197 and $969) recorded as an unrealized loss in accumulated other comprehensive income at April 30, 2003 and 2004, respectively.

On December 2, 2001, Enron Corporation (Enron), the counterparty for all of the Company’s commodity hedges as of that date, filed for Chapter 11 bankruptcy protection. As a result of the filing, the Company executed the early termination provisions provided under the forward contracts, and filed a claim with the bankruptcy court. Additionally, the Company agreed with its equity method investee, GreenFiber, to include GreenFiber in its claim (as allowed under the applicable affiliate provisions). The Company recorded a charge of $1,688 in fiscal 2002 in other expense to recognize the change in fair value of these commodity contracts. Subsequent changes in the fair value of these commodity contracts were reflected in earnings until their March 2003 termination. The Company has no remaining exposure related to its claims against Enron.

(q)           Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers comprise the Company’s customer base, thus spreading the trade credit risk. For the years ended April 30, 2003 and 2004, no single group or customer represents greater than 2.0% of total accounts receivable. The Company controls credit risk through credit evaluations, credit limits, and monitoring procedures. The Company performs credit evaluations for commercial and industrial customers and performs ongoing credit evaluations of its customers, but generally does not require collateral to support accounts receivable. Credit risk related to derivative instruments results from the fact the Company enters into interest rate and commodity price swap agreements with various counterparties. However, the Company monitors its derivative positions by regularly evaluating positions and the credit worthiness of the counterparties.

2.             RECLASSIFICATIONS

Certain reclassifications have been made to the prior period financial statements to conform to the current presentation.

3.             ADOPTION OF NEW ACCOUNTING STANDARDS

In July 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142,Goodwill and Other Intangible Assets. These new standards significantly modified the accounting rules related to accounting for business acquisitions, amortization of intangible assets and the method of accounting for impairments of existing goodwill. The effective date for SFAS No. 142 was fiscal years beginning after December 15, 2001.

SFAS No. 142, among other things, eliminates the amortization of goodwill and requires an annual assessment of goodwill impairment by applying a fair value based test. SFAS No. 142 requires that any goodwill recorded in connection with an acquisition consummated on or after July 1, 2001 not be amortized. The Company performed an impairment test as of May 1, 2002 and goodwill was determined to be impaired and the amount of $63,916 (net of tax benefit of $189) was charged to earnings as a cumulative effect of a change in accounting principle. The goodwill impairment is associated with the assets acquired by the Company in connection with its acquisition of KTI. Remaining goodwill will be tested for impairment on an annual basis and further impairment charges may result. In accordance with the non-amortization provisions of SFAS No. 142, remaining goodwill will not be amortized going forward. The following schedule reflects net income (loss) and earnings (loss) per share for fiscal years 2002 and 2003 adjusted to exclude goodwill amortization and impairment charges.

	Fiscal Year
	2002	2003
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$10,796	$4,069
Discontinued Operations:
Loss from discontinued operations, net	(109)	(11)
Estimated loss on disposal of discontinued operations, net	(4,096)	—
Reclassification from discontinued operations, net	1,140	50
Cumulative effect of change in accounting principle, net	(250)	(63,916)
Reported net (loss) income	7,481	(59,808)
Add:
Goodwill impairment charge (net of income taxes of $189)	—	63,916
Goodwill amortization (net of income taxes of $2,143)	4,956	—
Adjusted net income	12,437	4,108
Less:
Preferred stock dividends	3,010	3,094
Adjusted net income available to common stockholders	$9,427	$1,014

Earnings per common share:
Basic earnings per common share:
Reported net (loss) income available to common stockholders	$0.19	$(2.65)
Goodwill impairment charge, net	—	2.69
Goodwill amortization, net	0.21	—
Adjusted basic earnings per share available to common stockholders	$0.40	$0.04
Diluted earnings per common share:
Reported net (loss) income available to common stockholders	$0.19	$(2.63)
Goodwill impairment charge, net	—	2.67
Goodwill amortization, net	0.21	—
Adjusted diluted earnings per share available to common stockholders	$0.40	$0.04

Effective May 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  Through April 30, 2003 we recognized expenses associated with (i) amortization of capitalized and future landfill asset costs and (ii) future closure and post-closure obligations on a units-of-production basis as airspace was consumed over the life of the related landfill.  This practice, referred to as life-cycle accounting within the waste industry, continues to be followed, with the exception of future landfill capping costs.  As a result of the adoption of SFAS No. 143, future capping costs are identified by specific capping event and amortized over the specific estimated capacity related to that event rather than over the life of the entire landfill, as was the practice prior to our adoption of SFAS No. 143.

The primary modification to the Company’s methodology required by SFAS No. 143 is to require that capping, closure and post-closure costs be discounted to present value.  The Company’s estimates of future capping, closure and post-closure costs historically have not taken into account discounts for the present value of costs to be paid in the future.  Under SFAS No. 143, the Company’s estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars.  These costs are then inflated by 2.6% to reflect a normal escalation of prices up to the year they are expected to be paid.  These estimated costs are then discounted to their present value using a credit adjusted risk-free rate of 9.5%.

Under SFAS No. 143, the Company no longer accrues landfill retirement obligations through a charge to cost of operations, but rather by an increase to landfill assets.  Under SFAS No. 143, the amortizable landfill assets include not only the landfill development costs incurred but also the recorded capping, closure and post-closure liabilities as well as the cost estimates for future capping, closure and post-closure costs. The landfill asset is amortized over the total capacity of the landfill, as airspace is consumed during the life of the landfill with one exception. The exception is for capping for which both the recognition of the liability and the amortization of these costs are based instead on the airspace consumed for the specific capping event.

Upon adoption, SFAS No. 143 required a cumulative change in accounting for landfill obligations retroactive to the date of the inception of the landfill.  Inception of the asset retirement obligation is the date operations commenced or the date the asset was acquired.  To do this, SFAS No. 143 required the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liability for cumulative accretion.

At May 1, 2003, the Company recorded a cumulative effect of change in accounting principle of $2,723 (net of taxes of $1,856).  In addition we recorded a decrease in our capping, closure and post-closure obligations of $7,855, and a decrease in our net landfill assets of $3,228.  The following is a summary of the balance sheet changes for landfill assets and capping, closure and post-closure liabilities at May 1, 2003 (in thousands):

	Balance at April 30, 2003	Change	Balance at May 1, 2003
Landfill assets	$148,029	$6,166	$154,195
Accumulated amortization	(63,207)	(9,394)	(72,601)
Net landfill assets	$84,822	$(3,228)	$81,594

Capping, closure, and post-closure liabilities	$25,949	$(7,855)	$18,094

The pro forma effects of the application of SFAS 143 as if the statement had been adopted on May 1, 2001, rather than May 1, 2003, using May 1, 2003 costs, assumptions and interest rates are presented below (in thousands):

	Fiscal Year
	2002	2003
Net (loss) income available to common stockholders, as reported	$4,471	$(62,902)
Reversal of closure and post-closure expense, net of tax	(4,509)	(4,331)
Amortization expense, net of tax	1,026	1,526
Accretion expense, net of tax	-663	764
Pro forma net (loss) income	$7,291	$(60,861)

Reported net (loss) income per common share	$0.19	$(2.63)

Pro forma net (loss) income per common share	$0.30	$(2.55)

The pro forma asset retirement obligation liability balances as if SFAS 143 had been adopted on May 1, 2001, rather than May 1, 2003, are as follows:

	April 30,
	2002	2003
Accrued capping, closure and post-closure costs, as reported	$24,772	$25,949

Pro forma accrued capping, closure and post-closure costs	$16,169	$18,094

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets as of May 1, 2002. Among other things, this standard requires that the assets and liabilities of a disposal group held for sale (including those of discontinued operations) be presented separately in the asset and liability sections, respectively, of the balance sheet. The standard also requires reclassification of such items in prior periods if such financial statements are presented for comparative purposes.

SFAS No. 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections was issued by the FASB in April, 2002 and among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary such that most debt extinguishment gains and losses are no longer classified as extraordinary.  SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.  Upon adoption, gains and losses on future debt extinguishment, if any, will be recorded in pre-tax income.  Prior to the adoption of SFAS No. 145, in the third quarter of fiscal year 2003, we recorded an extraordinary loss of $2,170 (net of income tax benefit of $1,479) in connection with the write-off of deferred financing costs related to the old term loan and the old revolver.  This item was reclassified to continuing operations in the financial statements as loss on debt extinguishment in the amount of $3,649.

SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure—an amendment of FAS 123 was issued by the FASB in December 2002.  This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reporting results.  SFAS No. 148 is effective for fiscal years ending after December 15, 2002.  The Company has included the required disclosures in these financial statements (Note 1).

FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an Interpretation of APB No. 51 was issued by the FASB in December 2003.  In January 2003, the FASB issued FIN 46, which requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity s expected losses or receives a majority of the entity s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.  In December 2003, the FASB revised FIN 46 to provide companies with clarification of key terms, additional exemptions for application and an extended initial application period.  FIN 46 is currently effective for all variable interest entities created or modified after January 31, 2003 and special purpose entities created on or before January 31, 2003.  The FASB s December 2003 revision to FIN 46 makes the Interpretation effective for all other variable interests beginning March 31, 2004.  The adoption of FIN 46 had no impact on the Company’s consolidated financial statements.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity was issued by the FASB in May 2003.  The statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity.  The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for all financial instruments entered into or modified after June 14, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  We adopted SFAS No. 150 effective August 1, 2003.  In November 2003, the FASB issued an FSP delaying the effective date for certain instruments and entities.  SFAS No. 150 had no impact on the Company’s consolidated financial statements.

4.             BUSINESS COMBINATIONS

On December 14, 1999, the Company consummated its acquisition of KTI, a publicly traded solid waste handling company. KTI specialized in solid waste disposal and recycling, and operated manufacturing facilities utilizing recycled materials. All of KTI’s common stock was acquired in exchange for 7,152 shares of Class A Common Stock.

In addition to the above, the Company also acquired four, eight and eleven solid waste hauling, landfill disposal or material recycling operations in fiscal years 2002, 2003 and 2004, respectively, in transactions accounted for as purchases. Accordingly, the operating results of these businesses are included in the accompanying consolidated statements of operations from the dates of acquisition, and the purchase prices have been allocated to the net assets acquired based on fair values at the dates of acquisition, with the residual amounts allocated to goodwill. Management does not believe the final purchase price allocation will produce materially different results than reflected herein.

The purchase prices allocated to those net assets acquired were as follows:

	April 30,
	2003	2004

Current assets	$525	$217
Property, plant and equipment	21,025	39,092
Goodwill	5,253	4,653
Intangible assets	953	1,963
Current liabilities	(1,160)	(7,653)
Other non-current liabilities	(5,660)	(5,722)
Total consideration	$20,936	$32,550

The following unaudited pro forma combined information shows the results of the Company’s operations for the fiscal years 2003 and 2004 as though each of the acquisitions completed in the fiscal years

2003 and 2004 had occurred as of May 1, 2002.

	Fiscal Year
	2003	2004

Revenues	$437,133	$442,419
Operating income	$36,734	$31,884
Net income (loss)	$(58,821)	$6,134
Diluted pro forma net income (loss) per common share	$(2.46)	$0.25
Weighted average diluted shares outstanding	23,904	24,445

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place or the results of future operations of the Company. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the completed acquisitions.

In December 2003, the Company commenced operations at Ontario County Landfill, after executing a 25-year operation, management and lease agreement with Ontario County, New York.  The Company made initial payments of $4,266 related to this transaction.

In February 2004, the Company completed transactions with the State of Maine and Georgia-Pacific, pursuant to which the State of Maine took ownership of the landfill located in West Old Town, Maine formerly owned by Georgia-Pacific and the Company became the operator of that facility under a 30-year operating and service agreement between the Company and the State of Maine.  Under the terms of the agreement, the Company provided to the State of Maine, and the State of Maine provided to Georgia-Pacific an initial cash payment of $12,500 and a letters of credit in the respective amounts of $12,500 and $1,000, which became payable upon the issuance of an expansion permit for an additional 10 million cubic yards of commercial capacity at the landfill.  The permit was issued in April, 2004, subject to appeal.

Both of these transactions are accounted for as operating leases, therefore they are excluded from the above presentation.

5.             RESTRICTED CASH

Restricted cash consists of cash held in trust on deposit with various banks as collateral for the Company’s financial obligations relative to its self insurance claims liability as well as landfill capping, closure and post-closure costs and other facilities’ closure costs. Cash is also restricted by specific agreement for facilities’ maintenance and other purposes.

A summary of restricted cash is as follows:

	April 30, 2003	April 30, 2004

Insurance	$10,715	$12,298
Landfill closure	73	70
Facility maintenance and operations	51	51

Total	$10,839	$12,419

6.             PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at April 30, 2003 and 2004 consist of the following:

	April 30,
	2003	2004

Land	$10,499	$16,449
Landfills	148,029	206,460
Landfill operating lease contracts	—	30,512
Buildings and improvements	53,369	60,177
Machinery and equipment	155,784	172,085
Rolling stock	94,345	108,236
Containers	41,983	46,138
	504,009	640,057
Less: accumulated depreciation and amortization	201,681	268,019
	$302,328	$372,038

Depreciation expense for the fiscal years 2002, 2003 and 2004 was $32,397, $33,042 and $35,411, respectively. Landfill amortization expense for the fiscal years 2002, 2003 and 2004 was $10,333, $13,257 and $22,689, respectively.  Depletion expense on landfill operating lease contracts was $1,248 in fiscal year 2004.

7.                   INTANGIBLE ASSETS

Intangible assets at April 30, 2003 and 2004 consist of the following (in thousands):

	Goodwill	Covenants not to compete	Customer lists	Total
April 30, 2003
Intangible assets	$159,682	$14,963	$688	$175,333
Less accumulated amortization	—	(12,210)	(427)	(12,637)
	$159,682	$2,753	$261	$162,696

April 30, 2004
Intangible assets	$157,230	$16,402	$688	$174,320
Less accumulated amortization	—	(12,995)	(517)	(13,512)
	$157,230	$3,407	$171	$160,808

The following table shows the activity and balances related to goodwill from April 30, 2003 through April 30, 2004:

Balance, April 30, 2003	$159,682
Acquisitions	4,741
Other (1)	(7,193)
Balances, April 30, 2004	$157,230

(1)          Decrease in Federal and state tax valuation allowances related to goodwill acquired as part of the KTI acquisition.

Intangible amortization expense for the fiscal years 2002, 2003 and 2004 was $7,982, $1,631 and $1,572, respectively. The intangible amortization expense estimated as of April 30, 2004, for the five years following 2004 is as follows:

2005	2006	2007	2008	2009
$1,284	$1,034	$535	$265	$86

8.             NET ASSETS UNDER CONTRACTUAL OBLIGATION

Effective September 30, 2002, the Company transferred its export brokerage operations to former employees, who had been responsible for managing that business.  Consideration for the transaction was in the form of two notes receivable, amounting to $5,460.  These notes were payable within five years of the anniversary date of the transaction to the extent of free cash flow generated from the operations.

Effective June 30, 2003, the Company entered into a similar transaction transferring its domestic brokerage operations as well as a commercial recycling business to former employees who had been responsible for managing those businesses.  Consideration for the transaction was in the form of two notes receivable amounting up to $6,925.  These notes are payable within twelve years of the anniversary date of the transaction to the extent of free cash flow generated from the operations.

The Company did not initially account for either of these transactions as a sale based on an assessment that the risks and other incidents of ownership had not sufficiently transferred to the buyer. The net assets of both brokerage operations, amounting to $3,844 at April 30, 2003, were disclosed in the balance sheet as “net assets under contractual obligation”, and the balance reduced as payments were made.

Effective April 1, 2004, the notes from the buyer of the export brokerage operations were paid in full and accordingly the Company was able to account for the transfer of the export brokerage operations as a sale, for total consideration of $4,984.  The gain on the sale amounted to $1,144 and is included in other income for fiscal year 2004.

The net assets of the domestic brokerage operations are disclosed in the balance sheet as “net assets under contractual obligation” and are being reduced as payments are made.  Net assets under contractual obligations amounted to $2,148 at April 30, 2004.

9.             ACCRUED CAPPING, CLOSURE AND POST CLOSURE

Accrued capping, closure and post-closure costs include the current and non-current portion of costs associated with obligations for closure and post-closure of our landfills. We estimate our future capping, closure and post-closure costs in order to determine the capping, closure and post-closure expense per ton of waste placed into each landfill as further described in Note 1(l) to the consolidated financial statements. The anticipated timeframe for paying these costs varies based on the remaining useful life of each landfill, as well as the duration of the post-closure monitoring period. The changes to accrued capping, closure and post-closure liabilities are as follows:

	Years Ended April 30,
	2002	2003	2004
Balance, May, 1	$17,230	$24,772	$25,949
Cumulative effect of change in accounting principle (1)	—	—	(7,855)
Capping, closure, and post-closure liability, adjusted	17,230	24,772	18,094
Obligations incurred	6,665	8,400	4,556
Revisions in estimates	—	—	(1,371)
Accretion expense	—	—	1,871
Payments (2)	(408)	(9,164)	(2,707)
Acquisitions and other adjustments (3)	1,285	1,941	4,780

Balance, April, 30	$24,772	$25,949	$25,223

(1)          Upon adoption of SFAS No. 143, on May 1, 2003, we recorded a cumulative effect of change in accounting principle of $2,723 (net of taxes of $1,856).  In addition we recorded a decrease in our capping, closure and post-closure obligations of $7,855, and a decrease in our net landfill assets of $3,228.  For additional information and analyses of the impact that adopting SFAS No. 143 had on our balance sheet and our results of operations for the year ended April 30, 2004, see Note 3.

(2)          Spending levels increased in fiscal year 2003 mainly due to closure activities at our Woburn, Massachusetts and Pine Tree, Maine landfills.

(3)          In fiscal year 2002, we recorded additional post-closure accruals relating to one of our construction and demolition landfills. In fiscal year 2003, we recorded closure and post closure accruals relating to the Hardwick landfill acquisition.  The increase in fiscal 2004 is as a result of capping, closure and post closure accruals relating to the acquisition of the Southbridge landfill operating contract.

10.          OTHER ACCRUED LIABILITIES

Other accrued liabilities at April 30, 2003 and 2004 consist of the following:

	April 30,
	2003	2004

Self insurance reserve	$7,730	$8,962
Other accrued liabilities	8,195	16,311
Total other accrued liabilities	$15,925	$25,273

11.          LONG-TERM DEBT

Long-term debt as of April 30, 2003 and 2004 consists of the following:

	April 30, 2003	April 30, 2004
Senior subordinated notes, due February 1, 2013, 9.75%, interest payable semiannually, unsecured and unconditionally guaranteed.	$150,000	$200,957
Senior secured term loan (the “term loan”) due January 24, 2010, bearing interest at LIBOR plus 2.75% (approximately 3.90% at April 30, 2004 based on three month LIBOR), with principal payments of $1,500 per year, beginning in fiscal 2004 with the remaining principal balance due at maturity. This loan is collateralized by substantially all of the assets of the Company.	150,000	148,500
Senior secured revolving credit facility (the “revolver”), which provides for advances of up to $175,000, due January 24, 2008, bearing interest at LIBOR plus 2.75%, (approximately 3.90% at April 30, 2004 based on three month LIBOR). This loan is collateralized by substantially all of the assets of the Company.	—	—
Notes payable in connection with businesses acquired, bearing interest at rates of 0% - 12.5%, due in monthly, quarterly or annual installments varying to $75, expiring November 2004 through May 2009.	2,460	2,958
Notes payable in connection with businesses acquired, bearing interest at 0%, discounted at 4.74% to 5.5%, due in monthly and annual installments varying to $1,000 through April 2005.	4,463	2,290
	306,923	354,705
Less - current maturities	4,534	5,542
	$302,389	$349,163

On January 24, 2003, the Company issued $150,000 of 9.75% senior subordinated notes (the “notes”), due 2013. The senior subordinated note agreement contains covenants that restrict dividends, stock repurchases and other payments, and limits the incurrence of debt and issuance of preferred stock.  The notes are guaranteed jointly and severally, fully and unconditionally by the Company and its significant subsidiaries.

Concurrently with the initial issuance of the notes, the Company entered into a senior credit facility consisting of a term loan in the aggregate principal amount of $150,000 and a revolver in the aggregate principal amount of $175,000. The Company, under certain circumstances, has the option of increasing the term loan or the revolver by an additional $50,000.  On August 26, 2003, the Company amended the terms of the term loan, lowering the borrowing rate and modifying the prepayment provisions to include a prepayment premium applicable to the first two years following the date of the amendment.

On February 2, 2004, the Company issued an additional $45,000 of 9.75% senior subordinated notes due 2013.  Proceeds from the issuance were used to repay outstanding indebtedness under the Company’s revolving credit facility, to pay transaction costs related to the offering and will be used and for general corporate purposes, including acquisitions.  A premium of $6,075 was recorded upon the issuance which will be amortized over the life of the notes.  Premium amortization of $118 was recorded to interest expense in fiscal 2004 using the effective interest rate method.  The unamortized premium was $5,957 at April 30, 2004.

Further advances were available under the revolver in the amount of $141,586 and $142,061 as of April 30, 2003 and 2004, respectively. These available amounts are net of outstanding irrevocable letters of credit totaling $33,414 and $32,939 as of April 30, 2003 and 2004. As of April 30, 2003 and 2004 no amounts had been drawn under the outstanding letters of credit.

The term loan and revolving credit facility agreement contains covenants that may limit the Company’s activities, including covenants that restrict dividends and stock repurchases, limit capital expenditures, and set minimum net worth and profitability requirements and interest coverage and leverage ratios. As of April 30, 2004, the Company considered the profitability covenant, which requires the cumulative adjusted net income for any two consecutive quarters to be positive, to be the most restrictive. As of April 30, 2004, the Company was in compliance with this covenant as the Company reported consolidated adjusted net income of $634 for the six months ended April 30, 2004. Consolidated adjusted net income is defined by the credit facility agreement. In accordance with such definition, consolidated net income, determined in accordance with generally accepted accounting principles, is adjusted for elimination of certain nonrecurring charges, extraordinary gains, income from discontinued operations and non-cash income attributable to equity investments.  On June 14, 2004, the Company amended the terms of the senior credit facility to clarify the definition of certain non-recurring charges excluded from the covenant calculations in other expense in fiscal 2004.

The Company recorded a loss on debt extinguishment of $3,649 as a result of the write-off of deferred financing costs related to the old term loan and the old revolver.

The Company has entered into interest rate swap agreements to balance fixed and floating rate debt interest risk in accordance with management’s criteria. The agreements are contracts to exchange fixed and floating interest rate payments periodically over a specified term without the exchange of the underlying notional amounts. The agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. Differences paid or received over the life of the agreements are recorded in the consolidated financial statements as additions to or reductions of interest expense on the underlying debt.

The Company terminated five interest rate swaps in January, 2003 concurrent with the issuance of the notes and entering into its new senior credit facility. These derivatives were accounted for as cash flow hedges pursuant to SFAS 133 and were designated to interest payments under the previous credit facility. At April 30, 2002, the fair value of these swaps was an obligation of $8,225. The early termination costs associated with the unwind of these swaps amounted to $1,296 which is included in other expense/(income), net in the consolidated statements of operations for fiscal year 2003. The Company entered into new interest rate swap agreements as cash flow hedges for the new senior credit facility. As of April 30, 2004, interest rate swap agreements in notional amounts and with terms as set forth in the following table were outstanding:

Bank	Notional Amounts	Receive	Pay	Range of Agreement

Bank A	$26,500	LIBOR	2.434%	February 2003 to February 2006
Bank B	$26,500	LIBOR	2.450%	February 2003 to February 2006

The fair value of the swaps is estimated at a loss of $118 as of April 30, 2004.

As of April 30, 2004, debt matures as follows:

Fiscal Year
2004	$5,542
2005	2,289
2006	1,779
2007	1,555
2008	1,548
Thereafter	341,992
$354,705

12.          COMMITMENTS AND CONTINGENCIES

(a)           Leases

The following is a schedule of future minimum lease payments, together with the present value of the net minimum lease payments under capital leases, as of April 30, 2004.

	Operating Leases	Capital Leases

Fiscal Year
2005	$23,145	$736
2006	12,987	503
2007	6,992	499
2008	6,208	494
2009	4,806	82
Thereafter	58,850	—
Total Minimum Lease Payments	$112,988	2,314

Less-amount representing interest		345
		1,969
Less-current maturities of capital lease obligations		602
Present value of long term capital lease obligations		$1,367

The Company leases real estate, compactors and hauling vehicles under leases that qualify for treatment as capital leases. The assets related to these leases have been capitalized and are included in property and equipment at April 30, 2003 and 2004.

The Company leases operating facilities and equipment under operating leases with monthly payments varying to $49.

During fiscal year 2004, the Company entered into three operation, management and lease agreements with separate municipalities to operate landfills.  These transactions are accounted for as operating leases with the undiscounted value of all future minimum payments amortized over the life of the contract based on tonnage placed in each respective disposal facility.  Those future minimum payments are included in the preceding table.  Depletion of landfill operating lease contracts charged to operations was $1,248 in fiscal year 2004.

Total rent expense under operating leases charged to operations was $5,787, $4,955 and $4,970 in fiscal years 2002, 2003 and 2004, respectively.

(b)           Investment in Waste-to-Energy Facilities

The Company owns a 100% interest in Maine Energy, which utilizes non-hazardous solid waste as the fuel for the generation of electricity. Maine Energy sells the electricity it produces to Central Maine Power (“Central Maine”) pursuant to a long-term power purchase agreement. Under this agreement, Maine

Energy has agreed to sell energy to Central Maine through May 31, 2007 at an initial rate of 7.18 cents (determined in 1996) per kilowatt-hour (“kWh”), which escalates annually by 2% (8.74 cents per kWh as of April 30, 2004). From June 1, 2007 until December 31, 2012, Maine Energy is to be paid the then current market value for both its energy and capacity by Central Maine.

If, in any year, Maine Energy fails to produce 100,000,000 kWh of electricity and Maine Energy does not have a force majeure defense, such as physical damage to the plant or other similar events, Maine Energy must pay approximately $3,750 to Central Maine as liquidated damages. This payment obligation is secured by a letter of credit with a bank. Additionally, if, in any year, Maine Energy fails to produce 15,000,000 kWh of electricity and Maine Energy does not have a force majeure defense, Maine Energy must pay the balance of the letter of credit to Central Maine as liquidated damages. The balance of the letter of credit at April 30, 2004 was $15,000.

Maine Energy produced and sold 159,006,000 kWh, 158,075,200 kWh and 150,732,000 kWh of electricity to Central Maine in the fiscal years ended April 30, 2002, 2003 and 2004, respectively, thereby meeting its kWh requirements under the power purchase agreement.

Under the terms of a waste handling agreement between certain municipalities and Maine Energy, the latter is obligated to make a payment at the point in time that Maine Energy pays off its debt obligations (as defined), currently estimated to occur in 2008, or upon the consummation of an outright sale of Maine Energy. The obligation has been estimated by management at $9,700. Management believes the possibility of material loss in excess of this amount is remote.

(c)           Legal Proceedings

In the normal course of its business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving Federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business.

During the period of November 21, 1996 to October 9, 1997, the Company performed certain closure activities and installed a cut-off wall at the Clinton County landfill, located in Clinton County, New York. On or about April 1999, the New York State Department of Labor alleged that the Company should have paid prevailing wages in connection with the labor associated with such activities. The Company has disputed the allegations and a hearing on the liability issue was held on September 16, 2002. In November 2002, both sides submitted proposed findings of fact and conclusions of law. On May 12, 2004, the Commissioner of Labor issued an order finding that the closure activities and the cut-off wall project were “public works” projects that were subject to prevailing wage requirements. The Company continues to explore settlement possibilities with the State in lieu of a hearing on damages, which is not yet scheduled. Although a loss as a result of these claims is probable, the Company cannot estimate a range of probable losses at this time.

The Company is a defendant in certain other lawsuits alleging various claims incurred in the ordinary course of business, none of which, either individually or in the aggregate, the Company believes are material to its financial condition, results of operations or cash flows.

(d)           Environmental Liability

The Company is subject to liability for any environmental damage, including personal injury and property damage, that its solid waste, recycling and power generation facilities may cause to neighboring property owners, particularly as a result of the contamination of drinking water sources or soil, possibly including damage resulting from conditions existing before the Company acquired the facilities. The Company may also be subject to liability for similar claims arising from off-site environmental contamination caused by pollutants or hazardous substances if the Company or its predecessors arrange to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is not presently aware of any situations that it expects would have a material adverse impact on the results of operations or financial condition.

(e)           Employment Contracts

The Company has entered into employment contracts with four of its senior officers. Two contracts are dated December 8, 1999, while the other two are dated June 18, 2001 and July 20, 2001, respectively. Each contract has a three year term and a two year covenant not to compete from the date of termination. These contracts automatically extend for a one year period at the end of the initial term and any renewal period. Total annual commitments for salaries under these contracts are $1,117. In the event of a change in control of the Company, or in the event of involuntary termination without cause, the employment contracts provide for a payment ranging from one to three years of salary and bonuses.

13.          PREFERRED STOCK

The Company is authorized to issue up to 1,000 shares of preferred stock in one or more series. As of April 30, 2003 and 2004, the Company had 56 shares authorized, issued and outstanding of Series A Redeemable Convertible Preferred Stock issued at $1,000 per share. These shares are convertible into Class A common stock, at the option of the holders, at $14 per share. Dividends are cumulative at a rate of 5%, compounded quarterly from the issuance date of August 11, 2000. The Company has the option to redeem the preferred stock for cash at any time after three years at a price giving the holder a defined yield, but must redeem the shares by the seventh anniversary date at liquidation value, which equals original cost, plus accrued but unpaid dividends, if any. Pursuant to the stock agreement, acceleration of the liquidation provisions would occur upon change in control of the Company.

During the fiscal years 2002, 2003 and 2004, the Company accrued $3,010, $3,094 and $3,252 of dividends, respectively, which are included in the carrying value of the preferred stock in the accompanying consolidated balance sheets.

14.          STOCKHOLDERS’ EQUITY

(a)           Common Stock

The holders of the Class A Common Stock are entitled to one vote for each share held. The holders of the Class B Common Stock are entitled to ten votes for each share held, except for the election of one director, who is elected by the holders of the Class A Common Stock exclusively. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at the option of the shareholder.

(b)           Stock Warrants

At April 30, 2003 and 2004, there were outstanding warrants to purchase 122 and 91 shares, respectively, of the Company’s Class A Common Stock at exercise prices between $15.88 and $43.63 per share, based on the fair value of the underlying common stock at the time of the warrants’ issuance. The warrants are exercisable and expire at varying times through November 2008.

(c)           Stock Option Plans

During 1993, the Company adopted an incentive stock option plan for officers and other key employees. The 1993 Incentive Stock Option Plan (the “1993 Option Plan”) provided for the issuance of a maximum of 300 shares of Class A Common Stock. As of April 30, 2003, options to purchase 15 shares of Class A common stock were outstanding at a weighted average exercise price of $4.61. As of April 30, 2004, options to purchase 14 shares of Class A common stock were outstanding at a weighted average exercise price of $4.61.  No further options may be granted under this plan.

During 1994, the Company adopted a non-statutory stock option plan for officers and other key employees. The 1994 Stock Option Plan (the “1994 Option Plan”) provided for the issuance of a maximum of 150 shares of Class A Common Stock. As of April 30, 2003, options to purchase 15 shares of Class A common stock at a weighted average exercise price of $0.60 were outstanding under the 1994 Option Plan. As of April 30, 2004, there were no options outstanding under this plan.  No further options may be granted under this plan.

In May 1994, the Company also established a nonqualified stock option pool for certain key employees. The plan, which was not approved by stockholders, established 338 stock options to purchase Class A common stock. As of April 30, 2003, options to purchase 255 shares of Class A common stock were outstanding at a weighted average exercise price of $2.00. As of April 30, 2004, there were no options outstanding under this plan.  No further options may be granted under this plan.

During 1996, the Company adopted a stock option plan for employees, officers and directors of, and consultants and advisors to the Company. The 1996 Stock Option Plan (the “1996 Option Plan”) provided for the issuance of a maximum of 918 shares of Class A Common Stock pursuant to the grant of either incentive stock options or non-statutory options. As of April 30, 2003, a total of 300 options to purchase Class A Common Stock were outstanding at a weighted average exercise price of $11.89. As of April 30, 2004, a total of 279 options to purchase Class A common Stock were outstanding at an average exercise price of $11.62. No further options may be granted under this plan.

On July 31, 1997, the Company adopted a stock option plan for employees, officers and directors of, and consultants and advisors to the Company. The Board of Directors has the authority to select the optionees and determine the terms of the options granted. The 1997 Stock Option Plan (the “1997 Option Plan”) provides for the issuance of 5,328 shares of Class A Common Stock pursuant to the grant of either incentive stock options or non-statutory options, which includes all authorized, but unissued options under previous plans. As of April 30, 2003, options to purchase 3,548 shares of Class A Common Stock at an average exercise price of $13.58 were outstanding under the 1997 Option Plan. As of April 30, 2004, options to purchase 2,959 shares of Class A Common Stock at a weighted average exercise price of $12.99 were outstanding under the 1997 Option Plan. As of April 30, 2004, 414 options were available for future grant under the 1997 Option Plan.

Additionally, options outstanding under the assumed KTI Stock Option Plan totaled 82 and 70 at April 30, 2003 and 2004, respectively, at weighted average exercise prices of $22.42 and $20.41, respectively. Upon assumption of this plan, options under the KTI plan became exercisable for an equal number of shares of the Company’s stock.  The exercise price of the converted options was increased by 96.1% based on relative fair values of the underlying stock at the date of the KTI acquisition.

On July 31, 1997, the Company adopted a stock option plan for non-employee directors of the Company. The 1997 Non-Employee Director Stock Option Plan provides for the issuance of a maximum of 200 shares of Class A Common Stock pursuant to the grant of non-statutory options. As of April 30, 2003 and 2004, options to purchase 139 shares of Class A Common Stock at a weighted average exercise price of $11.36 and 117 shares of Class A Common Stock at a weighted average exercise price of $11.44, respectively, were outstanding. As of April 30, 2004, 27 options were available for future grant under the 1997 Non-Employee Director Stock Option Plan.

On July 2, 2001, the Company offered its employees, other than executive officers, the opportunity to ask the Company to exchange options having an exercise price of $12.00 or more per share. For every two eligible options surrendered, the participating option holders received one new option on February 4, 2002 at an exercise price of $12.75, which was equal to the closing price of a common share as quoted by NASDAQ on that day. 666 options were surrendered for exchange under the offering resulting in 333 options being granted to participants.

Options generally vest over a one to three year period from the date of grant and are granted at prices at least equal to the prevailing fair market value at the issue date. In general, options are issued with a life not to exceed ten years.

Stock option activity for the fiscal years 2002, 2003 and 2004 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, April 30, 2001	5,410	15.65
Granted	710	13.09
Surrendered under Exchange Program	(666)	(27.77)
Terminated	(802)	(20.56)
Exercised	(415)	(7.87)

Outstanding, April 30, 2002	4,237	13.09
Granted	225	8.30
Terminated	(83)	(19.06)
Exercised	(26)	(5.28)

Outstanding, April 30, 2003	4,353	12.77
Granted	230	10.54
Terminated	(355)	22.28
Exercised	(791)	(6.11)
Outstanding, April 30, 2004	3,437	$13.07

Exercisable, April 30, 2002	3,812	$13.27

Exercisable, April 30, 2003	3,982	$13.06

Exercisable, April 30, 2004	3,164	$13.27

Set forth below is a summary of options outstanding and exercisable as of April 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Outstanding Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Exercisable Options	Weighted Average Exercise Price
$4.61 - $6.91	130	4.1	$5.05	102	$4.86
6.92 - $10.38	1,098	6.6	8.81	940	8.80
$10.39 - $15.58	1,541	6.1	13.26	1,454	13.29
$15.59 - $23.38	422	4.6	17.32	422	17.32
Over $23.39	246	2.9	26.95	246	26.95

Totals	3,437	5.8	$13.07	3,164	$13.27

The weighted average grant date fair value of options granted during the fiscal years 2002, 2003 and 2004 is $7.06, $8.30 and $4.76, respectively.

15.          EMPLOYEE BENEFIT PLANS

The Company offers its eligible employees the opportunity to contribute to a 401(k) plan. The Company may contribute up to five-hundred dollars per individual per calendar year. Participants vest in employer contributions ratably over a three year period. Employer contributions for the fiscal years 2002, 2003 and 2004 amounted to $406, $368 and $397, respectively.

In January 1998, the Company implemented its Employee Stock Purchase Plan. Under this plan, qualified employees may purchase shares of Class A Common Stock by payroll deduction at a 15% discount from the market price. 600 shares of Class A Common Stock have been reserved for this purpose. During the fiscal years 2002, 2003 and 2004, 31, 28 and 36 shares, respectively, of Class A Common Stock were issued under this plan.

16.          INCOME TAXES

The (benefit) provision for income taxes from continuing operations for the fiscal years 2002, 2003 and 2004 consists of the following:

	Fiscal Year
	2002	2003	2004
Federal—
Current	$(1,639)	$22	$22
Deferred	8,481	(729)	5,508
Deferred benefit of loss carryforwards	(4,049)	1,970	(7,985)
	2,793	1,263	(2,455)

State—
Current	565	871	360
Deferred	2,809	1,594	1,872
Deferred benefit of loss carryforwards	(1,027)	97	(1,399)
	2,347	2,562	833
	$5,140	$3,825	$(1,622)

The differences in the (benefit) provision for income taxes and the amounts determined by applying the Federal statutory rate to income before (benefit) provision for income taxes for the years ended April 30, 2002, 2003 and 2004 are as follows:

	Fiscal Year
	2002	2003	2004

Federal statutory rate	35%	35%	35%
Tax at statutory rate	$5,578	$2,766	$1,319
State income taxes, net of federal benefit	1,527	1,647	(360)
Decrease in valuation allowance	—	(3,173)	(2,746)
Losses on business dispositions	(2072)	849	—
Non-deductible impairment charge	—	568	—
Non-deductible goodwill	1,030	—	—
Equity in loss of unconsolidated entities	(390)	—	—
Other, net	(533)	1,168	165
	$5,140	$3,825	$(1,622)

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

Deferred tax assets and liabilities consist of the following at April 30, 2003 and 2004:

	April 30,
	2003	2004
Deferred tax assets:
Net operating loss carryforwards	$45,385	$48,944
Accrued expenses and reserves	11,243	11,889
Alternative minimum tax credit carryforwards	672	672
Gain on business dispositions	757	329
Capital loss carryforward	—	224
Amortization of intangibles	102	—
Other	2,674	2,151
Total deferred tax assets	60,833	64,209
Less: valuation allowance	(24,696)	(10,317)
Total deferred tax assets after valuation allowance	36,137	53,892

Deferred tax liabilities:
Accelerated depreciation of property and equipment	(33,181)	(33,030)
Amortization of intangibles	—	(8,219)
Basis difference in partnership interests	(1,487)	(2,602)
Other	(188)	(82)
Total deferred tax liabilities	(34,856)	(43,933)
Net deferred tax asset	$1,281	$9,959

At April 30, 2004, the Company has, for Federal income tax purposes, net operating loss carryforwards of approximately $124,735 that expire in years 2005 through 2024 and state net operating loss carryforwards of approximately $71,853 that expire in years 2005 through 2024. Substantial limitations restrict the Company’s ability to utilize certain Federal and state loss carryforwards. Due to uncertainty of the utilization of the carryforwards, no tax benefit has been recognized for approximately $16,833 of the Federal net operating loss carryforwards and $42,104 of the state net operating loss carryforwards. In addition, the

Company has approximately $672 minimum tax credit carryforward available that is not subject to limitation.

The $14,379 net decrease in the valuation allowance is primarily due to the reduction in the valuation allowance for Federal and state loss carryforwards as utilization of the Company’s tax losses is more certain, and the expiration of certain Federal and state loss carryforwards.  The change in the valuation allowance includes a $6,783 decrease related to Federal loss carryforwards that was recorded as a reduction to KTI goodwill.

The valuation allowance includes $6,156 related to losses acquired through acquisitions. To the extent that future realization of such carryforwards exceeds the Company’s current estimates, additional benefits received will be recorded as a reduction of goodwill. In assessing the realizability of carryforwards and other deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

17.          DISCONTINUED OPERATIONS, ASSETS HELD FOR SALE, DIVESTITURES AND IMPAIRMENT CHARGES

Discontinued Operations:

In the fourth quarter of fiscal 2003, the Company entered into negotiations with former employees for the transfer of its domestic brokerage operations and a commercial recycling business. The transaction was completed in June 2003. The commercial recycling business had been accounted for as a discontinued operation since fiscal 2001. Due to the nature of the transaction, the Company could not retain discontinued accounting treatment for this operation. Therefore, the commercial recycling business’ operating results have been reclassified from discontinued to continuing operations for fiscal 2002 and 2003. In fiscal 2001, estimated future losses from this operation were recorded and classified as losses from discontinued operations. This amount has been reclassified and offset against actual losses from operations in fiscal 2002 and 2003.

Net Assets Held for Sale:

The Company had identified for sale certain other businesses which were classified as net assets held for sale as of April 30, 2001. These included its Timber Energy business and its one remaining plastics recycling facility.

On May 17, 2001, the plastics recycling business was sold for approximately $998 in total consideration. The consideration consisted of $406 in cash and $592 in notes.

On July 31, 2001, the Timber Energy business was sold for approximately $15,000 in total consideration. The consideration comprised the buyer’s assumption of debt, reimbursement of restricted cash funds, and a working capital adjustment, resulting in $10,691 cash.

As discussed above, in June 2003, the Company transferred a commercial recycling business to former employees. The net assets of the commercial recycling business were $(306) and $(1,280) as of April 30, 2002 and 2003, respectively.

Other Divestitures:

In October, 2001, the Company sold its Multitrade division for consideration of $6,893. The transaction resulted in a gain of $4,156 which is included in other (income)/expense, net.

In July, 2001, the Company sold its S&S Commercial division for consideration of $887. The transaction resulted in a gain of $692 which is included in other expense/(income), net.

In April 2003, the Company sold its FCR Virginia division for consideration of $875. The transaction resulted in a gain of $684 which is included in other expense/(income), net.

Effective September 30, 2002, the Company transferred its export brokerage operations to former employees, who had been responsible for managing that business. Consideration for the transaction was in the form of two notes receivable amounting to $5,460.  These notes were payable within five years of the anniversary date of the transaction to the extent of free cash flow generated from the operations.  The Company did not initially account for this transaction as a sale based on an assessment that the risks and other incidents of ownership had not sufficiently transferred to the buyer.  Effective April 1, 2004, the Company completed the sale the export brokerage operations for total consideration of $4,984.  The gain on the sale amounted to $1,144 and is included in other expense/(income) for fiscal year 2004.

Impairment Charges:

In the fourth quarter of fiscal 2004 we recorded an impairment charge of $1,663, consisting of a $404 write-down of our investment in Resource Optimization Technology (“ROT”), a compost facility, which we intend to transfer at no cost to the minority interest holder of ROT; a charge of $926 relating to the sale of buildings and land at its former recycling facility in Mechanics Falls, Maine; and a charge of $333 for the discontinued Rockingham landfill project.

In the fourth quarter of fiscal 2003, the Company recorded an impairment charge of $4,864 to adjust the book value of the domestic brokerage and commercial recycling business to net realizable value.

18.          EARNINGS PER SHARE

The following table sets forth the numerator and denominator used in the computation of earnings per share:

	Fiscal Year Ended April 30,
	2002	2003	2004
Numerator:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$10,796	$4,069	$5,384
Less: preferred stock dividends	(3,010)	(3,094)	(3,252)
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle available to common stockholders	$7,786	$975	$2,132

Denominator:
Number of shares outstanding, end of period:
Class A common stock	22,667	22,769	23,496
Class B common stock	988	988	988
Effect of weighted average shares outstanding during period	(159)	(41)	(482)
Weighted average number of common shares used in basic EPS	23,496	23,716	24,002
Impact of potentially dilutive securities:
Dilutive effect of options, warrants and contingent stock	673	188	443
Weighted average number of common shares used in diluted EPS	24,169	23,904	24,445

For the fiscal years 2002, 2003 and 2004, 6,653, 8,408 and 6,513, respectively, of potentially dilutive common stock related to options, convertible debt, warrants and redeemable convertible preferred stock, respectively, were excluded from the calculation of dilutive shares since the inclusion of such shares would be anti-dilutive.

19.          RELATED PARTY TRANSACTIONS

(a)           Services

During fiscal years 2002, 2003 and 2004, the Company retained the services of a related party, a company wholly owned by two of the Company’s major stockholders and members of the Board of Directors (one of whom is also an officer), as a contractor in developing or closing certain landfills owned by the Company. Total purchased services charged to operations or capitalized to landfills for the fiscal years 2002, 2003 and 2004 were $2,559, $1,525 and $5,759, respectively, of which $28 and $499 were outstanding and included in accounts payable at April 30, 2003 and 2004, respectively.

(b)           Leases

On August 1, 1993, the Company entered into two leases for operating facilities with a partnership in which two of the Company’s major stockholders and members of the Board of Directors (one of whom is also an officer) are the general partners. The leases are classified as capital leases in the accompanying consolidated balance sheets. The leases call for monthly payments of approximately $21 and expired in April 2003. The leases were renewed effective May 1, 2003 as capital leases for a term of 60 months. Total expense charged to operations for fiscal years 2002, 2003 and 2004 under these agreements was $204, $196 and $255, respectively.

(c)           Landfill Post-closure

The Company has agreed to pay the cost of post-closure on a landfill owned by certain principal shareholders. The Company paid the cost of closing this landfill in 1992, and the post-closure maintenance obligations are expected to last until 2012. In the fiscal years 2002, 2003 and 2004, the Company paid $6, $8 and $9 respectively, pursuant to this agreement. As of April 30, 2003 and 2004, the Company has accrued $75 and $106 respectively, for costs associated with its post-closure obligations.

(d)           Transfer Station Lease

In June 1994, the Company entered into a transfer station lease for a term of 10 years. The transfer station was owned by a current member of the Company’s Board of Directors, who became a director upon the execution of the lease. Under the terms of the lease the Company agreed to pay monthly rent for the first five years at a rate of five dollars per ton of waste disposed of at the transfer station, with a minimum rent of $7 per month. In June 1999, the monthly rent was lowered to a rate of two dollars per ton of waste disposed, with a minimum rent of $3 per month. Total lease payments for the fiscal years 2002, 2003 and 2004 were $64, $55 and $35, respectively.  In October 2003, the Company agreed to assume the post-closure obligations at an adjacent closed landfill owned by the same member of the Company’s Board of Directors in exchange for ownership of the transfer station and closed landfill site and termination of the lease and rental obligations.

(e)           Employee Loans

As of April 30, 2003 and 2004, the Company has recourse loans to officers and employees outstanding in the amount of $1,105. The interest on these notes is payable upon demand by the Company. The notes have no fixed repayment terms. Interest is at the Wall Street Journal Prime Rate (4.00% at April 30, 2004). Notes from officers consisted of $1,016 at April 30, 2003 and 2004 with the remainder being from employees of the Company.

(f)            Commodity Sales

The Company sells recycled paper products to its equity method investee, GreenFiber. Revenue from sales to GreenFiber amounted to $2,303, $3,375 and $3,071 for fiscal years 2002, 2003 and 2004, respectively.

20.          SEGMENT REPORTING

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. In general, SFAS No. 131 requires that business entities report selected information about operating segments in a manner consistent with that used for internal management reporting.

The Company classifies its operations into Eastern region, Central region, Western region and FCR Recycling. The Company’s revenues in the Eastern region, Central region and Western region segments are derived mainly from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. The Eastern region also includes Maine Energy, which generates electricity from non-hazardous solid waste. The Company’s revenues in the FCR Recycling and brokerage segment are derived from integrated waste handling services, including processing and recycling of wood, paper, metals, aluminum, plastics and glass and brokerage of recycled materials. Ancillary operations, mainly residue recycling (through 2002), major customer accounts and earnings from equity method investees, are included in Other.

	Eastern Region	Central Region	Western Region	FCR Recycling	Other
Year Ended April 30, 2002

Outside revenues	$152,095	$91,935	$65,628	$92,949	$17,460
Inter-segment Revenues	31,889	43,777	14,626	18,299	58
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,525	19,163	1,125	(10,308)	(709)
Depreciation & amortization	21,140	12,758	10,192	4,030	2,501
Interest expense (net)	9,247	2,559	7,434	9,852	1,263
Capital expenditures	15,850	11,856	6,490	2,573	905
Goodwill	108,517	25,212	48,576	37,433	(8)
Total assets	$270,854	$109,673	$104,479	$69,531	$67,074

	Eliminations	Total
Year Ended April 30, 2002

Outside revenues	$—	$420,067
Inter-segment Revenues	(108,649)	—
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	—	10,796
Depreciation & amortization	—	50,621
Interest expense (net)	—	30,355
Capital expenditures	—	37,674
Goodwill	—	219,730
Total assets	$—	$621,611

	Eastern Region	Central Region	Western Region	FCR Recycling	Other
Year Ended April 30, 2003

Outside revenues	$153,318	$90,524	$68,451	$92,981	$14,244
Inter-segment Revenues	39,444	43,253	13,740	22,447	1
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(6,342)	19,118	2,577	(4,320)	(6,964)
Depreciation & amortization	22,706	11,531	8,204	3,375	2,063
Interest expense (net)	10,097	(204)	6,811	10,233	(901)
Capital expenditures	16,200	9,734	9,874	4,900	1,217
Goodwill	56,734	25,485	49,847	27,616	—
Total assets	$238,570	$107,694	$110,045	$64,989	$81,398

	Eliminations	Total
Year Ended April 30, 2003

Outside revenues	$—	$419,518
Inter-segment Revenues	(118,885)	—
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	—	4,069
Depreciation & amortization	—	47,879
Interest expense (net)	—	26,036
Capital expenditures	—	41,925
Goodwill	—	159,682
Total assets	$—	$602,696

	Eastern Region	Central Region	Western Region	FCR Recycling	Other
Year Ended April 30, 2004

Outside revenues	$167,371	$100,789	$77,669	$75,366	$16,766
Inter-segment Revenues	50,731	48,458	15,930	3,635	—
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(12,128)	18,120	1,213	5,646	(7,467)
Depreciation & amortization	30,986	12,778	9,899	3,910	2,023
Interest expense (net)	12,820	(639)	7,357	4,313	1,398
Capital expenditures	25,716	14,410	13,771	2,769	1,669
Goodwill	56,260	28,684	50,918	21,368	—
Total assets	$298,575	$114,630	$122,109	$59,457	$81,506

	Eliminations	Total
Year Ended April 30, 2004

Outside revenues	$—	$437,961
Inter-segment Revenues	(118,754)	—
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	—	5,384
Depreciation & amortization	—	59,596
Interest expense (net)	—	25,249
Capital expenditures	—	58,335
Goodwill	—	157,230
Total assets	$—	$676,277

Amounts of our total revenue attributable to services provided are as follows:

	Fiscal Year
	2002	2003	2004
Collection	$196,863	$196,478	$214,039
Landfill / disposal facilities	57,449	59,942	69,639
Transfer	45,597	47,478	51,631
Recycling	64,340	78,892	99,362
Brokerage	50,125	36,728	3,290
Other (1)	5,693	—	—

Total	$420,067	$419,518	$437,961

(1)                                  Other revenues consist of revenues from entities divested during fiscal 2002, including Timber Energy and Multitrade.

21.          QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of certain items in the Consolidated Statements of Operations by quarter for fiscal years 2003 and 2004.

Fiscal Year 2003	First Quarter(1)(2)(3)	Second Quarter(1)(3)	Third Quarter(1)(3)	Fourth Quarter(3)
Revenues	$115,721	$114,241	$95,460	$94,096
Operating income	11,419	13,638	8,495	212
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	2,558	4,696	(793)	(2,383)
Net (loss) income available to common stockholders	(62,071)	3,860	(1,561)	(3,130)
Income per common share:
Basic:
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	0.08	0.17	(0.07)	(0.13)
Net (loss) income available to common stockholders	(2.62)	0.16	(0.07)	(0.13)
Diluted:
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	0.08	0.16	(0.07)	(0.13)
Net (loss) income available to common stockholders	(2.62)	0.16	(0.07)	(0.13)

Fiscal Year 2004	First Quarter(3)	Second Quarter(3)	Third Quarter(3)	Fourth Quarter(3)
Revenues	$113,448	$111,548	$104,144	$108,821
Operating income	10,319	10,169	7,362	4,857
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	3,465	5,709	1,487	(5,269)
Net (loss) income available to common stockholders	5,396	4,886	672	(6,101)
Income per common share:
Basic:
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting	0.11	0.20	0.03	(0.25)
Net (loss) income available to common stockholders	0.22	0.20	0.03	(0.25)
Diluted:
(Loss) income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	0.11	0.20	0.03	(0.25)
Net (loss) income available to common stockholders	0.22	0.20	0.03	(0.25)

(1)               In the fourth quarter of fiscal 2003, the Company entered into negotiations with former employees for the transfer of the Company’s domestic brokerage operations and a commercial recycling business and in June 2003, the Company completed the transaction.  The commercial recycling business had been accounted for as a discontinued operation since fiscal 2001.  Due to the nature of the transaction, the Company could not retain discontinued accounting treatment for this operation.  Therefore, the commercial recycling operating results have been reclassified from discontinued to continuing operations for fiscal years 2001, 2002 and 2003 and the above quarterly summary data has been revised from amounts previously reported.

(2)               The Company revised results for the first quarter of fiscal 2003 to include additional goodwill impairment in the amount of $1,100, net of taxes, relating to our waste-to-energy operations, Maine Energy.  The Company previously reported goodwill impairment upon the adoption of SFAS 142 in the amount of $62,800, net of taxes.

(3)   The Company divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations for fiscal years 2002, 2003 and 2004 and the above quarterly summary data has been revised from amounts previously reported.

22.          CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The senior subordinated notes are guaranteed jointly and severally, fully and unconditionally by the Company’s significant wholly-owned subsidiaries. The Parent is the issuer and non-guarantor of the senior subordinated notes. The information which follows presents the condensed consolidating financial position as of April 30, 2003 and 2004; the condensed consolidating results of operations for the years ended April 30, 2002, 2003 and 2004; and the condensed consolidating statements of cash flows for the years ended April 30, 2002, 2003 and 2004 of (a) the parent company only (“the Parent”), (b) the combined guarantors (“the Guarantors”), each of which is 100% wholly-owned by the Parent, (c) the combined non-guarantors (“the Non-Guarantors”), (d) eliminating entries and (e) the Company on a consolidated basis.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF APRIL 30, 2003

(In thousands)

	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,188	$2,686	$778	$—	$15,652
Prepaid expenses	1,121	3,803	155	—	5,079
Inventory	—	1,740	—	—	1,740
Deferred taxes	3,504	—	771	—	4,275
Other current assets	1,722	46,140	11,724	—	59,586
Total current assets	18,535	54,369	13,428	—	86,332

Property, plant and equipment, net of accumulated depreciation and amortization	2,996	294,109	5,223	—	302,328
Intangible assets, net	—	162,696	—	—	162,696
Deferred income taxes	—	—	—	—	—
Investment in subsidiaries	(44,742)	—	—	44,742	—
Investments in unconsolidated entities	7,778	31,341	—	(4,379)	34,740
Assets under contractual obligation	—	3,844	—	—	3,844
Other non-current assets	11,046	1,238	472	—	12,756

	(22,922)	493,228	5,695	40,363	516,364

Intercompany receivable	507,840	(509,887)	(2,312)	4,359	—

	$503,453	$37,710	$16,811	$44,722	$602,696

	Parent	Guarantors	Non - Guarantors	Elimination	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long term debt	$1,500	$1,777	$1,257	—	$4,534
Accounts payable	1,350	31,832	108	—	33,290
Accrued payroll and related expenses	1,368	6,015	—	—	7,383
Accrued interest	5,373	2	—	—	5,375
Accrued capping, closure and post-closure costs, current portion	—	2,286	676	—	2,962
Other current liabilities	2,000	6,557	8,655	—	17,212

Total current liabilities	11,591	48,469	10,696	—	70,756

Long-term debt, less current maturities	298,500	2,318	1,571	—	302,389
Capital lease obligations, less current maturities	141	1,828	—	—	1,969
Accrued capping, closure and post closure costs, less current portion	—	21,977	1,010	—	22,987
Deferred income taxes	2,994	—	—	—	2,994
Other long-term liabilities	7,251	10,046	1,328	—	18,625

COMMITMENTS AND CONTINGENCIES

Series A redeemable, convertible preferred stock, 55,750 shares authorized, issued and outstanding, liquidation preference of $ 1,000 per share plus accrued but unpaid dividends	63,824	—	—	—	63,824

STOCKHOLDERS’ EQUITY:
Class A common stock -
Authorized - 100,000,000 shares, $0.01 par value issued and outstanding - 22,769,000 shares	228	101	100	(201)	228
Class B common stock -
Authorized – 1,000,000 shares, $0.01 par value 10 votes per share, issued and outstanding - 988,000 shares	10	—	—	—	10
Accumulated other comprehensive income	542	1,190	—	(1,190)	542
Additional paid-in capital	270,068	47,885	2,825	(50,710)	270,068
Accumulated deficit	(151,696)	(96,104)	(719)	96,823	(151,696)

Total stockholders’ equity	119,152	(46,928)	2,206	44,722	119,152

	$503,453	$37,710	$16,811	$44,722	$602,696

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF APRIL 30, 2004

(In thousands)

	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,805	$(196)	$398	$—	$8,007
Accounts receivable - trade, net of allowance for doubtful accounts	83	48,096	1,283	—	49,462
Prepaid expenses	1,504	3,457	—	(797)	4,164
Other current assets	5,436	2,494	13,247	—	21,177
Total current assets	14,828	53,851	14,928	(797)	82,810

Property, plant and equipment, net of accumulated depreciation and amortization	2,764	367,589	1,685	—	372,038
Intangible assets, net	—	157,230	—	—	157,230
Deferred income taxes	5,631	—	—	—	5,631
Investment in subsidiaries	(35,115)	—	—	35,115	—
Investments in unconsolidated entities	13,105	29,188	—	(4,379)	37,914
Assets under contractual obligation	—	2,148	—	—	2,148
Other non-current assets	11,849	6,537	120	—	18,506
	(1,766)	562,692	1,805	30,736	593,467

Intercompany receivable	553,154	(555,465)	(2,069)	4,380	—

	$566,216	$61,078	$14,664	$34,319	$676,277

	Parent	Guarantors	Non - Guarantors	Elimination	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long term debt	$1,500	$1,942	$2,100	$—	$5,542
Accounts payable	1,780	37,516	738	—	40,034
Accrued interest	6,022	2	—	—	6,024
Accrued capping, closure and post-closure costs, current portion	—	1,928	543	—	2,471
Other current liabilities	4,787	18,354	10,956	(797)	33,300
Total current liabilities	14,089	59,742	14,337	(797)	87,371

Long-term debt, less current maturities	347,957	1,206	—	—	349,163
Capital lease obligations, less current maturities	—	1,367	—	—	1,367
Accrued capping, closure and post closure costs, less current portion	—	21,453	1,299	—	22,752
Other long-term liabilities	7,039	10,040	1,414	—	18,493

COMMITMENTS AND CONTINGENCIES

Series A redeemable, convertible preferred stock, 55,750 shares authorized, issued and outstanding, liquidation preference of $1,000 per share plus accrued but unpaid dividends	67,076	—	—	—	67,076

STOCKHOLDERS’ EQUITY:
Class A common stock -
Authorized - 100,000,000 shares, $0.01 par value issued and outstanding - 23,496,000 shares	235	101	100	(201)	235
Class B common stock -
Authorized - 1,000,000 shares, $0.01 par value 10 votes per share, issued and outstanding - 988,000 shares	10	—	—	—	10
Accumulated other comprehensive income	408	1,933	—	(1,933)	408
Additional paid-in capital	272,993	48,270	2,595	(50,865)	272,993
Accumulated deficit	(143,591)	(83,034)	(5,081)	88,115	(143,591)

Total stockholders’ equity	130,055	(32,730)	(2,386)	35,116	130,055

	$566,216	$61,078	$14,664	$34,319	$676,277

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FISCAL YEAR ENDED APRIL 30, 2002

(In thousands)

	Parent	Guarantors	Non - Guarantors	Elimination	Consolidated

Revenues	$—	$417,332	$12,232	$(9,497)	$420,067

Operating expenses:
Cost of operations	4,057	272,919	8,482	(9,497)	275,961
General and administration	(333)	53,856	644	—	54,167
Depreciation and amortization	1,765	48,412	444	—	50,621
Restructuring charge	(438)	—	—	—	(438)
	5,051	375,187	9,570	(9,497)	380,311
Operating income (loss)	(5,051)	42,145	2,662	—	39,756

Other expense/(income), net:
Interest income	(29,858)	(1,896)	(254)	31,104	(904)
Interest expense	31,183	31,171	9	(31,104)	31,259
(Income) loss from equity method investments	(19,390)	(1,899)	—	19,390	(1,899)
Minority interest	—	—	(154)	—	(154)
Other (income)/expense, net	1,239	(6,251)	530	—	(4,482)
Other expense/(income), net	(16,826)	21,125	131	19,390	23,820

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	11,775	21,020	2,531	(19,390)	15,936
Provision for income taxes	4,044	29	1,067	—	5,140

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	7,731	20,991	1,464	(19,390)	10,796
Loss from discontinued operations	—	(109)	—	—	(109)
Estimated loss on disposal of discontinued operations, net	—	(4,096)	—	—	(4,096)
Reclassification adjustment from discontinued operations	—	1,140	—	—	1,140
Cumulative effect of change in accounting principle, net	(250)	—	—	—	(250)
Net income (loss)	7,481	17,926	1,464	(19,390)	7,481
Preferred stock dividend	3,010	—	—	—	3,010
Net income (loss) available to common stockholders	$4,471	$17,926	$1,464	$(19,390)	$4,471

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FISCAL YEAR ENDED APRIL 30, 2003

(In thousands)

	Parent	Guarantors	Non - Guarantors	Elimination	Consolidated

Revenues	$—	$415,432	$13,949	$(9,863)	$419,518

Operating expenses:
Cost of operations	(926)	274,979	13,389	(9,863)	277,579
General and administration	(3)	54,887	548	—	55,432
Depreciation and amortization	1,812	43,798	2,269	—	47,879
Impairment charge	400	4,464	—	—	4,864
	1,283	378,128	16,206	(9,863)	385,754
Operating income	(1,283)	37,304	(2,257)	—	33,764

Other expense/(income), net:
Interest income	(27,864)	(3,398)	(160)	31,104	(318)
Interest expense	26,826	30,232	400	(31,104)	26,354
(Income) loss from equity method investments	50,277	(2,073)	—	(50,277)	(2,073)
Loss on debt extinguishment	3,649	—	—	—	3,649
Minority interest	—	—	(152)	—	(152)
Other (income)/expense, net	1,420	(2,536)	(483)	—	(1,599)
Other expense/(income), net	54,308	22,225	(395)	(50,277)	25,861

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(55,591)	15,079	(1,862)	50,277	7,903
Provision (benefit) for income taxes	4,217	21	(404)	—	3,834

Income (loss) from continuing operations before dicontinued operations and cumulative effect of change in accounting principle	(59,808)	15,058	(1,458)	50,277	4,069
Loss on discontinued operations	—	(11)	—	—	(11)
Reclassification adjustment from discontinued operations, net	—	50	—	—	50
Cumulative effect of change in accounting principle, net	—	(63,916)	—	—	(63,916)
Net (loss) income	(59,808)	(48,819)	(1,458)	50,277	(59,808)
Preferred stock dividend	3,094	—	—	—	3,094
Net (loss) income available to common stockholders	$(62,902)	$(48,819)	$(1,458)	$50,277	$(62,902)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FISCAL YEAR ENDED APRIL 30, 2004

(In thousands)

	Parent	Guarantors	Non - Guarantors	Elimination	Consolidated

Revenues	$—	$430,952	$16,849	$(9,840)	$437,961

Operating expenses:
Cost of operations	(935)	282,771	14,167	(9,840)	286,163
General and administration	69	56,856	907	—	57,832
Depreciation and amortization	1,793	51,524	6,279	—	59,596
Impairment Charge	—	925	738	—	1,663
	927	392,076	22,091	(9,840)	405,254
Operating income (loss)	(927)	38,876	(5,242)	—	32,707

Other expense/(income), net:
Interest income	(24,587)	(1,363)	(97)	25,796	(251)
Interest expense	25,745	25,363	188	(25,796)	25,500
(Income) loss from equity method investments	(8,716)	(2,261)	—	8,716	(2,261)
Other expense/(income), net:	(289)	6,338	(100)	—	5,949
Other expense/(income), net	(7,847)	28,077	(9)	8,716	28,937

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of of change in accounting principle	6,920	10,799	(5,233)	(8,716)	3,770
(Benefit) provision for income taxes	(1,185)	9	(438)	—	(1,614)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	8,105	10,790	(4,795)	(8,716)	5,384
Loss from discontinued operations, net	—	(2)	—	—	(2)
Cumulative effect of change in accounting principle, net	—	2,518	205	—	2,723
Net income (loss)	8,105	13,306	(4,590)	(8,716)	8,105
Preferred stock dividend	3,252	—	—	—	3,252
Net income (loss) available to common stockholders	4,853	13,306	(4,590)	(8,716)	4,853

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FISCAL YEAR ENDED APRIL 30, 2002

(In thousands)

	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated

Net Cash Provided by (Used In) Operating Activities	$(10,523)	$77,115	$(401)	$1,496	$67,687
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(647)	(36,986)	(41)	—	(37,674)
Proceeds from divestitures, net of cash divested		31,216			31,216
Other	3,530	(1,578)	(5,027)	—	(3,075)
Net Cash Provided by (Used In) Investing Activities	2,883	(7,348)	(5,068)	—	(9,533)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	70,984	—	2,400	—	73,384
Principal payments on long-term debt	(141,103)	(5,710)	(196)	—	(147,009)
Proceeds from exercise of stock options	3,560	—	—	—	3,560
Intercompany borrowings	64,955	(68,425)	4,966	(1,496)	—
Net Cash Provided by (Used In) Financing Activities	(1,604)	(74,135)	7,170	(1,496)	(70,065)
Cash Provided (used in) discontinued operations	759	(6,551)	—	—	(5,792)
Net (decrease) increase in cash and cash equivalents	(8,485)	(10,919)	1,701	—	(17,703)
Cash and cash equivalents, beginning of period	12,847	8,542	612	—	22,001
Cash and cash equivalents, end of period	$4,362	$(2,377)	$2,313	$—	$4,298

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FISCAL YEAR ENDED APRIL 30, 2003

(In thousands)

	Parent	Guarantors	Non- Guarantors	Elimination	Consolidated

Net Cash Provided by (Used In) Operating Activities	$3,861	61,782	$2,534	$(3,225)	$64,952
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired		(18,068)			(18,068)
Additions to property, plant and equipment	(369)	(39,509)	(2,047)	—	(41,925)
Other	(5,329)	4,114	—	—	(1,215)
Net Cash Used In Investing Activities	(5,698)	(53,463)	(2,047)	—	(61,208)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	376,737	2,541	1,243	—	380,521
Principal payments on long-term debt	(354,558)	(5,902)	(1,445)	—	(361,905)
Deferred financing costs	(11,466)	—	—	—	(11,466)
Proceeds from exercise of stock options	460	—	—	—	460
Intercompany borrowings	(1,510)	105	(1,820)	3,225	—
Net Cash Provided by (Used In) Financing Activities	9,663	(3,256)	(2,022)	3,225	7,610
Net increase (decrease) in cash and cash equivalents	7,826	5,063	(1,535)	—	11,354
Cash and cash equivalents, beginning of period	4,362	(2,377)	2,313	—	4,298
Cash and cash equivalents, end of period	$12,188	$2,686	$778	$—	$15,652

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FISCAL YEAR ENDED APRIL 30, 2004

(In thousands)

	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated

Net Cash Provided by Operating Activities	$1,601	64,562	$3,735	$—	$69,898
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	—	(31,947)	—	—	(31,947)
Acquisitions of landfill operating lease contracts	—	(32,223)	—	—	(32,223)
Additions to property, plant and equipment	(6,047)	(49,547)	(2,741)	—	(58,335)
Proceeds from divestitures	—	4,984	—	—	4,984
Advances to unconsolidated entities	(7,332)	—	—	—	(7,332)
Other	—	1,195	—	—	1,195
Net Cash Used In Investing Activities	(13,379)	(107,538)	(2,741)	—	(123,658)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	193,285	2,018	—	—	195,303
Principal payments on long-term debt	(146,626)	(2,667)	(1,269)	—	(150,562)
Deferred financing costs	(2,632)	—	—	—	(2,632)
Proceeds from exercise of stock options	4,006	—	—	—	4,006
Intercompany borrowings	(40,638)	40,743	(105)	—	—
Net Cash Provided by (Used in) Financing Activities	7,395	40,094	(1,374)	—	46,115
Net decrease in cash and cash equivalents	(4,383)	(2,882)	(380)	—	(7,645)
Cash and cash equivalents, beginning of period	12,188	2,686	778	—	15,652
Cash and cash equivalents, end of period	$7,805	$(196)	$398	$—	$8,007

23.          SUBSEQUENT EVENT

The Company divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations in fiscal 2002, 2003 and 2004.  A summary of the operating results of Data Destruction for fiscal 2002, 2003 and 2004 is as follows:

	Fiscal Year
	2002	2003	2004
Revenues	$1,168	$1,345	$1,725
Loss before income taxes	$(138)	$(32)	$(11)
Benefit for income taxes	29	12	1
Net loss from discontinued operations	$(109)	$(20)	$(10)

A summary of the major classes of assets and liabilities is as follows. The balance sheet of Data Destruction is recorded as part of the FCR segment.

	April 30,
	2003	2004
Current assets	$231	$238
Property, plant and equipment, net	479	452
Noncurrent assets	2,414	1,822
	$3,124	$2,512

Current liabilities	$248	$221
Noncurrent liabilities	434	329
Stockholders' equity	2,442	1,962
	$3,124	$2,512

Item 9.01.  Financial Statements and Exhibits

                (c)           Exhibits

                                The Exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 10, 2004	CASELLA WASTE SYSTEMS, INC.

	By:	/s/ Richard A. Norris
Richard A. Norris
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP.